As filed with the Securities and Exchange Commission on May 3, 2006.             Registration Statement No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

HIGH PLAINS URANIUM, INC.
(Exact name of registrant as specified in its charter)

New Brunswick, Canada (State or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	None (I.R.S. Employer Identification No.)

Thomas H. Parker
Chief Executive Officer
1718 Capitol Avenue
Cheyenne, Wyoming 82001
(307) 433-8708
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________
Copies to:
Henry I. Rothman Thomas M. Rose Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 Tel: (212) 704-6000 Fax: (212) 704-6288	Walied Soliman Ali Kermalli Ogilvy Renault LLP 200 Bay Street, Suite 3800 Royal Bank Plaza, South Tower Toronto, Ontario Canada M5J 2Z4 Tel: (416) 216-4000 Fax: (416) 216-3930
_______________

Approximate date of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐
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CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1) (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares	44,078,557	$0.88	$38,789,130.16	$4,150.44
(1) U.S. dollar amounts are calculated on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on April 28, 2006. On such date, the noon buying rate was Cdn$1.00 = $0.8926.
(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating the amount of the registration fee using the Cdn$0.99 average of the high and low sales price for the registrant’s common shares on the Toronto Stock Exchange on April 28, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

(Subject to Completion, Dated May 3, 2006)

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

High Plains Uranium, Inc.

44,078,557 Common Shares

This prospectus relates to up to 40,948,557 Common Shares and up to 3,130,000 Common Shares that may be issued as the result of the exercise of warrants which may be sold from time to time by selling shareholders of High Plains Uranium, Inc. named herein or their pledgees, donees or successors. The shares are being registered to permit the selling shareholders to sell shares from time to time in the public market. The price at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. The selling shareholders will receive all of the net proceeds from the sale of the Common Shares. We will, however, receive the respective exercise price of the warrants which may occur prior to the sale of the underlying Common Shares by a selling shareholder.

Our Common Shares are traded on the Toronto Stock Exchange under the symbol “HPU.” On May 2, 2006, the last trading day prior to the filing of the registration statement, the closing sale price of our Common Shares on the Toronto Stock Exchange was Cdn$0.97. There is currently no public market for our Common Shares in the United States.

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Before purchasing any of the Common Shares covered by this prospectus, carefully read and consider the risk factors included in the section entitled “Risk Factors” beginning on page . Investing in our Common Shares is speculative, and you could lose all of your investment.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Common Shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________

The date of this prospectus is __________, 2006

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY	2
CURRENCY AND EXCHANGE RATES	5
SUMMARY CONSOLIDATED FINANCIAL DATA	6
RISK FACTORS	8
FORWARD-LOOKING STATEMENTS	17
USE OF PROCEEDS	18
DIVIDEND POLICY	18
CAPITALIZATION	18
RECENT SHARE PRICE HISTORY	19
SELECTED CONSOLIDATED FINANCIAL DATA	20
CURRENCY RISK	29
BUSINESS	30
SUMMARY COMPENSATION TABLE	77
RELATED PARTY TRANSACTIONS	79
SELLING SHAREHOLDERS	83
PLAN OF DISTRIBUTION	86
DESCRIPTION OF CAPITAL STOCK	88
LIMITATION ON ENFORCEMENT OF CIVIL JUDGMENTS	89
SHARES ELIGIBLE FOR FUTURE SALE	90
MATERIAL INCOME TAX CONSEQUENCES	91
LEGAL MATTERS	97
EXPERTS	97
TRANSFER AGENT AND REGISTRAR	98
WHERE YOU CAN FIND MORE INFORMATION	98
GLOSSARY OF GEOLOGICAL AND MINING TERMS	G-1
SIGNATURES	II-5
POWER OF ATTORNEY	II-5
EXHIBIT INDEX	II-6
___________________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. If the Securities and Exchange Commission declares the registration statement effective, the selling shareholders named beginning on page may sell up to 44,078,557 Common Shares. We will update this prospectus from time to time to include new information about us, and we will file supplements to the prospectus with the Securities and Exchange Commission. You should carefully read this prospectus, any prospectus supplement, and the information we from time to time file with Securities and Exchange Commission as described under the caption “Where You Can Find Additional Information.” In this prospectus, unless the context otherwise requires, “High Plains,” “we,” “us,” and “our” refer to High Plains Uranium, Inc.; our wholly-owned subsidiary High Plains Uranium, Inc., incorporated in the State of Idaho; and our wholly-owned subsidiary High Plains Uranium, Inc., incorporated in the State of Alaska.

You should rely only on the information provided in this prospectus or included in any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. Prospective investors should consider carefully the information discussed under “Risk Factors,” beginning on page . An investment in our securities presents substantial risks, and you could lose all or substantially all of your investment. In this prospectus, references to “U.S. dollars” or “US$” are to the currency of the United States, and references to “Canadian dollars” or “Cdn$” are the currency of Canada.

We are a Canadian mining company currently engaged in the acquisition and exploration of partially evaluated uranium properties, focusing on the States of Wyoming and Texas. Subject to completion of additional drilling, a favorable bankable feasibility study, permitting and raising sufficient capital, we seek to become a uranium producer from one or both of our current projects utilizing the in-situ leach mining technology.

We currently hold interests in approximately 1,172 acres of mineral rights, approximately 5,561 acres of surface rights and approximately 2,469 acres of federal lode claims in two separate property groups known as the Sand Draw property and the Bear Creek property, both located in the Allemand Ross region of Wyoming. These two properties are collectively referred to as High Plains’ Allemand Ross project. Exploration work conducted by Continental Oil Company and Power Reactor and Nuclear Fuel Development Corporation in the early 1970s and 1980s on the Allemand Ross project estimated that the Sand Draw property contained approximately 970,000 pounds of recoverable uranium in the “indicated resource” category (214,000 short tons at 0.32% U3O8 grade) and approximately 3,790,000 pounds of recoverable uranium in the “inferred resource” category (1,400,000 short tons at 0.19% U3O8 grade) and that the Bear Creek property contained approximately 827,700 pounds of recoverable uranium in the “inferred resource” category (361,300 short tons at 0.16% U3O8 grade). See “Business - Allemand Ross Project.”

We currently hold interests in approximately 3,251 acres of mineral rights and 4,224 acres of surface rights in three separate property groups known as the Wallace Ranch property, the Johnson property and Seager-Salvo property all located in the Swinney Switch district of Texas. These three properties are collectively referred to as High Plains’ Swinney Switch project. Exploration work conducted by TXO Minerals, an exploration group established by Texas Oil and Gas Company, in the late 1970s on the Swinney Switch Project estimated that the Wallace Ranch property contained approximately 1,200,000 pounds of in-situ uranium. In situ uranium is uranium that has not been moved from its original position. See “Business - Swinney Switch Project.”

All of the estimates provided are historical, and apply definitions recognized and required by Canadian regulations that are not recognized by the United States Securities and Exchange Commission. See “Business - Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources.” No mineral reserve or mineral resource estimates have been prepared by us. The classification categories in these estimates used internal nomenclature that was not based upon the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Standards on Mineral Resources and Reserves Definitions and Guidelines adopted by the CIM Council on August 20, 2000, as the estimates were prepared prior to the implementation of these guidelines. Micon International Limited has reviewed the methodology and data that was used in the preparation of these estimates and considers that the internal classification categories employed generally comply with the CIM guidelines in effect today. Micon considers that these estimates are of sufficient reliability to provide an order-of-magnitude estimate of the amount of uranium recoverable from these mineralized deposits and is of sufficient quality to form the basis for further work. See “Risk Factors - We are an exploration-stage company with a very limited operating history and our estimates of mineralization are only preliminary based primarily on past drilling data which may not reflect the actual deposits or the economic viability of extraction.” As of the date of this prospectus, we are not in possession of any more recent estimates or data on the Bear Creek property or the Sand Draw property in Wyoming or the Wallace Ranch property in Texas. We are currently assembling and acquiring data on the Johnson property and Seager-Salvo property. As of the date of this prospectus, we are not in possession of sufficient data to provide reliable estimates on the poundage and quality of the potential uranium resources which may exist on these two properties. No mineral reserve or mineral resource estimates have been conducted by us on the Johnson property or the Seager-Salvo property.

In addition to the Allemand Ross project and Swinney Switch project, we have acquired additional previously explored uranium interests throughout the western United States and Texas. See “Business - Other Projects.”

High Plains Uranium, Inc. was incorporated under the laws of the province of New Brunswick, Canada on February 8, 2005. We were established to be the Canadian holding company of High Plains Uranium, Inc., a corporation incorporated under the laws of the State of Idaho on April 6, 2004, and High Plains Uranium, Inc., a corporation incorporated under the laws of the State of Alaska. Our executive offices are located at 1718 Capitol Avenue, Cheyenne, Wyoming 82001 and our telephone number is (307) 433-8708. Our website address is www.hpur.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

On December 16, 2005, we completed an initial public offering in Canada (“IPO”) with a concurrent private placement in the United States of an aggregate of 5,000,000 units at Cdn$1.00 per unit, each unit consisted of one common share and one-half of one common share purchase warrant to purchase one common share at $1.50 until December 16, 2006, for gross proceeds of Cdn$5,000,000.

 THE OFFERING

Common shares offered by the selling shareholders	Up to 44,078,557 Common Shares

Common shares to be outstanding after this offering(1)	48,973,557 Common Shares

Use of proceeds
We will not receive any proceeds from the sale of Common Shares by the selling shareholders. We will, however, receive the respective exercise price upon the exercise of warrants, which may occur prior to the sale of the underlying Common Shares by a selling shareholder. We will use these proceeds for general corporate purposes. See “Use of Proceeds.”

TSX Symbol	“HPU”

Plan of Distribution
The offering is made by the selling shareholders named in this Prospectus, to the extent they sell shares. Sales may be made in the open market or in privately negotiated transactions, at fixed or negotiated prices.

Risk factors
Investing in our Common Shares involves a high degree of risk. You should carefully review and consider the risks set forth under “Risk Factors,” as well as the other information contained in this prospectus before purchasing any of our Common Shares.

(1) Based on the number of shares issued and outstanding on March 31, 2006. This number assumes the issuance of 3,130,000 Common Shares that may be issued upon exercise of common share purchase warrants held by selling shareholders and excludes, as of March 31, 2006 (a) 2,900,000 Common Shares issuable upon the exercise of options under our Long-Term Incentive Plan at a weighted average price of $0.50 per share, (b) 200,000 Common Shares issuable upon the exercise of other options at a weighted average price of $0.25 per share, (c) 2,434,356 options available for future issuance under our Long-Term Incentive Plan and (d) 6,554,640 Common Shares issuable upon the exercise of warrants not held by the selling shareholders. We cannot assure you that the warrants will be exercised by the selling shareholders.

Price Range of Common Shares

Our common stock is traded on the Toronto Stock Exchange under the symbol HPU. Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

The following table sets forth the high and low bid quotations for the common stock for the period ended March 31, 2006.

	High	Low
Period Ended March 31, 2006
Third Quarter	$0.75	$0.66
Fourth Quarter	$1.25	$0.46

On May 2, 2006, the last sale price reported on the Toronto Stock Exchange for our common stock was Cdn$0.97 per share.

CURRENCY AND EXCHANGE RATES

Some of the financial and other information included in this prospectus is presented in Canadian dollars (“Cdn$”). As of April 28, 2006 the noon rate of exchange, as reported by the Federal Reserve Bank of New York for the conversion of United States dollars into Canadian dollars was US$0.8926 (US$1.00 = Cdn$1.1203). Unless otherwise indicated in this prospectus, all references herein are to United States dollars.

Exchange Rate Information

The following tables set forth certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. Each of the tables set forth the number of Canadian dollars required under that formula to buy one United States dollar.

The following table sets forth the exchange rate for the past five fiscal years ended March 31, 2006:

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005	Fiscal Year Ended March 31, 2004	Fiscal Year Ended March 31, 2003	Fiscal Year Ended March 31, 2002
Average (1)	1.1871	1.2753	1.3622	1.5447	1.5671

(1) The average of the exchange rates for each period are calculated by using the average of the exchange rates on the last day of each month during the period indicated.

The following table sets forth the high and low exchanges rates for each month under the most recently completed six months:

	Month
	November 2005	December 2005	January 2006	February 2006	March 2006	April 2006
High	1.1960	1.1736	1.1726	1.1577	1.1722	1.1718
Low	1.1656	1.1507	1.1436	1.1379	1.1320	1.1203

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read our summary consolidated financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, all included elsewhere in this prospectus.

The summary of selected financial information of High Plains prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) as of and for the periods indicated and should be read in conjunction with the audited consolidated financial statements of High Plains for the period commencing from the date of incorporation on April 6, 2004 to March 31, 2005 and the unaudited interim consolidated financial statements of High Plains for the nine months ended December 31, 2005. Our results for the nine months ended December 31, 2005 are not necessarily indicative of the results to be expected for the year ending March 31, 2006. We prepare our financial statements in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 14 to our audited consolidated financial statements for the period commencing from the date of incorporation on April 6, 2004 to March 31, 2005 and note 10 to our unaudited interim consolidated financial statements for the nine months ended December 31,2005 included elsewhere in this prospectus.

Canadian GAAP:

	Nine months ended December 31, 2005	Period ended March 31, 2005
	(unaudited)

Statement of operations
Expenses:
Consulting	$520,072	$600,569
Payroll and payroll burden	339,786	-
Stock option compensation	207,666	75,800
General and administration	492,702	145,743
Professional fees	222,351	54,674
Loss on sale of investments	-	17,347
Interest	17,042	36,074
Write-down of marketable securities	138,310	22,047
Accretion of convertible notes	9,294	15,306
Amortization	6,619	2,454
Loss from operations	(1,953,842)	(970,014)
Dividend income	451	38
Interest Income	114,361	-
Loss for the period	$(1,839,030)	$(969,976)

Loss per share, basic and diluted	$(0.08)	$(0.13)

	December 31, 2005	March 31, 2005
	(unaudited)

Cash and cash equivalents	$3,668,950	$510,486
Total assets	11,302,799	7,948,541
Total current liabilities	402,446	667,762
Total shareholders’ equity	10,740,353	7,120,779

United States GAAP:

	Nine months ended December 31, 2005	Period ended March 31, 2005
	(unaudited)

Loss for the period	$(2,746,341)	$(1,362,661)
Loss per share, basic and diluted	(0.13)	(0.18)

	December 31, 2005	March 31, 2005
	(unaudited)

Cash and cash equivalents	$3,668,950	$510,486
Total assets	10,058,601	7,579,163
Total current liabilities	402,446	636,315
Total shareholders’ equity	11,078,810	7,458,710

RISK FACTORS

An investment in our securities should be considered highly speculative due to various factors, including the nature of our business and the present stage of our development. An investment in our securities should only be undertaken by persons who have sufficient financial resources to afford the total loss of their investment. In addition to the usual risks associated with investment in a business, the following is a general description of significant risk factors which should be considered.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

Uranium exploration is highly speculative in nature and there can be no certainty of our successful development of profitable commercial mining operations.

The exploration for and development of uranium properties involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices which are highly cyclical; drilling and other related costs which appear to be rising; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

Although we do not currently operate a mine on any of our properties, we intend to pursue the development of uranium mines at the Allemand Ross Project and the Swinney Switch Project. There is no certainty that the expenditures made by us towards the search and evaluation of mineral deposits will result in discoveries of commercial quantities of ore.

Mining operations generally involve a high degree of risk.

Such operations are subject to all the hazards and risks normally encountered in the exploration, development and production of uranium and other base or precious metals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Mining operations could also experience periodic interruptions due to bad or hazardous weather conditions and other acts of God. Milling operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability.

If any of these risks and hazards adversely affect our mining operations or our exploration activities, they may: (i) increase the cost of exploration, development or production to a point where it is no longer economically feasible to continue operations; (ii) require us to write down the carrying value of one or more mines or a property; (iii) cause delays or a stoppage in the exploration, development or production of copper; (iv) result in damage to or destruction of mineral properties or processing facilities; and (v) result in personal injury or death or legal liability. All of these adverse consequences may have a material adverse effect on our financial condition, results of operation, and our future cash flows.

We are an exploration-stage company with a very limited operating history and our estimates of mineralization are only preliminary based primarily on past drilling data which may not reflect the actual deposits or the economic viability of extraction.

Categories of inferred, indicated and measured mineral resources are recognized in order of increasing geological confidence. However, mineral resources are not equivalent to mineral reserves and do not have demonstrated economic viability. There can be no assurance that mineral resources in a lower category may be converted to a higher category, or that mineral resources may be converted to mineral reserves. Inferred mineral resources cannot be converted into mineral reserves as the ability to assess geological continuity is not sufficient to demonstrate economic viability. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to indicated or measured mineral resources with sufficient geological continuity to constitute proven and probable mineral reserves as a result of continued exploration.

There is a degree of uncertainty to the estimation of mineral reserves and mineral resources and corresponding grades being mined or dedicated to future production. The estimating of mineralization is a subjective process and the accuracy of estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any mineralization estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ significantly from our estimates. Until mineral reserves or mineral resources are actually mined and processed, the quantity of mineral and reserve grades must be considered as estimates only. In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, metal prices. Any material change in quantity of mineral reserves, mineral resources, grade or stripping ratio may affect the economic viability of the properties. In addition, there can be no assurance that recoveries in small scale laboratory tests will be duplicated in a larger scale tests under on-site conditions or during production. Fluctuation in uranium prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. Estimates may have to be recalculated based on changes in mineral prices or further exploration or development activity. This could materially and aversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence estimates. Any material reductions in estimates of mineral reserves and mineral resources, or of our ability to extract these mineral reserves, could have a material adverse effect on our financial condition, results of operations and future cash flows.

The marketability of uranium is subject to numerous factors beyond our control.

The price of uranium may experience volatile and significant price movements over short periods of time. Factors that impact on the price of uranium include demand for nuclear power, political and economic conditions in uranium-producing and consuming nations, reprocessing of spent fuel and re-enrichment of depleted uranium tails or waste, sales of excess civilian and military inventories (including from dismantling nuclear weapons) by governments and industry participants and products levels and costs of production. These factors could negatively impact the price for uranium and lower uranium prices would negatively impact our future profitability. We do not have a hedging policy to protect us from a decline in uranium pricing and have no intention to establish one while we are in the exploratory phases of our operations. In addition, we may not have the ability to purchase hedging instruments in the future. Hedging instruments may also not protect us adequately from fluctuations in the market price of uranium.

There are a limited number of customers available in our target market.

A small number of electric utilities worldwide buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in demand by electric utilities for newly-produced uranium would adversely affect our business.

We are dependent upon continued public acceptance of nuclear energy.

Because of unique political, technological and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks which could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry. An accident at a nuclear reactor anywhere in the world could impact the continuing acceptance of nuclear energy and the future prospects for nuclear generation, which may have a material adverse effect on our business.

We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

Environmental hazards may exist on the properties which are unknown to us at present and which have been caused by previous or existing owners or operators of the properties. We are subject to potential risks and liabilities associated with pollution of the environment and disposal of waste products from our mining activities. Reclamation costs are uncertain and planned expenditures estimated by management may differ from the actual expenditures required.

The payment of any liabilities or the costs that we may incur to remedy environmental impacts would reduce funds otherwise available to us for operations. We might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential financial exposure to us may be significant. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal or waste products occurring from exploration and production) as it is not generally available at what we believe to be a reasonable price.

Our business could be adversely affected if we fail to comply with extensive government regulations or fail to obtain, renew or comply with necessary licenses and permits.

Our mineral exploration and planned development activities are subject to various laws governing prospecting, mining, development, production, taxes, labour standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people and other matters. Although we believe our exploration and development activities are currently carried out in accordance with all applicable laws, rules and regulations, no assurance can be given that new laws, rules and regulations will not be enacted or that existing laws, rules and regulations will not be applied in a manner which could limit or curtail production or development.

Amendments to current laws and regulations governing operations or more stringent implementation thereof could have a substantial adverse impact on our business and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Many of our mineral rights and interests are subject to government approvals, licenses and permits. Obtaining necessary permits and licenses can be a complex, time consuming process and we cannot be certain that we will be able to obtain all required permits on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop, delay or restrict us from proceeding with the development of an exploration project or the development and operation of a mine. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of applicable governments or governmental officials. No assurance can be given that we will be successful in maintaining any or all of the various approvals, licenses and permits in full force and effect without modification or revocation. To the extent such approvals are required and not obtained, we may be curtailed or prohibited from continuing or proceeding with planned exploration or development of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Public involvement in the permitting process may delay our acquisition of certain licenses, permits and authorization.

The process of obtaining radioactive materials licenses (which we refer to as “RML”) from the US Nuclear Regulatory Commission and the Texas Department of Health and aquifer exemptions (for injection), production area authorizations and other permits from the Wyoming Department of Environmental Quality and the Texas Commission on Environmental Quality and pursuant to the Environmental Protection Act allow for public participation. If a third party chooses to object to the issuance of any RML or permit required by us, significant delays may occur before we are able to secure an RML or permit. Generally, the public objections can be overcome with the passage of time and through the procedures set forth in the applicable permitting legislation. However, the regulatory agencies must also allow and fully consider public comment according to such procedures and there can be no assurance that we will be successful in obtaining any RML or permit.

Our future prospects may be affected by political decisions about the uranium market.

There can be no assurance that the United States or other government will not enact legislation restricting to whom we can sell uranium or that the United States or other government will not increase the supply of uranium by decommissioning nuclear weapons.

RISKS RELATING TO OUR COMPANY

We have no history of mineral production or mining operations.

We have never had uranium producing properties. There is no assurance that commercial quantities of uranium will be discovered at the Allemand Ross Project, the Swinney Switch Project or other future properties, nor is there any assurance that our exploration program thereon will yield positive results. Even if commercial quantities of uranium are discovered, there can be no assurance that any of our property will ever be brought to a stage where uranium resources can profitably be produced therefrom. Factors which may limit our ability to produce uranium resources from our properties include, but are not limited to, the spot price of uranium, availability of additional capital and financing and the nature of any mineral deposits.

We do not have a history of mining operations and there is no assurance that we will produce revenue, operate profitably or provide a return on investment in the future.

We have a history of losses and expect to incur losses in the future.

As an exploration company that has no production history, we have incurred losses since our inception. From February, 2005 when our exploration activities began, through December 31, 2005, we had no revenues and incurred losses of $2,809,006. We believe that we will be unable to generate enough revenue to offset our operating costs and, therefore, expect to continue to experience losses until we complete our exploration work on the Allemand Ross Project and the Swinney Switch Project, successfully complete feasibility studies and develop the Allemand Ross Project and the Swinney Switch Project into operating mines. There can be no assurance that we will successfully complete our exploration work, develop an operating mine, or achieve or sustain profitability in the future.

We do not have any uranium sales contracts with customers

Most uranium is sold by producers under medium to long-term contracts with nuclear utilities. We have not entered into agreements for the sale of uranium to any customers. Our ability to place our projects into production will be somewhat dependant on our ability to enter into sales contracts with suitable customers.

We may not own all of the uranium in lands we lease in the Swinney Switch Project

We have uranium or other mineral leases, including lease ratifications, from all of the surface owners covering approximately 3,133 acres in the Wallace Ranch Property of the Swinney Switch Project area. However, we do not have uranium or other mineral leases from all the mineral owners in respect of the property. We believe that our uranium deposits are located more than 200 feet below the surface. The surface and mineral estates in these lands were severed prior to June 8, 1983 in instruments that do not specify who is the owner of the uranium in these lands. Therefore, ownership of uranium must be determined by a factual determination of (i) whether the uranium deposits are near the surface; and (ii) whether any reasonable method of mining and production of uranium would consume, deplete, or destroy the surface. This factual determination will depend upon the following factors:

•
If the uranium deposits are within 200 feet of the surface, and any reasonable method of mining and production of those uranium deposits would consume, deplete, or destroy the surface, then the uranium deposits are owned by the surface owners.

•
If uranium deposits are below 200 feet from the surface, but any reasonable method of mining and production of those uranium deposits would consume, deplete, or destroy the surface, then the uranium deposits are owned by the surface owner.

•	If ISL mining of uranium deposits below 200 feet from the surface would not consume, deplete, or destroy the surface, then the mineral owners own the uranium deposits.

It is a factual determination whether in-situ mining of uranium deposits below 200 feet from the surface would consume, deplete, or destroy the surface.

The outcome of the factual determinations described above may affect our ownership of uranium. These factual determinations can only be made in a judicial proceeding in which all potential owners are joined as parties. If an unleased mineral owner brings a judicial proceeding to determine the ownership of uranium on our leased property, it may be determined that we do not own all the uranium and we may be obligated to compensate the unleased mineral owners for that portion of the uranium we have mined, but does not have under lease. An unleased mineral owner could bring such a judicial proceeding to determine the ownership of uranium deposits after we have installed and begun operation of our facilities for mining and production of uranium.

A conclusive answer concerning ownership of uranium on the Wallace Ranch Property can only be given by the finder of facts in a lawsuit involving all necessary parties, in Live Oak County, Texas. However, we believe if such a lawsuit occurred that the surface owner would be found to own the uranium deposits. There is no uncertainty about whether we own the uranium deposits in 1,920 acres out of the 3,133 acres, because our ISL Uranium Lease (the “Lease”) is signed by parties who own 100% of the surface estate and mineral estate in those lands. In addition, our Lease also covers 100% of the surface estate and (i) 50% of the mineral estate under another approximately 199 acres, and (ii) 1/32 of the mineral estate under approximately 1,011 acres. The unleased portion of the mineral estate under the remaining portion of the 3,133 acres is owned of record by five persons and one company, that we have attempted, but have been unable, to locate.

Under Texas law, a lease from one co-owner or co-tenant of the mineral estate in a tract of land permits us to enter on the land and explore for and produce uranium and associated substances without liability for waste or trespass, and requires them only to account to the non-joining co-tenants for their proportionate share of the revenues derived from the uranium produced, less their proportionate share of expenses. We have a Lease from all of the owner(s) of the uranium in a substantial portion of the approximately 3,133 acres. With respect to the remaining acreage, there is a risk that the uranium might be determined to be owned by the holders of the mineral estate, which would mean that (i) the Lease does not cover any portion of the uranium in two small tracts of 5.41 acres and 7.75 acres, and (ii) we would be required to account to any non-joining co-tenants for their share of revenues from the sale of uranium, less their share of the expenses of extracting uranium from the tracts in which the Lease covers some, but not all the mineral estate.

The historical mineral resource estimates for the Allemand Ross Project and the Swinney Switch Project are entirely based on historical drill hole data from past exploration programs

The mineral resource estimates for the Allemand Ross Project are based on historic drill hole data prepared by Conoco and PNC in the 1970s. The mineral resource estimates for the Swinney Switch Project are based on historic drill hole data prepared by TXO in the 1970s. Unknown to us are, among other things: (i) the methods by which drilling was undertaken, (ii) the methods by which sample preparation of the historical drill hole data was analyzed, and (iii) the nature of the assay procedures used. The accuracy of the mineral resource estimates is a function, in part, of the quantity and quality of available data and, given the uncertainties of the resource estimates for the Allemand Ross Project and the Swinney Switch Project, the technical and economic viability of this mineralization has not been demonstrated. There can be no assurance that we will be able to verify the historical drill hole data in the future, nor that we will be able to use the historic drill hole data for calculating future mineral resources. As a result, the unreliability of the historical drill hole data may have an adverse impact on our ability to establish profitable mining operations in the future.

We may not be able to secure good title to the surface or mineral properties which could delay or restrict our exploration and developmental activities.

The acquisition of the right to exploit mineral properties is a very detailed and time consuming process. There can be no guarantee that we have acquired title to any such surface or mineral rights which have been obtained or will be obtained in the future. To the extent they are obtained, titles to our surface or mineral properties may be challenged or impugned and title insurance is generally not available. Our surface or mineral properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by, among other things, undetected defects. Such third party claims could have a material adverse impact on our operations. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties. Our management has been advised that the US federal registry for claims cannot currently be accessed and therefore our disclosure as to staked federal lode claims cannot be verified. Our management, together with our local counsel, is continually assessing such risks, which our management believes are normal course risks for a company at our current stage of development.

Our ability to maintain or increase our production in the future will depend upon our ability to bring new mines into production or to expand the reserves at our existing mines.

Because mines have limited lives based on proven and probable mineral reserves, we will be required to continually replace and expand our mineral reserves as our mines produce uranium. Our ability to maintain or increase our annual production of uranium in the future will be dependent in significant part on our ability to bring new mines into production and to expand mineral reserves at existing mines.

Our insurance coverage does not cover all potential losses.

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or the properties of others, delays in development or mining, monetary losses and possible legal liability.

Although we maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

It may not be commercially economical for us to recover our carrying value of our properties.

Factors which may affect carrying values include, but are not limited to, uranium prices, capital cost estimates, mining, processing and other operating costs, grade and metallurgical characteristics of ore, mine design and timing of production.

We are a small operator in a highly competitive industry and may not have the adequate resources to compete effectively.

Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, we may be unable to acquire rights to exploit additional attractive mining properties on terms we consider acceptable. Accordingly, there can be no assurance that we will acquire any interest in additional operations that would yield reserves or result in commercial mining operations. If we are not able to acquire such interests, this could have an adverse impact on future cash flows, earnings, results of operations and financial condition.

We currently depend on a limited number of mining properties and negative developments affecting the any of the properties could adversely affect our business.

The Allemand Ross Project and the Swinney Switch Project account for most of our mineralization and the potential for the future generation of revenue. Unless we acquire additional properties or projects, any adverse development affecting the Allemand Ross Project or the Swinney Switch Project such as, but not limited to, obtaining financing on commercially suitable terms, hiring suitable personnel and mining contractors, or securing supply agreements on commercially suitable terms, may have a material adverse effect on our financial performance, result of operations and future cash flows.

We will require a significant amount of capital to fund our operations, our ability to obtain additional capital depends on many factors beyond our control and lack of adequate capital could delay or prevent us from achieving profitability.

We will require significant capital in order to fund our operating costs and to carry out plans to develop and bring into production the Allemand Ross Project and the Swinney Switch Project. As well, a portion of our activities may be directed towards the search for, and development of, new uranium deposits which will require significant capital investment to achieve commercial production from any successful exploration efforts. We may require additional financing from external sources, such as through debt financing, equity financing, joint venture relationships, or other means, to meet such requirements. There can be no assurance that such financing will be available to us or, if it is, that it will be offered on acceptable terms. If additional financing is raised through the issuance of our equity or convertible debt securities, the interests of shareholders in our net assets may be diluted. Any failure by us to obtain required financing on acceptable terms could have a material adverse effect on our financial condition, results of operations and liquidity and require us to cancel or postpone planned capital investments. It is reasonable to conclude that we may expend the majority portion of our current cash assets on property acquisitions or on drilling and exploration activities on our current property portfolio, and therefore, it may be reasonably concluded that we may be out of cash within a two year period or less unless we raise further capital.
Certain of our directors and officers serve as directors and officers of other companies in our industry and may have conflicts of interest.

Certain of our directors and officers also serve as directors and/or officers of other companies involved in the exploration and development of uranium properties and consequently there exists the possibility for such directors and officers to be in a position of conflict.

We rely on our management team, outside contractors, experts and other advisors and the loss of any of them, if they cannot be replaced, could have a material adverse effect on our business and financial performance.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our small senior management team, as well as outside contractors, experts and other advisors. In making an investment in our securities, you must be willing to rely to a significant extent on management’s discretion and judgment, as well as the expertise and competence of outside contractors, experts and other advisors that we hire to advise us. The loss of one or more member of senior management, key employees or contractors, if not replaced, could materially adversely affect our operations and financial performance.

Currency fluctuations may adversely affect our costs.

Exchange rate fluctuations may affect the costs that we incur in our exploration activities. We do not currently have, and do not intend to enter into, hedging contracts in connection with currencies. Uranium is generally sold in US dollars. Since we principally raise funds in Canadian dollars, but our costs are incurred principally in US dollars, the appreciation of the US dollar against the Canadian dollar can increase the cost of uranium and other mineral exploration and production in Canadian dollar terms.

RISKS RELATING TO OUR COMMON SHARES AND THE TRADING MARKET

Because our shares are deemed "penny stocks," you may have difficulty selling them in the secondary trading market.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

We have not and do not plan to pay any dividends.

No dividends on the Common Shares have been paid by us to date and we do not currently intend to pay dividends in the future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition and current and anticipated cash needs.

We may, in the future, issue additional Common Shares or other securities, which would reduce investors’ percentage ownership and may dilute the value of our shares.

Our Articles of Incorporation authorize the issuance of an unlimited number of Common Shares without par value and an unlimited number of preferred shares without par value. Additional financing needed to continue exploration and development of the Allemand Ross Project and the Swinney Switch Project may require the issuance of additional Common Shares, preferred shares, warrants or other securities which may result in substantial dilution in the percentage of our shares held by our then existing shareholders. We may value any securities issued in the future on an arbitrary basis. The issuance of additional securities for future services or acquisitions or other corporate actions may also have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the trading market for our Common Shares.

Our Board of Directors may issue, without shareholder approval, preferred shares that have rights and preferences superior to those of Common Shares and that may delay or prevent a change of control. After the offering, there will be no preferred shares outstanding. However, our Board of Directors may set the rights and preferences of any class of preferred shares in its sole discretion without the approval of the holders of Common Shares. The rights and preferences of these preferred shares may be superior to those of the Common Shares. Accordingly, the issuance of preferred shares may adversely affect the rights of holders of Common Shares. The issuance of preferred shares also could have the effect of delaying or preventing a change of control of our company. See “Description of Share Capital.”

You may also experience dilution upon exercise of the common share purchase warrants and vested options.

In the event that all of the outstanding common share purchase warrants and vested options to purchase Common Shares are exercised, there will be an additional 10,605,807 Common Shares available for trading in the public market. The increase in the number of Common Shares in the market will result in the voting power of our existing shareholders and purchasers in the Offering being diluted.

We may be deemed to be a Passive Foreign Investment Company and, as a result, U.S. investors in our company could suffer adverse tax consequences.

A passive foreign investment company, or PFIC, is a non-U.S. corporation that meets an income test and/or an asset test. The income test is met if 75% or more of a corporation’s gross income is “passive income” (generally dividends, interest, rents, royalties, and gains from the disposition of passive assets) in any taxable year. The asset test is met if at least 50% of the average value of a corporation’s assets produce, or are held for the production of, passive income. We have not determined whether or not the IRS would treat us as a PFIC for U.S. federal income tax purposes. If we were treated as a PFIC, a U.S. holder of our Common Shares could be subject to substantially increased tax liability, possibly including an interest charge, upon the sale or other disposition of the U.S. holder’s Common Shares or upon the receipt of “excess distributions” from us. In the alternative, if we were treated as a PFIC, U.S. holders may enter into certain U.S. tax elections that may result in a current Federal tax liability prior to any distribution or disposition of the shares, and without the assurance of any eventual distribution or successful disposition.

Since we are a “Foreign Private Issuer” under United States Securities Laws, our shareholders may have less complete and timely data regarding us.

As a “foreign private issuer,” we are exempt from the Section 14 proxy rules and Section 16 of the 1934 Securities Exchange Act, as amended. The submission of proxy and annual meeting of shareholder information (prepared to Canadian standards) on Form 6-K and the exemption from Section 16 rules regarding sales of Common Shares by insiders may result in shareholders having less complete and timely data.

The market price of our Common Shares may fluctuate substantially.

Prior to this offering, there has been a limited public market for our Common Shares. An active public trading market may not develop following completion of this offering or, if an active public market develops, it may not be sustained. A number of factors may affect the market price for the Common Shares following this offering, including the following:

•	quarterly and annual variations in our or our competitors’ results of operations;

•	developments in our industry;

•	our ability to timely announce our quarterly or fiscal year-end operating results; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

Our results of operations are difficult to predict and may fluctuate from quarter to quarter. If our results of operations in any particular quarter fail to meet the expectations of securities analysts or the market generally, the price of our Common Shares could decline significantly.

Share prices for many companies in our industry have experienced wide fluctuations that have often been unrelated to the operating performance of the companies themselves. The above factors and share price fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our Common Shares.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements.

These forward-looking statements are not based on historical facts but rather on our expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Statements in this prospectus about our future plans and intentions, results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements.

Words such as “may”, “will” “should”, “could”, “anticipate”, “believe”, “expect”, “intend”, “plan”, “potential”, “continue”, “estimate” and similar expressions have been used to identify these forward-looking statements. These words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

In particular, this prospectus contains forward-looking statements including, but not limited to, statements about:

•	expectations regarding our ability to put properties into production using in-situ leach mining technology, raise capital, and to acquire and develop uranium opportunities;

•	expectations with respect to regulatory requirements such as permitting;

•	future supply and demand for uranium;

•	our expectations to bring our properties into production;

•	projections of uranium prices; and

•	expectations regarding the quality and quantity of uranium present in the properties in which we have an interest.

        These forward-looking statements reflect our current beliefs and are based on information currently available to us. Forward-looking statements involve significant risks and uncertainties. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements including, but not limited to, changes in general economic and market conditions and other risk factors. Although the forward-looking statements contained herein are based upon what we believe to be reasonable assumptions, we cannot assure that actual results will be consistent with these forward-looking statements. Investors should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this prospectus and we assume no obligation to update or revise them to reflect new events or circumstances. Forward-looking statements and other information contained in this prospectus concerning the uranium industry and the our general expectations concerning the uranium industry are based on estimates prepared by us using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which we believe to be reasonable. However, this data is inherently imprecise, although generally indicative of relative market positions, market shares and performance characteristics. While we are not aware of any misstatements regarding any industry data presented herein, the uranium industry involves risks and uncertainties and industry data is subject to change based on various factors. See “Risk Factors”.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities offered by the selling shareholders, other than amounts representing the warrant exercise price received upon exercise of warrants, which may occur prior to the sale of the underlying Common Shares by a selling shareholder. We will use these proceeds for general corporate purposes.

DIVIDEND POLICY

We have not paid dividends in the past and we do not expect to have the ability to pay dividends in the near future. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The table below describes our capitalization as of February 28, 2006:

As at February 28. 2006
(unaudited)
Cash, cash equivalents and marketable securities	$6,966,907
Total shareholders’ equity	$13,469,103
Additional paid-in capital	24,600
Accumulated Deficit	(3,226,715)
Total capitalization	$10,266,988

RECENT SHARE PRICE HISTORY

Our Common Shares trade on the Toronto Stock Exchange under the symbol “HPU”. The Common Shares commenced trading on December 23, 2005. The tables below present the high and low market prices for our Common Shares in Canadian dollars based on information obtained from the TSX.

Common Shares

	December 2005	January 2006	February 2006	March 2006	April 2006
High	Cdn$0.75	Cdn$0.72	Cdn$0.75	Cdn$1.25	Cdn$1.18
Low	Cdn$0.68	Cdn$0.52	Cdn$0.46	Cdn$0.66	Cdn$0.85

On May 2, 2006, the closing price of the Common Shares, as quoted on the TSX, was Cdn$0.97.

The average exchange rate between the Canadian dollar and the U.S. dollar for the twelve months ended March 31, 2006 was 1.1871.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read our selected consolidated financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, all included elsewhere in this prospectus.

The summary of selected financial information of High Plains prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) as of and for the periods indicated and should be read in conjunction with the audited consolidated financial statements of High Plains for the period commencing from the date of incorporation on April 6, 2004 to March 31, 2005 and the unaudited interim consolidated financial statements of High Plains for the nine months ended December 31, 2005. Our results for the nine months ended December 31, 2005 are not necessarily indicative of the results to be expected for the year ending March 31, 2006. We prepare our financial statements in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 14 to our audited consolidated financial statements for the period commencing from the date of incorporation on April 6, 2004 to March 31, 2005 and note 10 to our unaudited interim consolidated financial statements for the nine months ended December 31, 2005 included elsewhere in this prospectus.

Canadian GAAP:

	Nine months ended December 31, 2005	Period ended March 31, 2005 (1)
	(unaudited)
Total net loss	(1,839,030)	(969,976)
Net loss per common share— basic and diluted	(0.08)	(0.13)
Total assets	11,302,799	7,948,541
Cash and cash equivalents	3,668,950	510,486

United States GAAP:

	Nine months ended December 31, 2005	Period ended March 31, 2005 (1)
	(unaudited)
Total net loss	(2,746,341)	(1,362,661)
Net loss per common share— basic and diluted	(0.13)	(0.18)
Total assets	10,058,601	7,579,163
Cash and cash equivalents	3,668,950	510,486

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited consolidated interim financial statements for the nine-month period ended December 31, 2005 and the notes thereto and our audited consolidated financial statements for the period beginning on April 6, 2004 and ending March 31, 2005 and the notes thereto both included elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on forward-looking statements, because actual results may differ materially from those indicated in forward-looking statements. See “Forward-Looking Statements.” Some of the factors that could cause or contribute to such differences are discussed below and under the heading “Risk Factors.”

Overview

High Plains was incorporated under the laws of the Province of New Brunswick on February 8, 2005. High Plains was established to be the Canadian holding company of HPU Idaho, a corporation incorporated under the laws of the State of Idaho on April 6, 2004. On March 9, 2005, the holders of all of the HPU Idaho Securities exchanged the HPU Idaho Securities for Common Shares, warrants, options and convertible notes issued by High Plains pursuant to a Securities Exchange (the “Securities Exchange”). Upon completion of the Securities Exchange, HPU Idaho became a wholly-owned subsidiary of High Plains. HPU Idaho is also the sole shareholder of High Plains Uranium, Inc. (Alaska), an entity established under the laws of the State of Alaska to evaluate uranium opportunities in that State. On December 16, 2005, High Plains completed an initial public offering in Canada (“IPO”) with a concurrent private placement in the United States of an aggregate of 5,000,000 units at Cdn$1.00 per unit, each unit consisted of one common share and one-half of one common share purchase warrant to purchase one common share at $1.50 until December 16, 2006, for gross proceeds of Cdn$5,000,000.

We are currently engaged in the acquisition and exploration of partially evaluated uranium properties, focusing on the States of Wyoming and Texas. Our goal is to become a uranium producer at the earliest possible opportunity utilizing ISL mining technology. Since our establishment, we have been assembling a seasoned management team to identify, acquire and cultivate strategic acquisitions. In addition to our head office in Cheyenne, Wyoming, we have also recently established regional offices in Casper, Wyoming, Karnes City, Texas and Hilton Head, South Carolina. Our current material properties are located at the Allemand Ross Project in the State of Wyoming and the Swinney Switch Project in the State of Texas. For further information on these projects as well as a summary of the terms of our agreements in respect of these properties, see “Principal Exploration Projects - Allemand Ross Project” and “Principal Exploration Projects - Swinney Switch Project”.

Property Portfolio

Allemand-Ross Project

The Allemand Ross Project is located in the south central Powder River Basin of Wyoming. A number of roll front deposits were found within the project by former operators Kerr McGee, Conoco, and Power Reactor & Nuclear Fuel Development Corp. in the 1970’s and 1980’s. These roll fronts were identified by drilling programs totaling 692 drill holes of which 116 drill holes encountered significant mineralization.

Two specific areas within the Allemand Ross Project were explored in the past. The Sand Draw property included 512 drill holes and the Bear Creek property included 180 drill holes. These areas are approximately four miles apart. Known uranium mineralization in the Powder River Basin is sandstone-hosted, and generally consists of several C-shaped sub-roll fronts in a frontal system formed at a geochemical interface.

Mineral rights to the Sand Draw property are held under 172 federal lode claims occupying 2,222 acres (899 hectares) and 1,168 acres (473 hectares) of fee mineral leases covered by 2,537 acres (1,027 hectares) of surface rights. The Bear Creek property comprises approximately 1,920 acres (777 hectares) acres of surface rights along with 77 lode claims comprising approximately 1,113 acres (450 hectares).

The Sand Draw property carries a historic resource (considered comparable to the CIM “indicated resource” category) of approximately 970,000 pounds of in-situ uranium in 214,000 short tons averaging 0.32% U3O8 grade. An additional 3,790,000 pounds of in-situ uranium (considered comparable to the CIM “inferred resource” category) is contained within 1,400,000 short tons averaging 0.19% U3O8. The Bear Creek deposit contains 827,700 pounds of in-situ uranium in an historic mineral resource (considered comparable with the CIM “inferred resource” category) of 361,300 short tons averaging 0.17% U3O8.

A proposed budget totaling approximately US$6,000,000 will be expended in two phases over a 30-36 month period. The first phase of the recommended work program will involve a delineation drilling and resource verification program at the Allemand Ross Project. The data obtained from this initial drilling program will be used to develop a pre-feasibility Report. This report is presently scheduled for completion at the end of 2006.

Preliminary permitting work has also started on the Allemand Ross Project. This permitting effort will include obtaining permits from the Wyoming Department of Environmental Quality and the Nuclear Regulatory Commission. Both of these permit applications will include extensive environmental baseline data. Initially, data will be collected for vegetation, soils, wildlife, and hydrology. This data collection program is scheduled for 2006 and will include:

●	pump tests for aquifer characterization,

●	installation of baseline wells,

●	collection of groundwater baseline,

●	initiation of wildlife field surveys,

●	vegetation sampling and characterization, and

●	identification of climatological conditions

Additional Exploration Properties

In addition to the Allemand Ross Project described above, we have also acquired interests in other properties in the States of Wyoming and Texas, as outlined below:

(a) Swinney Switch Project, Texas

In the State of Texas, we currently hold interests in approximately 3,251 acres of mineral rights and 4,224 acres of surface rights in three separate property groups known as the Wallace Ranch property (the “Wallace Ranch Property”), the Johnson property (the “Johnson Property”) and the Seager-Salvo property (the “Seager-Salvo Property”) all located in the Swinney Switch district of Texas. These three properties are collectively known as the “Swinney Switch Project”. Exploration work conducted by TXO Minerals (“TXO”), an exploration group established by Texas Oil and Gas Company, in the late 1970s on the Swinney Switch Project estimated that the Wallace Ranch Property contained approximately 1,200,000 pounds of in-situ uranium. We are currently assembling and acquiring data on the Johnson Property and Seager-Salvo Property. As at the date hereof, we are not in possession of sufficient data to provide reliable estimates on the poundage and quality of the potential uranium resources which may exist on these two properties. No mineral reserve or mineral resource estimates have been conducted by us on the Johnson Property or the Seager-Salvo Property.

(b) North Platte

We have acquired an option to acquire 13 (approximately 260 acres) federal lode claims on a property located at North Platte - Converse County, Wyoming (the “North Platte Property”). We have also staked 223 federal lode claims covering approximately 4,460 acres and have signed a 10-year surface access lease that covers 1,880 acres on the North Platte Property. The North Platte Property also includes 2,320 acres of mineral rights leased from the State of Wyoming.

Uranium exploration on the North Platte Property area was previously conducted by UNC Teton Exploration Drilling, Inc. (“UNC”), Kerr-McGee Corporation (“Kerr McGee”), Urangesellschaft GmbH, and Union Pacific Mining Company.

A deposit discovered by UNC in the western portion of the North Platte Property was advanced to the pre-development stage with completion of a research and development ISL pilot project in 1980. However, due to lower than predicted demand for uranium at that time, the project was subsequently abandoned. In the eastern portion of the property area, we own a section in which the previous owner, Uranium Resources Inc. (“URI”), built a pump test facility. We have reviewed available UNC and URI data and believe that additional exploration work is warranted.

(c) Le Bar Hall: Converse County, Wyoming

We have acquired an option to acquire six (approximately 120 acres) contiguous federal lode claims on a property located at Le Bar-Hall - Converse County, Wyoming (the “Le Bar-Hall Property”). The Le Bar-Hall Property includes 1,560 acres of mineral rights leased from the State of Wyoming. We have also staked 40 federal lode claims that encompass approximately 800 acres on the property.

The Le Bar-Hall Property was operated by a joint venture among Denison Mines Inc., Cabot Corporation, and Pioneer Nuclear, Inc. which extensively drilled the project in the mid-1970s. The roll-front system on these claims are in a known geologic environment favorable for ISL extraction. We have reviewed available data of the joint venture and believe that additional exploration work is warranted on this property.

(d) Ruby Ranch: Campbell County, Wyoming

We own 46 federal lode claims (approximately 920 acres) as well as 720 acres of mineral rights and 2,000 acres of surface rights from a private owner in Campbell County, Wyoming, adjacent to a deposit currently owned by Power Resources, Inc. (“PRI”) in the south central portion of the Powder River Basin district in the State of Wyoming. The project, originally owned by West Resources Inc., was previously drilled by Cleveland Cliffs Inc., TVA and Texas Eastern Nuclear, Inc.

(e) Reno Creek: Campbell County, Wyoming

We own two groups of federal lode claims along a frontal system delineated by Rocky Mountain Energy Corporation (“Rocky Mountain Energy”) as part of a property known as Reno Creek in the south central Powder River Basin. The central group, which includes 54 federal lode claims (approximately 1,080 acres), covers approximately 5,400 feet of the roll-front defined by Rocky Mountain Energy. The southern-most group, which includes 14 federal lode claims (approximately 280 acres), contains about 5,000 feet of roll-front the continue onto four federal lode claims staked by another company prior to our entry into the area. Data we have acquired is currently being processed for evaluation.

(f) Red Desert: Sweetwater and Fremont Counties, Wyoming

We own 658 federal lode claims (approximately 13,284 acres) in nine claim blocks in the Great Divide Basin (Red Desert) about 113 miles by road southeast of Casper, Wyoming and 50 miles north of Rawlins, Wyoming.

A number of companies have operated in the areas of our claims including Conoco, Kerr McGee, Texas Gulf Oil Corporation, Exxon Mobil Corporation and Kirkwood Oil and Gas Company.

We believe that several areas on our claims exhibit characteristics of zones of relatively narrow, low grade, roll-front type deposits in thick sandstone units typical of other known deposits in the basin. We also believe that the quality of mineralization on the claims is also similar to that described at the adjacent Sweetwater mine in which the grade of 71% of the known mineralization was between 0.03% and 0.05% U3O8 grade. Our claims and other Red Desert deposits also contain numerous occurrences of mineralization associated with carbonaceous sandstones and mudstones.

(g) Gas Hills: Fremont County, Wyoming

We own 221 federal lode claims (approximately 4,920 acres) in the Gas Hills Mining District in west-central Wyoming staked on the basis of dense drill hole patterns by former operators, including Pathfinder Mines Corp., Union Carbide Corporation, Western Nuclear Corporation and American Nuclear Corporation. Subsequently, drill-hole patterns observed on aerial photographs by one of our consultants suggests that the probable existence of one-half mile of roll-front trend in the northern portion of the claims and one mile of roll-front trend in the southern portion of the claims. Mapping, which commenced in late July 2005, based on a partial file of drill-hole logs, may identify attractive targets for additional drilling or acquisition.

The Sweet Claims are located above Beaver Rim near the Gas Hills District. We have staked 77 claims on 1,540 acres (623 hectares) based on the observation of dense drill-hole patterns on the ground from previous operators.

(h) East Douglas, Converse County, Wyoming

We control 1,280 acres (518 hectares) of Wyoming State mineral leases, 20 claims with 1,480 acres (599 hectares), and 222 acres (90 hectares) of fee mineral leases. Mineral right and property acquisition is ongoing. This property lies on the southeast margin of the Powder River Basin in Converse County. It is an exploration target with uranium mineralization reported in exploration drillholes drilled in the early 1980s into the Chadron Member of the White River Formation. We are contemplating joint venturing the project.

(i) Shirley Basin : ‘Q-Creek’ Carbon County, Wyoming

We control a block of 27 lode claims on 390 acres (158 hectares) in Carbon County adjacent to the eastern side of uranium deposits in the Shirley Basin mined by Kerr McGee and Utility Fuels Inc. We examined drillhole logs in the public record that document close spaced drilling in the 1960’s and 1970’s by Kerr McGee Corporation for the Petrotomics Joint Venture. Approximately 43% of 1,455 drillhole logs examined contained gamma log reruns indicating the presence of uranium mineralization tied to the mineralized trends mined in nearby open-pit mines. The reruns were dominantly characteristic of ‘limb’ mineralization associated with C-roll deposits. Drillhole maps were not available and further study, with maps, will be needed. We will seek a pattern of mineralization that will indicate the presence of fronts that will then be evaluated to estimate resources on this tract. We plan to continue land acquisitions in Shirley Basin.

(j) Cadena: Duval County, Texas

We have acquired an interest in 2,709 acres of mineral and surface rights on the Cadena Property area located in Duval County, Texas. We are not currently in possession of sufficient data to make a determination on future plans for this property.

(k) Sejita: Duval County, Texas

We have acquired an interest in 978 acres of mineral and surface rights on the Sejita Property in Duval County, Texas. We are not currently in possession of sufficient data to make a determination on future plans for this property.

(l) Seagar-Salvo: Bee County, Texas

We have acquired an interest in 1,514 acres of mineral and surface rights on the Curlee Property in Bee County, Texas. We are not currently in possession of sufficient data to make a determination with respect to future plans for this property.

RESULTS OF OPERATIONS

Since our inception, we have focused on building our property portfolio and raising sufficient funds to carry out our activities.

Nine Months ended December 31, 2005

During the nine months ended December 31, 2005, we recorded an operating loss of US$1,953,842 and interest and dividend income totaling US$114,812 for a net loss of US$1,839,030. This is primarily due to consultants’ fees used to evaluate uranium properties, and for fees associated with the research and negotiation of leases on prospective mineral properties. This loss consisted of US$520,072 in consulting fees, US$222,351 of professional fees, general and administrative fees of US$492,702, an expense recorded for payroll and payroll burden charges of US$339,786, an expense recorded for stock option compensation of US$207,666 and a write-down on marketable securities held for resale of US$138,310.

On December 15, 2005, we completed an IPO and received a gross total of Cdn$5,000,000 through the sale of 5,000,000 units (each consisting of one common share and one-half warrant to purchase a common share at $1.50 per share) at a price of Cdn$1.00. We issued 1,250,000 services warrants to brokers in connection with the IPO financing.

During the nine months ended December 31, 2004, we recorded a net loss of US$332,017. This loss consisted of US$296,768 in consulting fees and general and administrative fees of US$35,249. There was no activity prior to July 2004.

Period ended March 31, 2005

During the period from our inception until March 31, 2005, we incurred an operating loss of US$970,014. This operating loss included US$600,569 in consulting fees, US$54,674 of professional fees, general and administrative costs of US$56,348, an expense recorded for stock option compensation of US$75,800, travel and entertainment of US$89,395, and a write-down on marketable securities held for resale of US$22,047.

During the period ended March 31, 2005, we received a gross total of US$8,387,534 from the Private Placement of equity, the bulk of which came as a result of the sale of 15,042,000 special warrants at a price of US$0.50. We issued 1,504,200 warrants to brokers in connection with our special warrant financing. We also issued 3,030,000 warrants at an exercise price of US$0.25 and 100,000 warrants at an exercise price of US$0.50.

LIQUIDITY AND CAPITAL RESOURCES

Our financial instruments consist of cash and cash equivalents, marketable securities and accounts payable. The fair value of these financial instruments, as noted in the financial statements, approximates their carrying values, unless otherwise noted. We are not exposed to significant interest, currency, or credit risk arising from financial instruments. The majority of our funds are held in interest bearing accounts at the Bank of America, at its branch location in Hilton Head Island, South Carolina. The following table sets out our material long term debt, capital lease, operating lease, purchase or other such obligations as of December 31, 2005:

Contractual Obligations		Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Operating Leases	40,685	27,485	13,200	-
Total Contractual Obligations	40,685	27,485	13,200	-	-

Note:
The obligations referred to in note 4 of the audited consolidated financial statements for the period ended March 31, 2005 regarding the Swinney Switch Project, the North Platte Property, the Le Bar-Hall Property, the Red Desert Property and the Gas Hills Property are all payable at our option.

Pursuant to an agency agreement dated March 11, 2005 between High Plains and Research Capital Corporation (the “Special Warrant Agency Agreement”), High Plains completed a private placement of 23,661,500 of its special warrants (the “Special Warrants”) in three tranches, with closings on March 11, 2005, May 26, 2005 and September 2, 2005 (collectively, the “Private Placement”). The Special Warrants were issued pursuant to private placement exemptions from prospectus requirements under applicable Canadian, US, United Kingdom and Bermuda securities laws pursuant to subscription agreements. The Private Placement financing raised net proceeds to us of US$10,153,892. These funds are enabling us to continue a program of exploration on the properties currently held, as well as allowing us to continue to explore and acquire new properties which management believes may have potential.

We had cash on hand of US$3,668,950 at December 31, 2005 and are sufficiently financed to meet our operating needs and financial obligations for the foreseeable future. Our longer term continuing operations are dependent upon our ability to continue to raise adequate financing.

Our current assets increased from $7,069,564 at March 31, 2005 to $8,063,803 at December 31, 2005 and our working capital increased from US$6,401,802 at March 31, 2005 to US$7,661,357 at December 31, 2005, both primarily as a result of the closing of the third tranche of Private Placement financing and the closing of the IPO. We have sufficient funds to meet our operating needs and financial obligations for the ensuing year, as well as to continue exploration and development programs which are planned in the future.

Outlook and Capital Requirements

We hope to be in a position to capitalize our work programs on the Swinney Switch Project and the Allemand Ross Project. We are currently in preliminary discussions regarding possible joint ventures with a number of uranium exploration, development and producing companies throughout the United States and internationally. We also intend on continuing to strengthen our management team by hiring additional geologists in Texas and Wyoming.

It is reasonable to conclude that we may expend the majority portion of our current cash assets on property acquisitions or on drilling and exploration activities on our current property portfolio, and therefore, it may be reasonably concluded that we may be out of cash within a two year period or less unless we raise further capital.

Although we have been successful in raising the necessary funds in the past, there can be no assurance that we will have sufficient financing to meet our capital requirements or that additional financing will be available on terms acceptable to us in the future. If additional financing cannot be secured, we will be forced to curtail our operations. We believe that we have the ability to raise adequate funds for our planned programs. If such funds are unavailable or are not available on terms acceptable to us, we may be unable to maintain our operations, take advantage of opportunities, develop new products, or otherwise respond to competitive pressures.

Off Balance Sheet Arrangements

We do not have any unconsolidated affiliates. We do not enter into material off-balance sheet arrangements with special purpose entities in the normal course of business.

Critical Accounting Estimates

Our preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Our estimates are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. The results of our ongoing evaluation of these estimates form the basis for making judgments about the carrying value of assets and liabilities and the reported amounts for revenues and expenses. Actual results may differ from these estimates under different assumptions.

These estimates and assumptions are affected by management’s application of accounting policies. Our critical accounting policies are those that affect our consolidated financial statements and involve a significant level of judgment by us. A summary of the significant accounting policies, including critical accounting policies, is set forth in note 2 to the audited consolidated financial statements for the period ended March 31, 2005. Our critical accounting policies include the valuation of our mineral properties and related deferred exploration expenditures, the value of stock options and compensation warrants, accounting for income taxes and the accounting for asset retirement obligations.

The recoverability of our recorded value of our mineral properties and associated deferred exploration expenses is based on market conditions for minerals, underlying mineral resources associated with the properties and future costs that may be required for ultimate realization through mining operations or by sale. We are in an industry that is dependent on a number of factors including environmental, legal and political risks, the existence of economically recoverable reserves, our ability and our subsidiaries’ ability to obtain necessary financing to complete the development, and future profitable production or the proceeds of disposition thereof.

The factors affecting stock-based compensation include estimates of when stock options and compensation warrants might be exercised and the stock price volatility. The timing for exercise of options is out of our control and will depend upon a variety of factors, including the market value of our shares and financial objectives of the stock-based instrument holders. We examined comparable development stage companies engaged in uranium exploration and pre-production to determine volatility in accordance with the Black-Scholes model. However, the future volatility is uncertain and the model has its limitations.

The provision for income taxes is calculated based on the expected tax treatment of transactions recorded in the consolidated financial statements. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and future tax liabilities and assets for the future tax consequences of events that have been recognized in the consolidated financial statements or tax returns. In determining both the current and future components of income taxes, we interpret tax legislation in a variety of jurisdictions as well as make assumptions about the expected timing of the reversal of future tax assets and liabilities. If its interpretations differ from those of tax authorities or if the timing of reversals is not as anticipated, the provision for income taxes could increase or decrease in future periods.

We record the full amount of any obligation associated with the asset retirement, such as the reclamation associated with the end of a mine’s life, as a liability based on assumptions related to the amount and timing of future payments related to the reclamation. At the same time, a corresponding asset is recorded which is depreciated over the life of the asset. To the extent that the estimates determined by management related to the amount and timing of future payments differ from the actual amounts, adjustments related to these estimates will be reflected in the consolidated financial statements in future periods.

Environmental and other Regulatory Compliance

Our current and future exploration and development activities, as well as our future mining and processing operations, are subject to various federal and local laws and regulations in the countries in which we conduct our activities. These laws and regulations govern protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. We expect to be able to comply with current laws and do not believe that compliance will have a material adverse effect on our competitive position. We intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with our mining operations and exploration activities. We intend to maintain standards of environmental compliance consistent with contemporary industry practice.

United States Generally Accepted Accounting Principles

The significant measurement differences between Canadian GAAP and U.S. GAAP which affect our financial reporting are summarized below.

As described in note 14 to our audited consolidated financial statements, Canadian GAAP allows for the deferral of exploration expenditures. Under U.S. GAAP, we would expense, as incurred, costs relating to unproven mineral properties. When proven and probable reserves are determined for a property and a feasibility study has been prepared, subsequent exploration and development costs of the property are capitalized. The capitalized cost is then assessed periodically for recoverability of carrying values under Statement of Financial Accounting Standard No. 144.

Recent Canadian Accounting Pronouncements

In late January 2005, the Accounting Standards Board released new standards on accounting for derivatives and other financial instruments, “Financial Instruments—Recognition and Measurement,” Handbook Section 3855, “Hedges”, Handbook Section 3865 and “Comprehensive Income”, Handbook Section 1531. The new financial instrument standards more comprehensively address when to recognize financial instruments on the balance sheet, how to measure them, how to account for gains and losses, and when and how to apply hedge accounting. The new standards are based on U.S. GAAP. The new standards are effective for fiscal years starting on or after October 1, 2006. We have not determined the impact of adopting these new standards on our financial statements.

Recent U.S. Accounting Pronouncements

In March 2005, the Emerging Issues Committee issued EITF 04-3, Mining Assets - Impairment and Business Combinations, which states that an entity should include Value Beyond Proven and Probable Reserves and Resources ("VBPP”) in the value allocated to mining assets in a purchase price allocation to the extent that a market participant would include VBPP in determining the fair value of the assets. EITF 04-3 also states that an entity should include the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets in a purchase price allocation in a manner that is consistent with the expectations of marketplace participants. In addition, EITF 04-3, states that an entity should include the cash flows associated with VBPP as well as the effects of anticipated fluctuations in the market price of minerals in estimates of future cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired.

In March 2005, the Emerging Issues Committee issued EITF 04-6, Accounting for Stripping Costs Incurred During the Production in the Mining Industry, which states that costs incurred during production from the removal of overburden and waste material should be considered variable production costs included in the costs of the inventory produced during the period that the stripping costs are incurred. Once production has commenced from a mine, production-related stripping costs will be accounted for as a cost of current production and, therefore, as a component of the cost of any inventory extracted from the mine and held at period end. The consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005. We are currently evaluating the possible impact of this pronouncement.

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of as other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP FAS 115-1 and FAS 124-1, is applicable to reporting periods beginning after December 15, 2005. We do not expect the adoption of this FSP to have a material effect on our consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment, which provides interpretive guidance related to SFAS No. 123(R). SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant date fair value of the equity or liability instruments issued. SFAS No. 123(R) requires liability awards to be re-measured each reporting period and compensation costs to be recognized over the period that an employee provides service in exchange for the award. We plan to adopt this Statement on the modified prospective basis beginning January 1, 2006, and do not expect adoption of this statement to have a material effect on our consolidated financial position and results of operations. Subsequent to adoption of this Statement, share-based benefits will be valued at fair value using the Black-Scholes option pricing model for option grants and the grant date fair market value for stock awards. Compensation amounts so determined will be expensed over the applicable vesting period.

In May 2005, the FASB issued FAS 154, Accounting Changes and Error Corrections, a replacement of APB Opinion 20 and FASB Statement 3. This Statement changes the requirements for the accounting for and reporting a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The Statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not expect the adoption of this Statement to have a material effect on our consolidated financial position and results of operations.

The FASB issued FAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement is effective for fiscal periods beginning after June 15, 2005. We do not expect the adoption of this Statement to have a material effect on our consolidated financial position and results of operations.

In November 2005, the FASB concluded that in their proposed Accounting for Uncertain Tax Positions, an Interpretation of FASB Statement No. 109, a benefit recognition model with a two-step approach would be used, with a more-likely-than-not recognition criterion and a best estimate measure attribute. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more-likely-than-not, based solely on the technical merits, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the appropriate amount of the benefit to recognize, which will be measured using the best estimate of the amount that will be sustained. The tax position should be derecognized when it is no longer more-likely-than-not of being sustained. In January 2006, the FASB concluded that the final interpretation will be effective as of the beginning of the first annual period beginning after December 31, 2005. We are currently evaluating the implications of this interpretation.

In December 2004, the FASB issued SFAS 153—Exchanges of Non-Monetary Assets—An Amendment of APB 29. This statement amends APB 29, which is based on the principle that exchanges of non-monetary assets should be measured at the fair value of the assets exchanged with certain exceptions. SFAS 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. This statement if effective for non- monetary assets exchanges occurring in fiscal periods beginning on or after June 15, 2005. SFAS 153 will have no material impact on our financial statements.

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Statements No. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial assets. This Statement (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of fiscal years that begin after September 15, 2006. We are currently evaluating the implications of this Statement.

CONTROLS AND PROCEDURES

In connection with the preparation of the registration statement on Form F-1 of which this prospectus is a part, our management, including our Chief Executive Officer and Chief Financial Officer, have evaluated the disclosure controls and procedures as they related to the preparation of the interim financial information as at December 31, 2005 and for the nine months then ended. In connection with the preparation of those interim financial statements, we recorded a significant number of adjusting entries as a result of our auditors' review of those interim financial statements which had an impact on the previously filed interim financial statement for the same period filed with the Ontario Securities Commission. As a result, we have concluded that our disclosure controls and procedures were not effective as of December 31, 2005. As a result of the above noted deficiencies, we will make changes to our internal control process and also in our disclosure controls and procedures. The following are the changes we plan to make immediately to address the noted weaknesses:

•
We will expand our systems and control procedures surrounding financial reporting by developing written accounting procedures and instituting monthly reviews of the financial statements by the CEO and/or president.

•	Our Audit Committee and management will enhance the oversight from the Audit Committee and management by approving and overseeing the application of complex accounting policies.

•
We will hire an experienced Chief Financial Officer who will reside at our Cheyenne, Wyoming location who understands SEC and Toronto Stock Exchange regulatory requirements and Canadian and US GAAP reporting requirements. This new CFO, once hired, will provide an additional level of review required of reporting documents.

In addition, we will institute a process such that our external auditors will perform a timely review of our interim financial statements prior to them being filed with the securities regulatory authorities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Uranium Price Risk

The marketability of uranium is subject to numerous factors beyond our control. The price of uranium may experience volatile and significant price movements over short periods of time. Factors that impact on the price of uranium include demand for nuclear power, political and economic conditions in uranium-producing and consuming nations, reprocessing of spent fuel and re-enrichment of depleted uranium tails or waste, sales of excess civilian and military inventories (including from dismantling nuclear weapons) by governments and industry participants and products levels and costs of production.

CURRENCY RISK

The great majority of our revenues and corresponding receivables are in United States dollars. However, a majority of our research and development expenses, customer support costs and administrative expenses are in Canadian dollars. We are exposed to foreign currency fluctuations through our operations in Canada. Occasionally, we may not be able to correctly forecast our operational requirements. If our forecasts are overstated or understated during periods of currency volatility, we could experience unanticipated currency gains or losses.

BUSINESS

Overview

High Plains Uranium, Inc. (New Brunswick) (“High Plains”) was incorporated under the Business Corporations Act (New Brunswick) (the “Act”) by articles of incorporation dated February 8, 2005, as amended by articles of amendment dated March 10, 2005, to delete the restriction on offering our common shares (the “Common Shares”) to the public and to exclude the pre-emptive right contained in the Act from applying to the Common Shares, and as further amended by articles of amendment dated September 28, 2005, to remove the share transfer restriction. Our registered office is located at High Plains Uranium, Inc., c/o Stewart McKelvey Stirling Scales, 10th Floor, Brunswick House, 44 Chipman Hill, Saint John, New Brunswick E2L 4S6. Our principal office is located at 1718 Capitol Avenue, Cheyenne, Wyoming, U.S.A., 82001.

We were established to be the Canadian holding company of High Plains Uranium, Inc. (Idaho) (“HPU Idaho”), a corporation incorporated under the laws of the State of Idaho on April 6, 2004. On March 9, 2005, the holders of all of the issued and outstanding Common Shares, warrants, options and convertible notes of HPU Idaho (the “HPU Idaho Securities”) exchanged the HPU Idaho Securities for Common Shares, warrants, options and convertible notes issued by us (the “Securities Exchange”). Upon completion of the Securities Exchange, HPU Idaho became a wholly-owned subsidiary of High Plains. HPU Idaho is also the sole shareholder of High Plains Uranium, Inc. (Alaska), an entity established under the laws of the State of Alaska to evaluate uranium opportunities in that State.

General Development of the Business

High Plains is currently engaged in the acquisition and exploration of partially evaluated uranium properties focusing on the States of Wyoming and Texas. Our goal is to become a uranium producer at the earliest possible opportunity, using in-situ leach mining technology (“ISL”). In the State of Wyoming, we currently hold interests in the Sand Draw property (the “Sand Draw Property”) and Bear Creek property (the “Bear Creek Property”) in the Allemand Ross, Wyoming project area (the “Allemand Ross Project”), which consists of approximately 1,172 acres of mineral rights, approximately 5,561 acres of surface rights and approximately 2,464 acres of federal lode claims. In the State of Texas, we currently hold interests in the Wallace Ranch property (the “Wallace Ranch Property”), Johnson property (the “Johnson Property”) and Seager-Salvo property (the “Seager-Salvo Property”) in the Swinney Switch, Texas project area (the “Swinney Switch Project”), which consists of approximately 3,251 acres of mineral rights and 4,224 acres of surface rights. Subject to completion of additional drilling, a favorable bankable feasibility study and obtaining the necessary ISL mining technology permits, we intend to put one or more of these properties into production utilizing ISL at the earliest possible opportunity. In order to achieve our business objectives, we need to complete two phases of recommended work programs for each of the Sand Draw Property, the Bear Creek Property, and the Wallace Ranch Property. The second phase of work will commence once the first phase has been successfully completed. Management believes that the first phase of each of the Allemand Ross Project and the Swinney Switch Project will be completed by approximately June 2007. See “Principal Exploration Projects - Allemand Ross Project - Recommendations” and “Principal Exploration Projects - Swinney Switch Project - Recommendations”.

In addition to the Allemand Ross Project and the Swinney Switch Project, we have staked, acquired or leased properties in the western United States and Texas which have demonstrated uranium mineralization based on exploration conducted by prior mineral rights owners. We are also in negotiations to acquire additional interests in other uranium properties located in the Powder River Basin in Wyoming and various locations in Texas, including in the Swinney Switch District, Sejita District and Brelum District. We are also continually evaluating other strategic opportunities throughout the United States and internationally, with a focus on properties in the States of Texas and Wyoming. As a primary strategy, we are looking to acquire interests in previously explored uranium properties, where reliable data on such properties exists. We will also consider exploration, development and production joint venture opportunities. While we are continually in discussions with property owners and potential joint venture partners, at this time, other than as disclosed in this prospectus, none of such discussions have advanced beyond the very preliminary stages. See “Principal Exploration Projects - Allemand Ross Project”, “Principal Exploration Projects - Swinney Switch Project” and “Risk Factors”.

Since our establishment, we have been assembling a seasoned management team to identify, acquire and cultivate strategic acquisitions. In addition to our head office in Cheyenne, Wyoming, we have also recently established regional offices in Casper, Wyoming, George West, Texas and Hilton Head, South Carolina.

The Uranium Market

Background

The primary use of uranium oxide (“U3O8” or “uranium”) is as a fuel for nuclear power generation. The market for uranium has historically been prone to extreme high and low commodity prices. Commercial demand for uranium began to grow dramatically in the early 1970s as significant numbers of new orders were made for nuclear reactors, but at that time, uranium prices were severely depressed. In January 1973, the price for uranium was US$5.95 per pound (US$13.12 per kilogram). Uranium production began to exceed demand in anticipation of projected reactor construction at that time. The spot uranium price increased significantly and the price reached a peak of nearly US$43.40 per pound (US$95.68 per kilogram) in June 1978. However, the financial impact of retrofitting reactors under construction, the need for approved and anticipated new reactors to meet new environmental regulations, and public fears concerning the Three Mile Island, Pennsylvania event in 1979, resulted in many planned and ordered reactors being cancelled throughout the world. Although the demand for uranium continued to grow in France and Japan, the level of demand did not reach the levels originally predicted and by 1984, a surplus inventory of uranium existed.

Demand for Uranium

U3O8 is the primary material fabricated into fuel for nuclear power plants worldwide. Through the process of nuclear fission, the uranium isotope U235 undergoes a nuclear reaction where its nucleus is split into smaller particles. The reaction releases a significant amount of heat which may be used for electricity generation. Minor amounts of uranium are also used as a feedstock for over 200 private nuclear reactors operated for research purposes and for production of isotopes for medical and industrial end uses.

The demand for U3O8 is directly linked to electrical generation by nuclear power plants. Annual fuel consumption by western nations has increased from approximately 73 million pounds of U3O8 in 1980 to approximately 160 million pounds of U3O8 in 2005. The cost structure of nuclear power generation, which has higher capital costs and lower fuel costs than most other forms of power generation, requires nuclear plants to be kept operating at high capacities in order to achieve optimal economics. As a result, nuclear generation provides baseload electrical power making the demand for uranium fuel more predictable than most other fuels. Demand forecasts for uranium depend largely on forecasts of installed and operable nuclear power generation capacity, regardless of economic fluctuations or the demand for other forms of power.

World net electricity consumption is expected to nearly double over the next two decades, according to the United States Energy Information Administration’s International Energy Outlook 2004 reference case forecast. Total demand for electricity is projected to increase on average by 2.3% per year from 13,290 billion kilowatt hours in 2001 to 23,072 billion kilowatt hours in 2025. This projection assumes that developing countries in Asia, including China and India, will continue their current economic expansion with overall gross domestic product (“GDP”) growth of 5% annually over the period. The rate of economic growth of China and India is approximately 2% greater than the average global GDP growth rate. The energy demand accompanying economic growth in Asia is expected to double over the next two decades and account for 40% of the total increase in projected world energy consumption over that period.

The World Nuclear Association (the “WNA”) reported that worldwide uranium fuel consumption attributed to fuel reactors in 2004 was 173 million pounds. The 2003 Nuclear Energy Agency/Organization for Economic Cooperation and Development Red Book projects that demand will increase to between 191 and 224 million pounds of U3O8 by 2020, representing an annual growth rate of between 0.6% and 1.7%.

According to the WNA, as of August 2005, there were a total of 440 operable commercial nuclear power plants globally with an aggregate installed generating capacity of 367,684 megawatts requiring 178 million pounds of U3O8 per year. These commercial nuclear plants are currently supplying approximately 16% of the world’s power requirements. Worldwide, an additional 23 commercial nuclear power plants, representing 17,431 megawatts of electricity, are under construction. Finland, France, Russia, China, India, Pakistan and Japan have plans to build new reactors, in addition to those now under construction. New construction is currently centred in Asia. In China, nine operating reactors account for approximately 1% of all power generation in that country. China currently has two reactors under construction and it has been reported that it is planning to build another eight reactors in the near future.

Significant increases in the cost of producing electricity due to escalating oil, coal, and natural gas prices, as well as global warming concerns are increasing international interest in nuclear power and bringing demand for uranium to new levels. The need for security of supply and protection against the rapidly rising cost of energy is also one of the arguments being made by advocates in favor of using nuclear power.

Countries which have turned away from nuclear power in the past, such as Italy and Turkey, are now re-considering the nuclear option. Other countries such as Sweden and Belgium are reviewing earlier decisions to phase out nuclear power plants. The Labour Party in the United Kingdom, under Prime Minister Tony Blair, as recently as July 2005, has made public comments indicating the real possibility of launching new nuclear power programs.

In the United States, which is the largest producer of nuclear power in the world, the nuclear industry is extremely active. US reactors have improved operating efficiencies to greater than 90%. Thirty-three reactors have been granted 20-year license extensions by the Nuclear Regulatory Commission since 2000. License extension applications have been filed for an additional 16 reactors, and 25 more reactors are expected to file for license extensions within the next six years. NuStart Energy Development, LLC, a consortium of eight companies including utilities and design groups, is participating in a 50-50 cost sharing program that is part of the United States Department of Energy’s Nuclear Power 2010 initiative, a program designed to commence construction of a new nuclear plant in the US by that date.

On August 8, 2005, President George W. Bush signed into law The Energy Policy Act of 2005 (the “Energy Act”), which incorporates a wide range of measures that support today’s operating nuclear plants and provide important incentives to build new nuclear plants, including:

•	production tax credits, loan guarantees and risk protection for companies pursuing the first new reactors;

•	an extension of the Price-Anderson Act, an insurance framework for protecting the public in the event of a nuclear incident; and

•	authorization of funding for nuclear energy research and development, as well as funding to build an advanced hydrogen cogeneration reactor in the State of Idaho.

We believe that the Energy Act is a positive step taken by President George W. Bush to reach the goal of generating sufficient quantities of electricity to meet growing demand, but without emitting pollutants or greenhouse gases.

Supply of Uranium

Uranium production has fallen below reactor demands and consumption for almost 20 years. In October 2004, the WNA announced that current production from uranium mines was only providing 55% of the world’s demand. Nuclear utilities around the world consumed approximately 173 million pounds of uranium in 2004, while world mine production was only 105 million pounds.

Since 1985, the world uranium industry has experienced continued consolidation and reduction due to a market oversupplied with government and utility inventories. Utility deregulation during this period motivated nuclear utilities to consume or dispose of large inventories that had been built up during the 1970s. National governments, recognizing the commercial nature of nuclear electrical generation, made decisions to dispose of strategic stockpiles of uranium. As the economic polices of the former Soviet Union began changing in the late 1980s, large quantities of uranium that had been mined during the Cold War began flowing into the world market. In February 1993, the US and Russia entered into an agreement (the “HEU Agreement”) to manage the disposition of highly enriched uranium (“HEU”) derived from the dismantlement of Russian nuclear warheads. Under the HEU Agreement, over a term of 20 years, weapons-derived HEU was to be diluted in Russia and delivered into the US as low enriched uranium (“Disarmament Uranium”), suitable for use in nuclear power plants. Disarmament Uranium scheduled for delivery during this period represented approximately 400 million pounds of natural uranium as U3O8. These alternate sources of supply overwhelmed the market, keeping prices well below most producers’ costs.

The shortfall in supply over the past two decades has been met by above-ground material derived from previously-mined uranium, including (i) highly-enriched fissionable material from nuclear weapons blended with low enriched uranium, which supplies approximately 11% of world demand; (ii) reprocessed uranium and plutonium derived from used reactor fuel; (iii) depleted uranium enrichment tails, which are re-enriched and added to the fuel mix used by some utilities in Europe and which supply approximately 6% to 8% of world demand; and (iv) excess inventories held by utilities, producers, other fuel cycle participants, and governments. According to The Nuclear Review, excess inventories are now estimated to be less than 100 million pounds. Inventories have been drawn down, on average, by 35 to 40 million pounds annually over the last decade. If mine production continues at current volumes, the current excess inventory is expected to cover the production shortfall for three years or less.

In March 1999, Cameco Corporation (“Cameco”), COGEMA Mining, Inc. and RWE NUKEM, Inc. (collectively, the “Western Companies”) and Techsnabexport (“Tenex”) entered into an agreement (the “HEU Feed Agreement”) that provided for the sale and disposition of Disarmament Uranium. Tenex, the Russian agent, modified the HEU Feed Agreement with the Western Companies in 2004 allowing it to retain approximately seven million pounds of uranium per year for its own needs commencing in 2008. The Western Companies had previously assumed that such amount of uranium would be available to them. Russia provides fuel to Russian-designed reactors around the world, which require twice as much U3O8 as Russia produces. In addition, Russia is proceeding with an ambitious domestic nuclear expansion program which will make this shortfall in U3O8 supply even more pronounced. Furthermore, Russia has indicated that it may not renew the HEU Feed Agreement when it expires in 2013.

Historically, the abundance of above-ground materials not only caused existing higher-cost suppliers to be driven out of business, but new mines were also discouraged from starting and exploration was neglected. Currently, the absence of new production sources and depletion of uranium stockpiles has raised concerns about a looming shortage of uranium. Management of High Plains believes that over the next 10 years there will be a shortfall of uranium of as much as 90 million pounds per year. In the event that Russia does not renew the HEU Feed Agreement and world consumption of uranium continues to increase, new sources of uranium must be found. World mine production needs to expand significantly after 2005 to meet current and estimated future consumption.

Critical considerations in evaluating the potential for new supplies are lead times and capital costs required to obtain permits and develop new uranium production. The lead time for most new production facilities from discovery to production has historically been approximately 10 to 20 years due to environmental challenges and the technical difficulties inherent in uranium mining. Higher prices for uranium are expected to induce new capacity and projects previously deferred will be reviewed. This process will be underpinned by new investment in the segment. Uranium mine production must increase to meet future demand. We believe that the shorter lead time for developing and obtaining permits for their ISL properties in the US creates a competitive advantage for us.

Supply Deficit

The uranium supply deficit has been caused by an oversupply of cheap uranium inventories that have taken 20 years to consume. The depressed prices resulted in the development of a limited number of deposits around the world and uranium exploration effectively ceased. Although exploration has increased recently with the rise in uranium demand and pricing, the discovery of uranium deposits, approval by applicable regulatory authorities, and progression to production can take an exploration company at least four years to achieve and in most cases, a decade or longer.

Each year since 1989, the consumption of uranium has exceeded primary production by a substantial margin. In 2004, global demand for uranium was approximately 173 million pounds while global production was 105 million pounds. The supply shortage of approximately 70 million pounds has been accommodated by sales from existing inventories, former stockpiles stored in Russia and recycling programs. Uranium held in inventories is being drawn down by 35 to 40 million pounds per year and The Nuclear Review publication estimates that global excess inventories are less than 100 million pounds.

In summary, the uranium market will face a growing supply deficit until new mines produce sufficient quantities of uranium to meet the growing demand from the increasing number of operating reactors. Recent decreases in inventory levels, the recognition by Russia of its own internal need for uranium supply (which has resulted in Russia becoming a net importer of uranium), and the construction of approximately 40 new commercial reactors over the next 10 to 15 years will exacerbate this shortfall.

Uranium Producers

The uranium production industry is highly concentrated with a small number of companies operating in relatively few countries. According to the WNA, in 2004, four major uranium producers accounted for approximately 67% of uranium production in the world. The top 10 uranium producing companies control 88% of world uranium production. State-owned firms in Russia, Kazakhstan, Uzbekistan and Ukraine accounted for 23% of the world’s uranium production. The Canadian uranium industry has been the leading supplier of uranium in recent years with production of 30.2 million pounds U3O8 in 2004, representing nearly 30% of world production.

Entity	Share of World 2004 Uranium Production
Cameco Corporation	19.9%
Areva (COGEMA)	19.6%
Rio Tinto	18.7%
WMC Resources Ltd.	9.0%
TOTAL	67.2%

Production of uranium in the US has declined to approximately 2.3 million pounds in 2004 from 43.7 million pounds in 1980, while US demand for uranium is currently over 55 million pounds. This demand and supply imbalance is significant and President George W. Bush has recently stated publicly that energy supply including uranium is a key strategic issue for the US.

Our principal competitors are uranium exploration and pre-production companies, including: Energy Metals Corp., Strathmore Minerals Corp., Uranium Resources, Inc., Everest Exploration, Inc., Rio Grande Resources Corporation and Cotter Corporation who are also active in securing uranium property interests throughout the United States. We believe that our focused geographic strategy and experienced team position us well among these competitors.

Pricing of Uranium

The following graph illustrates the movement of uranium spot market prices since 1969:

The vast majority of uranium is sold by producers under long-term contracts, hence the spot market for uranium is limited. There is no publicly quoted futures market for uranium. Term contracts typically provide for deliveries to begin one to three years after execution and generally run for several years. Market participants rely on multiple published price opinions based on historical data and market sentiment. Contract uranium prices are established by a number of methods, including base price levels adjusted by inflation indices, reference prices (multiple published spot price opinions as well as long-term reference prices) and annual price negotiations. Many contracts also contain minimum and maximum prices and other negotiated adjustments which effect the price ultimately paid. Prices under uranium supply contracts are usually confidential.

Utilities also acquire uranium by way of spot and near-term purchases from producers and traders. Spot market purchases usually have delivery dates within one year of the purchase. Traders generally source their uranium from organizations holding excess inventory including utilities, producers and governments. We estimate that the spot market volume in 2004 was about 20 million pounds, which was consistent with the volume over the last eight or nine years and represented approximately 12% of demand.

The spot price of U3O8 currently lags the long-term price by approximately US$1.00 to US$2.00 per pound. This difference reflects the increased premium to secure a long-term supply in a tightening market. We believe that this gap between long-term and short-term prices may put additional upward pressure on the spot price to the extent that material potentially available for spot sales is diverted to the long-term market.

The Uranium Production Process

Uranium ore is mined in one of the three ways depending on the characteristics of the deposit. First, uranium deposits close to the surface can be recovered using an open pit mining method. Second, higher-grade, deeper deposits can be mined using conventional underground mining methods. Third, if ground conditions are appropriate, ISL can be used. ISL tends to be a lower cost mining method for deeper or lower grade deposits. We expect to recover uranium by ISL. ISL can partially offset the effect of lower grade deposits and we are of the view that generally, in the US it is easier and faster to obtain a permit to engage in ISL mining than to use conventional mining methods.

The ISL Process

In the case of ISL mining technology, an oxygen-rich leaching solution is injected through wells drilled into the deposit. The solution changes the pH level of the groundwater to mildly alkaline in a uranium-bearing aquifer and with added oxygen, creates an environment in which the uranium dissolves. The groundwater is then pumped to the surface and treated to recover the uranium. After the uranium has been extracted, the groundwater is pumped back into the aquifer. ISL mining technology was developed for uranium approximately 35 years ago and accounted for approximately 21% of the world’s uranium production in 2004 and accounts for approximately 85% of all uranium recovered in the US (see Table I). The principal advantages of the ISL mining process over open pit and conventional underground mining processes include safer operations, low capital and operating costs, and minimal environmental impact. The ISL mining technology minimizes disturbance of the land’s surface as there are no open pit excavations or underground shafts, and the ore body is not exposed to employees or the atmosphere. Additionally, ISL mining technology does not produce large volumes of waste and tailings. All operator activity occurs on the surface with little dust generation as the processing plant does not require crushing or grinding facilities. On completion of uranium recovery, wells can be plugged from top to bottom with concrete and capped, process facilities removed and the land surface rehabilitated with little or no evidence of uranium recovery activities.

ISL mining technology is typically carried out where the uranium mineralization is located in unconsolidated sands, sandstone or permeable rocks situated between impermeable strata and below the water table in an ore zone chemically suited for leaching. Countries with suitable deposits currently being mined using ISL include the United States, Australia, Kazakhstan and Uzbekistan. In the United States, ISL is considered to be the most cost effective and environmentally acceptable method of mining. Other advantages of ISL mining technology include fewer regulatory requirements in obtaining a mining permit and significantly lower capital and reclamation costs compared to traditional mining methods.

In the US, the most active areas with potential for near-term production growth are those with ISL targets located throughout the western United States and Texas. There are currently producing ISL and conventional mines in Wyoming and Texas operated by other companies, thus a regulatory regime for uranium ISL mining in these jurisdictions has already been developed.

Table I

Operating Status of US Mines Using ISL, End of the Year, 2003 and 2004

Owners	Name	Production Capacity(1) (pounds U3O8 per year)	Operating Status at End of the Year
			2003	2004
COGEMA Mining, Inc.	Christensen Ranch (Wyoming)	--	reclamation	reclamation
COGEMA Mining, Inc.	Irigaray (Wyoming)	--	reclamation	reclamation
Crow Butte Resources, Inc.	Crow Butte (Nebraska)	1,000,000	producing	producing
Everest Exploration, Inc.	Hobson (Texas)	1,000,000	closed indefinitely	closed indefinitely
HRI, Inc.	Churchrock (New Mexico)	1,000,000	permitted and licensed	permitted and licensed
HRI, Inc.	Crownpoint (New Mexico)	1,000,000	partially permitted and licensed	partially permitted and licensed
Mestena Uranium LLC	Alta Mesa (Texas)	1,000,000	development	pending
Power Resources, Inc.	Smith Ranch-Highland (Wyoming)	2,000,000	producing	producing
URI, Inc.	Kingsville Dome (Texas)	1,000,000	standby	standby
URI, Inc.	Rosita (Texas)	--	depleted	depleted
URI, Inc.	Vasquez (Texas)	800,000	partially developed	producing
Total Potential Capacity:		8,800,000(2)

Notes:

(1) Capacity based on data reported on Form EIA-851A for 2004.

(2) Production in 2004 was approximately 2,300,000 pounds.

Source: Energy Information Administration: Form EIA-851A, “Domestic Uranium Production Report”.

The Nuclear Fuel Cycle

The nuclear fuel cycle begins with uranium’s transformation from ore in the ground into nuclear fuel and ultimately ends with the disposal of waste products from the reactor. After initial extraction from the deposit, the uranium ore is transported to a mill for processing. The first step in milling is to crush the ore and treat it with acid to separate the uranium metal from rock. The net result of leaching is an 80-90% U3O8 concentrate, also known as “yellowcake”. U3O8 is the uranium product sold on the market. Following milling, the U3O8 is converted to uranium hexafluoride (“UF6”) and then enriched by heating it above 56 degrees Celsius to create a gas, in which the uranium attains a workable form. Enriched UF6 is then converted to uranium dioxide (“UO2”) powder and formed into pellets, which are encased in thin metal tubes to form fuel rods. The fuel rods are grouped into fuel assemblies, which form the core of the reactor. Inside the reactor, uranium isotope U235 fissions, or splits, produce a massive amount of heat that is used to generate steam that drives turbines and creates electricity. A 1,000 megawatt reactor needs about 75 tons of low-enriched uranium to produce approximately seven billion kilowatt hours of electricity each year.

Once the fuel is consumed, it is removed from the reactor and stored on-site for a number of years while its radioactivity and heat subside. After a period of storage, the highly radioactive residue produced can be separated and packaged for either chemical reprocessing to recover any residual uranium or by-product plutonium, which are useful sources of energy, or stored without chemical treatment for up to 50 years to allow the radioactivity to diminish. Depending on the design of the disposal facility, the spent fuel may be recovered again or will be encapsulated in sturdy, leach-resistant containers and permanently placed deep underground, where it originated, thus completing the cycle.

GOVERNMENT REGULATION

The following is a general discussion of the regulatory environment in which we operate and is not intended to be a complete discussion of all of the regulatory risks to our operations. See “Risk Factors”.

State of Wyoming

Mining in the State of Wyoming is subject to federal, state and local law. Laws affecting land ownership and mining rights, regulating mining operations and those pertaining to the environment are particularly important.

Our Wyoming properties consist of lands owned in fee, and lands where the United States owns the minerals, or owns both the surface and the minerals (“Federal Lands”). Subject to the qualifications set out below in “Risk Factors - No Assurance of Title Boundaries”, we have the full right to conduct mining operations on the fee lands that we lease from third parties. On Federal Lands, mining rights are held under the General Mining Law, 30 U.S.C. §§ 22-47 (various sections) (the “General Mining Law”), which allows the staking of mining claims on Federal Lands upon the discovery of a valuable mineral deposit. These claims provide the holder with the full right to conduct mining operations, subject to compliance with the General Mining Law and Wyoming law governing the staking of mining claims, as well as compliance with various operating and environmental laws and regulations. Mining claims staked upon deposits that consist of veins or lodes of rock in place bearing mineral deposits are called “lode claims”. All of the mining claims owned or controlled by us are lode claims (called “federal lode claims” herein). Under certain conditions, the holder of these claims may file a patent application to obtain full fee title to the surface and mineral rights within the claim; however, all of the claims owned or controlled by us remain “unpatented” claims for which a maintenance fee of US$125 per year must be paid to the United States government. The General Mining Law has been the subject of some criticism in recent years. Concerns raised include the fact that the United States government does not receive royalties or rents from mining activities and that the General Mining Law does not directly control the environmental aspects of mining operations. Many bills have been considered by the United States Congress to revise the federal mining laws, including bills to impose a royalty, to allow for an unsuitability review by the Secretary of the Interior of Agriculture, and to establish a reclamation bond or financial guarantee and a reclamation fund, however, to date none of these bills has become law.

The federal laws that govern our operations on Federal Lands, including unpatented mining claims, are administered by the federal Bureau of Land Management (“BLM”). The BLM is concerned with land use and disturbance, wilderness impact, temporary uses and rights of explosives, and safety and health issues. Various permits from the BLM and other federal agencies are required under these laws in order to operate a mine.

Our operations are also subject to various state and federal environmental laws, including but not limited to the National Environmental Policy Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Recovery and Conservation Act, the Clean Water Act, the Clean Air Act, the Endangered Species Act, and certain State of Wyoming laws governing the discharge of pollutants. Various permits from federal and state agencies are required under many of these laws. See “Risk Factors”.

State control over mining operations largely manifests itself through a mine permitting program administered by the Land Quality Division of the Wyoming Department of Environmental Quality (the “Wyoming DOE”). Our activities in Wyoming will also be subject to the panoply of laws of general application in the State, as well as local, city and county building permits, special use permits, business licenses and zoning or general plan requirements, when applicable.

State of Texas

Mining in the State of Texas is subject to federal (including the General Mineral Law), state and local law. Laws affecting surface and mineral rights, the general regulation of mining operations and those pertaining to the environment are particularly important.

Our Texas property portfolio consist of leased rights in or over privately owned lands. The surface estate and the mineral estate may be one estate, or surface and minerals can be held by separate estates. Several rulings by the Texas Supreme Court have determined that the mineral estate is the dominant estate. For further explanation on judicial activities in Texas relating to surface and mineral rights, see “Principal Exploration Projects - Swinney Switch Project - Title to the Swinney Switch Project” and “Risk Factors - We may not own all of the uranium in lands we lease at the Swinney Switch Project”.

The Nuclear Regulatory Commission (“NRC”) has exercised its ability to relinquish authority to the State of Texas (known as “agreement states status”). Agreement state status remains in place as long as the rules adopted by a subscribing state remain equivalent and compatible with federal law.

Texas’ jurisdiction over radioactive substances is governed by two major governmental entities. The Bureau of Radiation Control (“BRC”) at the Department of State Health Services (“DSHS”) has rules for the management, treatment, and storage of waste generated from natural occurring radioactive materials. The BRC also issues radioactive material licenses for ISL uranium mining and processing and for the disposal of uranium and thorium byproduct materials. The Texas Commission of Environmental Quality has jurisdiction over underground injection under Chapter 27 of the Texas Water Code. The Texas Natural Resource Conservation Commission issues permits for injection wells used for ISL mining and for underground injection of wastes. At a minimum, our operations are subject to the following regulatory statutes: Clean Air Act, Clean Water Act, and Endangered Species Act, through the oversight of the BRC.

Upon submittal of applications to the BRC and DSHS, we are required to inform the local population of our submittal. There will be a period for public comment and an opportunity for the public to submit a request for a hearing. If a hearing is requested, an array of local authorities and/or environmental non-governmental organization will have the right to participate. Our activities in Texas will also be subject to the panoply of laws of general application in the State, as well as local, city and county building permits, special use permits, business licenses and zoning or general plan requirements, when applicable.

PRINCIPAL EXPLORATION PROJECTS

Portions of the information in this section as well as other information contained in this prospectus pertaining to our exploration projects is summarized or extracted from the “High Plains Uranium, Inc. Technical Report on the Allemand Ross, Wyoming, and Swinney Switch, Texas, Uranium Projects”, dated September 2, 2005 (the “Technical Report”), prepared by Christopher R. Lattanzi, P. Eng., former President and Mining Engineer, and Reno Pressacco, P. Geo., Senior Geologist, both of Micon International Limited (“Micon”). Portions of the following information on the Allemand Ross Project and Swinney Switch Project are based on assumptions, qualifications and procedures which are not fully described herein.

As a Canadian public company, we are required to disclose mineral resources and mineral reserves in accordance with Canadian regulations. The following discussion of mineral resources is based upon the required standards in Canada and does not meet the requirements of the Securities and Exchange Commission (SEC). The mineral resources reported below are not “proven reserves” nor are they “probable reserves” as those terms are defined by the SEC.

Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources

This section uses the terms “mineral resource” and “Inferred Resources.” U.S. investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that all or any part of Inferred Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

Allemand Ross Project

Property Description and Location

The Allemand Ross Project area is located in Converse County in the south central Powder River Basin of Wyoming, approximately 51 miles (83 kilometres) north of Douglas, Wyoming at approximately Longitude 105° 30’ W, Latitude 43° 00’ N. The project consists of two properties: the Sand Draw Property and the Bear Creek Property, which are located approximately four miles apart, as illustrated in Figure A below.

Land in Wyoming is comprised of both publicly and privately held title. Privately held title can include both surface and mineral rights on a fee-simple basis, or can be severed so that the title to the surface rights is held by one owner and the title to the mineral rights is held by a separate owner (known as split-fee lands). Publicly held lands typically comprise title to the mineral rights of a given tract of land and are administered by the BLM. These mineral rights are typically acquired by the process of claim staking, which confers the right to explore and exploit minerals to the individual or corporate staker. Where the mineral rights are held by one entity and the surface rights by another, an agreement with the surface rights holder, containing provisions relating to such terms as access and damage compensation, is typically secured prior to commencement of exploration activities.

We began acquiring the mineral rights to the Allemand Ross Project in the fall of 2004 and continue to assemble our land position.

Figure A

Allemand Ross Project Land Holdings

History

The mineralization located within the Allemand Ross Project area was discovered, delineated and extensively drilled by the Continental Oil Company (“Conoco”) in the early 1970s. Conoco then formed an association with Power Reactor & Nuclear Fuel Development Corporation (“PNC”), a consortium of Japanese utilities. Conoco continued to operate the drilling program on the property and adjacent areas. When Conoco closed its minerals department, PNC assumed control of the project and maintained control of key portions of the project area, until the late 1980s at which time the mineral rights were allowed to lapse. Other uranium deposits in the vicinity are, or have been exploited using ISL methods, namely the Smith Ranch and Christensen Ranch deposits, respectively.

Conoco conducted its drilling program by means of truck mounted rotary drill rigs that were able to drill vertical holes up to five inches (12.7 centimetres) in diameter. For much of the length of the drill holes, no core was recovered. Coring was done in the mineralized zones in order to provide samples of mineralized material for laboratory analyses. Electric logs which measured the natural radioactivity, the electrical resistivity and the self-potential were created for all drill holes. In all, Conoco completed approximately 512 drill holes on the Sand Draw Property. It also completed approximately 180 drill holes on the Bear Creek Property. The detailed drill information is not yet in our possession. Consequently, we cannot determine the total length of drilling completed on these two properties.

A study of the economic potential of the newly discovered uranium mineralization was prepared for PNC in 1988 (Maxwell and Ludeman, 1988) which included preparation of an estimate of the amount of uranium mineralization that was present on the Conoco land package. The estimate envisioned recovering the uranium by means of ISL mining methods and utilized a mining recovery of 70%, a minimum thickness of mineable unit of two feet, a minimum grade of mineable unit of 0.05% U3O8 and a minimum grade-thickness product of 0.40. The estimates were prepared using the “general outline method” as described by the United States Atomic Energy Commission (“AEC”) for most of the mineralized pods. The “polygonal method” was used for one of the pods located on the Sand Draw Property. These estimates are summarized in Tables II and III, below.

Table II

Summary of PNC Uranium Mineralization Estimate, Sand Draw Property

Deposit	Section	Short Tons	Grade (%U3O8)	Recoverable Pounds (U3O8)	Thickness (ft)	Category	Depth (ft)
CD1 - I	19 T39N R74W	140,000	0.18	350,000	6.9	Inferred	1,080
EF1 - I	7/18 T39N R74W	160,000	0.20	450,000	6.6	Inferred	1,260
EF2 - I	18/19 T39N R74W	110,000	0.12	190,000	8.75	Inferred	1,325
EF1 - II	18 T39N R74W	360,000	0.18	910,000	5.9	Inferred	1,200
EF1 - IIB	18 T39N R74W	84,000	0.29	340,000		Indicated
EF2 - II	18/19 T39N R74W	78,000	0.15	170,000	3.8	Inferred	1,293
EF2 - III A	13 T39N R74W	85,000	0.19	220,000	5.8	Inferred	1,373
EF2 - III B	13 T39N R74W	130,000	0.35	630,000		Indicated
EF2 - IV	13/24 T39N R74W	480,000	0.22	1,500,000	4.8	Inferred	1,390
Total, Indicated		214,000	0.32	970,000
Total, Inferred		1,400,000	0.19	3,790,000

Source: Modified from Maxwell, Robert D. and Ludeman, Frank L., 1988 Study of Power Reactor & Nuclear Fuel Development Corporation, SWPRB Project, Converse County, Wyoming, Phase I and Phase II: Unpublished Document, 15 page 9 Appendices.

Table III

Summary of PNC Uranium Mineralization Estimate, Bear Creek Property

Deposit	Section	Short Tons	Grade (%U3O8)	Recoverable Pounds (U3O8)	Thickness (ft)	Category	Depth (ft)
CD1 - I	5/6 T38N R74W	183,000	0.12	310,000	8.9	Inferred	1,109
CD1 - III	4 T38N R74W	41,200	0.32	183,000	4.8	Inferred	1,093
CD2 - I	8 T38N R74W	37,500	0.17	89,300	5.0	Inferred	1,167
EF1 - I	8 T38N R74W	72,100	0.15	148,000	4.5	Inferred	1,295
EF2 - I	7 T38N R74W	27,500	0.25	97,400	3.0	Inferred	1,378
Total, Inferred		361,300	0.16	827,700

Source: Modified from Maxwell, Robert D. and Ludeman, Frank L., 1988 Study of Power Reactor & Nuclear Fuel Development Corporation, SWPRB Project, Converse County, Wyoming, Phase I and Phase II: Unpublished Document, 15 page 9 Appendices.

A mining recovery factor of 70% was applied in estimating the pounds of recoverable uranium in the tables above, such that the in-situ amounts were 1,390,000 pounds in the “indicated resource” category and 5,400,000 pounds in the “inferred resource” category on the Sand Draw Property and 1,180,000 pounds in the “inferred resource” category on the Bear Creek Property. As shown in the tables above, PNC estimated that the Sand Draw Property contained approximately 970,000 pounds of recoverable uranium (U3O8) in the “indicated resource” category (214,000 short tons at 0.32% U3O8 grade) and 3,790,000 pounds of recoverable uranium in the “inferred resource” category (1,400,000 short tons at 0.19% U3O8 grade) and that the Bear Creek Property contained 827,700 pounds of recoverable uranium in the “inferred resource” category (361,300 short tons at 0.16% U3O8 grade).

The estimates provided above are historical. No mineral reserve or mineral resource estimates have been conducted by us. The classification categories in these estimates used internal nomenclature that was not based upon the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines (“CIM Guidelines”) adopted by the CIM Council on August 20, 2000, as the estimates were prepared prior to the implementation of the CIM Guidelines. Micon has reviewed the methodology and data that was used in preparation of these estimates and considers that the internal classification categories employed generally comply with the CIM Guidelines in effect today. Micon considers that these estimates are of sufficient reliability to provide an order-of-magnitude estimate of the amount of uranium recoverable from these mineralized deposits and to form the basis for further exploration work. As at the date hereof, we are not in possession of any more recent estimates or data relating to the Sand Draw Property or Bear Creek Property.

Sand Draw Property

Our interests in the Sand Draw Property consist of a number of contiguous claim blocks consisting of (i) an agreement among High Plains, the Ogalalla Mineral Trust and Spearhead Land and Livestock, LP (“Spearhead LP”) effective as of March 15, 2005 (the “Ogalalla Agreement”), (ii) an agreement between High Plains and Spearhead LP effective as of July 11, 2005 (the “Darby Ranch Agreement”) and (iii) an agreement between High Plains and the trustees of the Bolley Living Trust effective as of September 2, 2005 (the “Bolley Agreement”). In all, the land holdings at the Sand Draw Property are comprised of approximately (i) 857 acres of mineral rights and 2,139 acres of surface rights covered by the Ogalalla Agreement and the Bolley Agreement, and (ii) 315 acres of mineral rights and 626 acres of surface rights covered by the Darby Ranch Agreement. In addition, a total of 110 federal lode claims (approximately 1,593 acres) have been staked by us. Neither the federal lode claims nor these properties have been surveyed by a licensed surveyor. Micon is not aware of the presence of any significant environmental liabilities on the Sand Draw Property. A permit from the Department of Environmental Quality (the “Wyoming DEQ”), a Wyoming State agency, is required to conduct non-coal rotary drilling programs in Wyoming. A reclamation bond is required to be posted to address the costs of the surface disturbances caused by these drilling programs.

The Sand Draw Property is located in Township 39 North, Range 74 West (Sections 7, 8, 17, 18, 19 and 20) and Range 75 West (Sections 12, 13 and 24), Sixth Prime Meridian. Rotary drilling programs in the past have located the presence of a number of uranium occurrences.

The Ogalalla Agreement has an initial term of five years with an immediate payment of US$30 per acre payable on execution, and can be renewed for three additional terms of five years each for a total of 20 years. The Ogalalla Agreement continues after the expiry of the 20-year term, so long as mining, development, processing or reclamation is being conducted on land in the Ogalalla Agreement continuously.

The Ogalalla Agreement can be renewed for a second term of five years by paying a bonus in the sum of US$75 per acre of mineral lands; a third term of five years by paying a bonus in the sum of US$100 per acre of mineral lands; and a fourth term of five years by paying a bonus in the sum of US$100 per acre of mineral lands as well as a payment of an amount of 6% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than US$50 per pound. The payment increases to 8% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is equal to or greater than US$50 per pound.

The Ogalalla Agreement can be renewed for a second term of five years by paying a bonus in the sum of US$75 per acre of surface lands; a third term of five years by paying a bonus in the sum of US$100 per acre of surface lands; and a fourth term of five years by paying a bonus in the sum of US$100 per acre of surface lands as well as a payment of an overriding royalty in the amount of 3% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than US$50 per pound. The payment increases to 4% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is equal to or greater than US$50 per pound.

In addition to an annual surface damage payment for lands under development, we must also make a series of damage payments for our activities including developing the area, surveying, exploration and delineation drilling, and installing monitor wells, pipelines and power lines and roads utilized for surface land operations.

The Darby Ranch also forms part of the Sand Draw Property. The Darby Ranch comprises a total of approximately 315 acres of mineral rights and 626 acres of surface rights. Federal lode claims controlled by High Plains have been located on the split-fee lands within the Darby Ranch. The property is located in Township 39 North, Range 74 West (Section 18) and Township 39 North, Range 75 West (Section 13), Sixth Prime Meridian.

The Darby Ranch Agreement (which covers an undivided 45% interest in the mineral rights and a 100% interest in the surface rights) has an initial term of five years and upon execution of the agreement, a bonus payment of US$30 per acre was paid by High Plains.

The Darby Ranch Agreement can be renewed for a second term of five years by paying a bonus in the sum of US$75 per acre of mineral lands; a third term of five years by paying a bonus in the sum of US$100 per acre of mineral lands; and for a fourth term of five years by paying a bonus in the sum of US$100 per acre of mineral lands as well as a payment of an amount of 6% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than US$50 per pound. The payment increases to 8% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than or equal to US$50 per pound.

The Darby Ranch Agreement can be renewed for a second term of five years by paying a bonus in the sum of US$75 per acre of surface lands; a third term of five years by paying a bonus in the sum of US$100 per acre of surface lands; and for a fourth term of five years by paying a bonus in the sum of US$100 per acre of surface lands as well as a payment of an overriding royalty in the amount of 3% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than US$50 per pound. The payment increases to 4% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is greater than or equal to US$50 per pound.

In addition to an annual surface damage payment for lands under development, a series of damage payments is also required for such areas and activities including surveying, exploring and delineation drilling, and installing monitor wells, pipelines and power lines and roads utilized for surface land operations.

We leased an additional 5% mineral rights on the Darby Ranch from James Darby on December 31, 2005. We now control 50% of the mineral rights on the Darby Ranch.

The property covered by the Bolley Agreement also forms part of the Sand Draw Property. The Bolley property comprises a total of 310 acres of mineral rights. The property is generally located in Township 39 North Range 74 West (Section 7) and Township 39 North Range 75 West (Section 12), Sixth Prime Meridian.

The Bolley Agreement has an initial term of five years and upon execution of the agreement, a bonus payment of US$30 per acre of mineral lands was paid by us.

In connection with mineral rights, the Bolley Agreement can be renewed for a second term of five years by paying a bonus in the sum of US$75 per acre of mineral lands; a third term of five years by paying a bonus in the sum of US$100 per acre of mineral lands; and for a fourth term of five years by paying a bonus in the sum of US$100 per acre of mineral lands as well as a payment of an amount of 6% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than US$50 per pound. The payment increases to 8% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is equal to or greater than US$50 per pound.

In addition, a total of 110 federal lode claims (approximately 1,593, acres) also form part of the Sand Draw Property. Portions of certain of the claims as staked extend onto private or public land not controlled by us.

Bear Creek Property

Our interests in the Bear Creek Property consist of a total of approximately 2,796 acres of surface rights covered by an agreement between High Plains and the Donna S. Allemand Family Trust (the “DSAF Trust”) effective as of May 17, 2005 (the “DSAF Trust Agreement”). We also staked 63 federal lode claims (approximately 876 acres) on the property.

We own 100% of the mineral rights to the property having purchased staked claims, none of which have been surveyed by a licensed surveyor. Royalty payments related to the production of uranium from the Bear Creek Property in the form of yellowcake are payable to the DSAF Trust.

The DSAF Trust Agreement is effective May 17, 2005, and remains in effect for an initial term of five years. The agreement can be renewed for three additional terms of five years each, for a total period of 20 years. The agreement continues after the expiry of the 20-year term, so long as mining, development, processing or reclamation is conducted on a continuous basis.

The agreement can be renewed for a second term of five years by paying a bonus in the sum of US$75 per acre of surface lands; a third term of five years by paying a bonus in the sum of US$100 per acre of surface lands; a fourth term of five years by paying a bonus in the sum of US$100 per acre of surface lands, as well as a payment of an overriding royalty in the amount of 3% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is less than US$50 per pound. The payment increases to 4% of the value of uranium in the form of yellowcake recovered from solutions removed from the lands if the value of yellowcake is equal to or greater than US$50 per pound.

In addition to an annual surface damage payment for lands under development, a series of damage payments is also required for such areas and activities including surveying, exploration and delineation drilling, installation of monitor wells, pipelines and power lines, and roads utilized for surface land operations.

Furthermore, as at September 15, 2005, we had entered into negotiations to obtain leases covering the unleased mineral interest in the remainder of the Bear Creek Property. These negotiations have not progressed to a finalized agreement.

Rotary drilling programs in the past have located a number of uranium occurrences. As of the time of preparation of its report, Micon was not aware of the presence of any significant environmental liabilities on the Bear Creek Property. It is understood that a permit from the Wyoming DEQ is required to conduct non-coal rotary drilling programs in Wyoming. A reclamation bond is required to be posted to address the cost of the surface disturbances caused by these drilling programs.

Table IV

Summary of High Plains’ Interests in the Allemand Ross Project Properties

ALLEMAND ROSS PROJECT
Property	Surface Rights (approximately)	Mineral Rights (approximately)	Federal Lode Claims(1) (approximately)	Historical Resources(2)
Sand Draw Property	2,765 acres	1,172 acres	1,593 acres
970,000 pounds of recoverable uranium in the “indicated resource” category (214,000 short tons at 0.32% U3O8 grade) and 3,790,000 pounds of recoverable uranium in the “inferred resource” category (1,400,000 short tons at 0.19% U3O8 grade)

Bear Creek Property	2,796 acres	nil(3)	876 acres	827,700 pounds of recoverable uranium in the “inferred resource” category (361,300 short tons at 0.16% U3O8 grade)
Total	5,561 acres	1,172 acres	2,469 acres

Notes:
(1) Surface rights acreage and mineral rights acreage were calculated based on official Bureau of Land Management plats. Since we have obtained surface rights agreements overlying our federal lode claims, the acreage of federal lode claims was calculated on the basis of the number of acres in such surface rights agreements having federal mineral ownership.
(2) The historical data disclosed must be read together with the important disclosure contained in Footnote A below.
(3) We are currently in negotiations in respect of 1920 acres of mineral rights on the Bear Creek Property.

A
The estimates provided are historical and were prepared using the General Outline method described by the United States Atomic Energy Commission for most of the mineralized pods on the properties and the polygonal method was used for one of the pods located on the Sand Draw property. No mineral reserve or mineral resource estimates have been prepared by us. The classification categories in these estimates used internal nomenclature that was not based upon the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserves Definitions and Guidelines (“CIM Guidelines”) adopted by the CIM Council on August 20, 2000, as the estimates were prepared prior to the implementation of the CIM Guidelines. Micon, who prepared a Technical Report on the property dated September 2, 2005, has reviewed the methodology and data that was used in the preparation of these estimates and considers that the internal classification categories employed generally comply with the CIM Guidelines in effect today. Micon considers that these estimates are of sufficient reliability to provide an order-of-magnitude estimate of the amount of uranium recoverable from these mineralized deposits and is of sufficient quality to form the basis for further work. As at the date hereof, we are not in possession of any more recent estimates or data on the Bear Creek Property or the Sand Draw Property.

Accessibility, Climate, Local Resources, Infrastructure and Physiograpy

Access to the Allemand Ross Project is via Converse County Road 31, which is also known as the Ross Road. The project is located approximately 32 miles north of the Ross Road origin at the intersection of Wyoming Highway 93 (arriving from Douglas) and Wyoming Highway 96 (arriving from Glenrock). The Ross Road is an all-weather road that is maintained by Converse County. Its southern section is paved but its northern section remains as a gravel road. The Ross Road terminates nine miles north of the project near the Ross townsite. The Sand Draw Property is adjacent to and just west of Ross Road. The Bear Creek Property is four miles west of Ross Road on established two-track trails. Sufficient space is present on the current land holdings to construct a well field and extraction plant.

The climate of the region includes cool winters and warm summers. The nearest long-term weather monitoring station is located in Casper, Wyoming which has maintained weather observations from August 1, 1948 to present (Western Regional Climate Centre, 2005). Over the 57-year recording period, the average annual maximum temperature has been approximately 59°F (15°C) and the average annual minimum temperature has been approximately 32°F (0°C). The average total precipitation has been 11.90 inches (approximately 302 millimetres).

Local access to the deposits is by unmaintained trails established by ranching, oil well servicing and drilling activity. We have access to power at the Allemand Ross Project through an existing three-phase, 34.5 KV distribution line from PacifiCorp. This distribution line is located approximately one mile from a proposed satellite production facility at the Allemand Ross Project.. Several oil wells and associated equipment are located on the property, but they are not expected to impinge on uranium drilling or mining operations, since much of the project area has already been the subject of exploratory drilling programs in the past. A pipeline used for the transportation of petroleum products is present in the project area and care will have to be taken to specifically identify its location prior to commencement of any future drilling programs.

The surface elevation of the intersection of the Sand Draw Property and the Ross Road is approximately 5,180 feet (approximately 1,580 metres) above mean sea level, with local relief of up to 130 feet (approximately 40 metres). The project area is a semi-arid, rolling grassland with abundant scrub brush and very few trees.

Geological Setting

The Powder River Basin of northeastern Wyoming and southeastern Montana is a north-south aligned, asymmetrical syncline structural basin bounded by the Laramie Mountain range on the south (where the Allemand Ross Project is located), by the Big Horn Mountains and the Casper Arch on the west, by the Black Hills on the east, and weakly defined by the Miles City Arch to the north. The basin is a Laramide-aged (approximately 65 million years) foreland that was fed primarily by northerly flowing stream systems and secondarily by systems flowing from the west and southeast. The basin has an area of approximately 7.7 million acres. The significant uranium deposits identified to date in the South Powder River Basin have been hosted by either the Paleocene-aged (approximately 60 million years) Fort Union or lower Eocene-aged (approximately 45 million years) Wasatch Formations. Figure B below displays the surficial distribution of the Fort Union and the Wasatch Formations in the Powder River Basin.

Figure B

Generalized Distribution of the Wasatch and Fort Union Formations, Powder River Basin

Detail Area
WYOMING
50 Miles
Cheyenne
Geology Map of Wyoming
Powder River Basin
N
20 Miles
Gillette
Christiansen Ranch
25
Allemand-Ross
Smith Ranch
Ross Road
Legend
Wasatch Fm
Fort Union Fm
Casper
Douglas
Powder River Basin, Wyoming

Source: Modified from Love, J.D., and Christiansen, Ann Coe, 1985, US Geological Survey Map 1964-83.

The Wasatch Formation consists of arkosic sandstone units that generally range from 10 to 200 feet (three to 60 metres) in thickness and are separated by thin and extensive mudstone units. The Paleocene-aged Fort Union Formation underlying the host Wasatch Formation in the Powder River Basin consists of fine grained sandstone, siltstone, interbedded mudstones, and occasionally, massive coal beds.

The uranium mineralization in the Allemand Ross Project area is believed to be hosted either in the lower Wasatch Formation or in the upper Fort Union Formation. The project is located a few miles east of the north-northwest trending basin axis and a few miles west of the surface axis. For practical purposes, the dip of the host rock is less than 1%.

Deposit Types

Uranium mineralization occurs in a number of different igneous, hydrothermal and sedimentary geological environments in North America, as illustrated in Figure C below. Uranium deposits world-wide can be grouped into the following 10 major categories of deposit types based on the geological setting of the deposits (Uranium Information Centre, 2001).

1.	Unconformity-related deposits (e.g. Athabasca Basin, Canada).

2.	Breccia complex deposits (e.g. Olympic Dam, Australia).

3.	Sandstone-hosted deposits (includes roll-front, tabular and structural-associated).

4.	Surficial deposits (e.g. Yeelirrie Deposit, Western Australia).

5.	Volcanic-hosted deposits.

6.	Intrusive-hosted deposits (e.g. Palabora Deposit, South Africa).

7.	Metasomatite-hosted deposits (e.g. Zheltye Vody Deposit, Ukraine).

8.	Metamorphic-hosted deposits (e.g. Mary Kathleen Deposit, Queensland).

9.	Quartz-pebble conglomerate-hosted deposits (e.g. Elliot Lake, Canada).

10.	Vein-hosted deposits (e.g. Jachymov Deposit, Czech Republic).

The major primary ore mineral in these deposits is either (i) uraninite, a complex uranium mineral containing UO2 and UO3 as a crystalline form, or (ii) pitchblende, the massive form of uraninite, though a range of other uranium-bearing minerals can be found in particular deposits.

A large variety of secondary uranium minerals is known, many of which are brilliantly coloured and fluorescent. The most common are: gummite, a general term like limonite for mixtures of various secondary hydrated uranium oxides with impurities; hydrated uranium phosphates of the phosphuranylite type, including autunite (with calcium), saleeite (magnesium) and torbernite (with copper); and, hydrated uranium silicates such as coffinite, uranophane (with calcium) and sklodowskite (magnesium). A synthesis of the deposit size and grade ranges is provided in Table V below.

Figure C

Location of Uranium Provinces and Major Uranium Deposits in North America

Uranium Province Outline
Major Uranium Clusters
Unconformity-related
Roll-front sandstone
Tabular sandstone
Quartz-pebble conglomerate
Vein
Intrusive
Phosphorite
Collapse-breccia pipe
Volcanic
Metasomatite
Limestone
Bokan Mountain
Athabasca Basin Uranium Province
Canada
Blind River-Elliot Lake Uranium Province
Basin and Range Uranium Province
U.S.A.
Rocky Mountain and Intermontane Basins Uranium Province
Swanson
N
Colorado Plateau Uranium Province
Florida Phosphorite Uranium Province
Gulf Coast Uranium Province
Mexico
0 200 400 600 800 1000
kilometres
April 2005

Table V

Typical Ranges of Deposit Size and Grade of Uranium Deposits in North America

Uranium Province	Total Resource Magnitude (short tons)	Area (square miles)	Size Range (short tons U3O8)	Grade Range (%U3O8)
Athabasca Basin	5.5 x 10[5]	100,000	650 - 195,000	0.30 - 16.5
Blind River-Elliot Lake	3 x 10[5]	25,000	3,000 - 240,000	0.04 - 0.125
Colorado Plateau	6 x 10[5]	200,000	500 - 200,000	0.05 - 0.60
Rocky Mountain and Intermontane Basins	3.5 x 10[5]	320,000	500 - 20,000	0.04 - 0.48
Gulf Coast	1 x 10[5]	50,000	500 - 10,000	0.04 - 0.30
Basin and Range	4 x 10[4]	675,000	500 - 20,000	0.05 - 0.10
Florida Phosphorite	1 x 10[6]	30,000	90,000 - 270,000	0.007 - 0.0125
Non-province Canada	9 x 10[4]	NA	500 - 25,000	0.07 - 0.60
Non-province USA	6 x 10[4]	NA	800 - 22,000	0.09 - 0.75
Non-province Mexico	2 x 10[3]	NA	800 - 1,200	0.03 - 0.08
TOTAL	3 x 10[6]

Source: Finch, Warren I., 1996, Uranium Provinces of North America - Their Definition, Distribution, and Models: US Geological Survey Bulletin 2141, 20.

The known uranium mineralization in the Powder River Basin of Wyoming can be classified in the sandstone-hosted category. Specifically, the uranium mineralization found on the Allemand Ross Project is of the roll-front sub-type.

The generally accepted theory of deposition of uranium in Wyoming basins is that uranium contained in volcanic ash of the overlying White River Formation covering the area was leached by oxygenated surficial water, carried into sandstone outcrops and transported down dip under oxidizing conditions in the permeable sandstone beds until reaching a reducing environment where the uranium was precipitated in either the lower sections of the Wasatch Formation or the upper sections of the Fort Union Formation.

Suitable reducing agents can be the presence of pyrite, marcasite, organic materials, bacterial action and H2S gas. The oxygenated, uranium-bearing fluid was focused and confined in the permeable sandstone units by the presence of impermeable mudstone beds or other such units. Deposition of uranium is not restricted to a single sandstone unit. A number of sandstone units have been found to host roll-front type uranium mineralization in this area as a result of the exploration activities carried out by Conoco.

Exploration for roll-front uranium deposits relies on identifying the principal geochemical environment (either oxidized or reduced) as a primary guide to the specific location of the redox boundary. This is typically achieved by means of widely spaced drill holes. As more information becomes available, the location of the redox boundary becomes better constrained. The exploration focus then turns to the detailed evaluation of favorable sections of the redox boundary to determine whether or not economic grade uranium mineralization may be present.

The presence and amount of uranium mineralization is determined by means of radiometric values measured using down-hole surveying tools and these values are typically calibrated by means of a small number of assays from a certified laboratory. Additional information in the form of self-potential, resistivity, and neutron-neutron readings is also gathered during the course of a down-hole survey.

The uranium grade is determined radiometrically by measuring the radioactivity levels of certain daughter products formed during radioactive decay of uranium atoms. In the case where the amount of daughter products are in equilibrium with the parent uranium atoms, this method will provide an accurate measure of the amount of parent uranium that is present. However, uranium may be remobilized in some geological environments, which leads to situations in which uranium occurs where no daughter products are present, balanced by a condition where daughter products remain after the uranium has been depleted. These situations are known as “disequilibrium”, and can either over-estimate or under-estimate the amount of parent uranium that is present. It is therefore very important to obtain representative samples of the uranium mineralization on the property under investigation and to confirm the radiometric estimate by chemical methods.

Mineralization

The exploration activities carried out by Conoco have discovered a number of roll-front uranium deposits on the Sand Draw Property. The known deposits occur in an area that measures approximately two miles by two miles (3.2 kilometres by 3.2 kilometres). The uranium mineralization is hosted in a number of individual sandstone units that occur at depths of approximately 1,029 to 1,444 feet (338 to 474 metres) from the surface. The largest deposit on the Sand Draw Property has a strike length of approximately 0.6 mile (one kilometre), a width of approximately 850 feet (250 metres) and a vertical dimension of approximately seven feet (2.3 metres). In general terms, these deposits have crescent-shaped cross sectional outlines, and are either flat lying or plunge gently northeast, towards the centre of the Powder River Basin.

The historical drilling has identified a number of roll-fronts and uranium concentrations in the Bear Creek Property. The longest roll-front is interpreted to have a strike length of approximately 7,000 feet (2,100 metres), and a number of drill holes have reportedly intersected significant uranium mineralization at similar depths to that discovered at the Sand Draw Property.

Exploration and Drilling

A program consisting of  eleven vertical core drilling holes and a metallurgical test program was completed at the Allemand Ross Project during the period from September 24, 2005 to November 21, 2005. Total drilled footage of the program was 14,173 feet. The purpose of the program was to substantiate the uranium analyses obtained by former operators as well as to provide samples for laboratory leach tests. Two agitation leach (jar roll) studies by Energy Laboratories on the recently drilled core indicated that the portion of the mineral trend tested can be leached satisfactorily with recovery typical of other Powder River Basin ISL projects. Chemical analysis of three samples confirmed that the portion of the mineral trend tested exhibits characteristics typical of an uranium deposit in equilibrium. This initial stage of investigation is considered to be successful in providing additional information regarding the uranium content of the deposits and to have established confidence in the amenability of the deposits to mining by in-situ leaching. Future programs will test these characteristics on other parts of the project. A delineation program is being designed to bring the confidence level in the resources to an indicated category.

A description of the historical drilling on the properties is provided above under the heading “Principal Exploration Projects - Allemand Ross Project - History”.

Sampling Method and Approach

Eleven ore-quality rotary-drilled test holes from previous drilling campaigns were closely offset by the eleven core holes described above. The core holes were rotary drilled to the top of the mineralized intervals. Three inch diameter core was then retrieved from the sandstone-hosted mineralized intervals. The core holes were subsequently geophysically logged for natural gamma, single-point resistance, and spontaneous potential.

Sample Preparation, Analyses and Security

At the drill location, the core was described in detail and split longitudinally. One half of the split was then cut at approximately one foot intervals, guided by lithology breaks. Each sample-cut was bagged and labelled for hole number and depth, then hand-delivered as soon as possible to the laboratory for analysis. Chain of possession has been documented with the proper paperwork. The remaining half of the longitudinal split was subsequently vacuum-bagged and stored frozen for potential future analysis.

Analysis was conducted by Energy Labs of Casper, Wyoming during the period from September 29, 2005 to December 15, 2005. Each sample was crushed, split and chemically analyzed for uranium (Method ICP 6010), vanadium and selenium, plus closed-can gamma. Analytical results were reported per sample, cross-referenced to driller’s depth.

Data Verification

Due to the passage of time and the decades-long decline in interest in this style of mineralization, a thorough verification of the historical data from these properties is not feasible, as many of the records and materials from past exploration programs have been lost, destroyed, or otherwise made inaccessible. Consequently, Micon’s data verification procedures were confined to a review of all of the available data for the properties and by conducting a site visit. The data consisted of a series of drill hole compilation maps that displayed the drill hole number, the down-hole depth at which uranium mineralization was encountered, the thickness and the grade of the mineralization.

In addition to its review of the data, Micon was able to locate a number of the collars of the drill holes completed by Conoco on the Sand Draw Property. The locations of these drill collars were marked by the presence of a black plastic pipe measuring approximately one inch (2.5 centimetres) in diameter that protruded above the ground surface by approximately eight inches (approximately 20 centimetres). The drill hole number was observed to have been embossed on an aluminum tag which was then attached to the plastic pipe.

Micon has relied upon the data presented in the drill hole compilation maps for the Sand Draw Property and Bear Creek Property. In Micon’s opinion, the quality of the information that was reviewed conformed to the standards in effect at the time during which the exploration work was carried out. Micon believes that the surviving data is sufficiently credible to be used with confidence as a guide to future exploration programs.

Mineral Processing and Metallurgical Testing

Based on the analytical results, selected mineralized sample intervals were combined into two samples, crushed, and leach tested by means of continuous agitation. The tests were conducted between November 9, 2005 and December 2, 2005. The samples were treated with a sodium bicarbonate-hydrogen peroxide lixiviant. The results showed a 62% recovery in 20 pore volumes.

Mineral Resource and Mineral Reserve Estimates

No mineral resource or mineral reserve estimates have been conducted by us on the properties.

Other Relevant Data and Information

Micon is not aware of any additional information or relevant data, the omission of which would make its Technical Report misleading or difficult to understand.

Interpretation and Conclusions

Micon reached the following conclusions in respect of the Allemand Ross Project:

•
The grade of the uranium mineralization reported to have been intersected in the Conoco drill holes is similar to that which is being exploited by Cameco Corporation at the nearby Smith Ranch operation using the ISL method which is contemplated by us for use on the Sand Draw Property and Bear Creek Property, should they be economically feasible to mine. In Micon’s opinion, the density of drill holes completed by Conoco on these two properties is sufficient, in general terms, to allow the estimation of the position of a roll-front that is a favorable site for deposition of uranium mineralization. The drilling density is locally sufficient to allow estimates of the general dimensions of uranium deposits.

•
Micon has reviewed all available information pertaining to the uranium mineralization found on the Sand Draw and Bear Creek Properties. It has also conducted sufficient data verification activities to assure itself that the data is sufficiently credible to be used as a guide to future work programs on the two properties. However, the lack of availability of the detailed historical records necessitates a work program to confirm the accuracy of this historical work and to provide sufficient detailed information to be used in the advancement of these two properties.

Recommendations

A baseline environmental study program has been initiated as a precursor to project permitting. In addition, a development drilling program has been planned which will be initiated by the drilling of several baseline sampling wells and two clusters of pump test wells. Hydrological testing will be included. The well installation will be closely coupled with a program of rotary delineation drilling designed to confirm the presence, quality, and dimensions of the uranium deposits located by the Conoco drilling programs. Delineation drilling will continue throughout the permit application and review period. These activities and expenditures are envisioned to take place over a 30 to 36 month period. A summary of these actual and proposed expenditures is provided in Table VI below.

Table VI

Actual and Proposed Delineation and Development Expenditures for the Sand Draw Property and Bear Creek Property, Allemand Ross Project, Wyoming

(US Dollars)

Sand Draw Property
Item	Q4 2005/Q1 2006 (Actual)	Q2/Q3/Q4 2006 (Proposed)	2007 (Proposed)	Total
Phase I - Allemand Ross
Core drilling and logging	142,000	38,000	-	180,000
Hydrogeological study	-	80,000	-	80,000
Baseline monitor wells	-	590,000	10,000	600,000
Engineering/hydrology	-	100,000	-	100,000
Sub-total, Phase I	142,000	808,000	10,000	960,000

Phase II - Allemand Ross
Confirmation/definition drilling	-	580,000	-	580,000
Pre-feasibility study	-	50,000	25,000	75,000
Deposit expansion delineation	-	-	1,700,000	1,700,000
Sub-total, Phase II	-	630,000	1,725,000	2,355,000

Sub-total, Phase I and II	142,000	1,438,000	1,735,000	3,315,000

Ancillary Costs, All Phases
Staff	-	117,000	124,000	241,000
Consultants	64,000	138,000	60,000	262,000
Claim Payments	-	50,000	25,000	75,000
Lease Payment	-	36,000	18,000	54,000
Sub-total, Ancillary Costs	64,000	341,000	227,000	632,000
Total, Sand Draw Property	206,000	1,779,000	1,962,000	3,947,000

Bear Creek Property
Item	Q4 2005/Q1 2006 (Actual)	Q2/Q3/Q4 2006 (Proposed)	2007 (Proposed)	Total
Phase I - Allemand Ross
Core drilling and logging	-	180,000	-	180,000
Hydrogeological study	-	80,000	-	80,000
Baseline monitor wells	-	550,000	10,000	560,000
Engineering/hydrology	-	50,000	-	50,000
Sub-Total, Phase I	-	860,000	10,000	870,000

Phase II - Allemand Ross
Confirmation/definition drilling	-	180,000	-	180,000
Pre-feasibility study	-	50,000	-	50,000
Deposit expansion/delineation	-		520,000	520,000
Sub-Total, Phase II	-	230,000	520,000	750,000

Sub-Total, Phase I and II	-	1,090,000	530,000	1,620,000

Ancillary Costs, All Phases
Staff	-	230,000	124,000	354,000
Consultant	-	50,000	20,000	70,000
Claim payments	-	17,000	8,500	25,000
Lease payments	-	16,000	8,000	24,000
Sub-Total, Ancillary Costs	-	313,000	160,500	473,000
Total, Bear Creek Property	-	1,430,000	690,500	2,093,500

Total, Allemand Ross Project	206,000	3,182,000	2,652,500	6,040,500

A proposed budget totalling approximately $6,000,000 is expected to be expended in two phases over a 30-36 month period. The first phase of the recommended work program will involve a delineation drilling and resource verification program at the Allemand Ross Project. The data obtained from this initial drilling program will be used to develop a pre-feasibility report. This report is presently scheduled for completion at the end of 2006.

Preliminary permitting work has also started on the Allemand Ross Project. This permitting effort will include obtaining permits from the Wyoming Department of Environmental Quality and the Nuclear Regulatory Commission. Both of these permit applications will include extensive environmental baseline data. Initially, data will be collected for vegetation, soils, wildlife, and hydrology. This data collection program is scheduled for 2006 and will include:

•	pump tests for aquifer characterization,

•	installation of baseline wells,

•	collection of groundwater baseline,

•	initiation of wildlife field surveys,

•	vegetation sampling and characterization, and

•	identification of climatological conditions

It is Micon’s opinion that the Sand Draw Property and Bear Creek Property merit further work and that the proposed budget is appropriate, provided that the Phase I - Allemand Ross program yields sufficiently encouraging results to justify the expenditures proposed for the Phase II - Allemand Ross program.

Swinney Switch Project

Property Descriptions and Locations

The Swinney Switch Project is located in the eastern portion of Live Oak County and the western portion of Bee County, approximately 30 miles (48 kilometres) northwest of Corpus Christi, Texas as illustrated below in Figure D. The Wallace Ranch Property is situated in the southwestern part of 101 Bar Ranch in Live Oak County, Texas as illustrated below in Figure E.

Figure D

General Location of the Swinney Switch Project, Texas

Figure E

Location of the Wallace Ranch, Swinney Switch Project, Texas

History

Uranium mineralization was first discovered in Texas in the outcrop by workers in the petroleum industry who noted elevated radioactivity readings while conducting follow-on activities from an airborne gamma-ray scintillation survey of potential oil and gas structures in 1954. Since then, a number of additional occurrences of uranium have been discovered. Initially, these discoveries were of mineralization that was located relatively close to the surface. However as the geological understanding of this style of mineralization evolved, additional deposits were discovered at greater depths. Those deposits located at shallow depths have been mined using open pit mining methods, however those deposits located at greater depths have been exploited using ISL methods.

In the Swinney Switch Project, uranium was discovered in the late 1970s in the area of the Mount Lucas deposit, which is located 2.5 to 3 miles (4 to 5 kilometres) southwest of the Swinney Switch Project, as illustrated in Figure F.

Figure F

Location of Roll-Front Uranium Deposits, Corpus Christi Area, South Texas

Legend
Swinney Switch
Other ISL
Surface Mines
Major Roads
Cities
N
Swinney Switch
Mount Lucas
Brelum
Palangana
Trevino
Vasquez
0 10 20 30 40
Kilometers

Texas Oil and Gas Company (“TOGC”) formed a uranium exploration group called TXO Minerals (“TXO”) in the late 1970s. TXO acquired the uranium rights to the Wallace Ranch Property and began exploration drilling that was funded by Florida Power and Light Company (“FPO”) under a joint venture agreement. FPO reportedly opted out of the joint venture early in 1980. TXO then reached an agreement for the project with Intercontinental Energy Corp. (“IEC”). However, little work is believed to have been completed, as IEC reportedly terminated its interest in the area in September 1980.

TXO conducted its drilling program by means of truck mounted rotary drill rigs that were able to drill vertical holes up to 5 inches (12.7 centimetres) in diameter. For much of the length of the drill holes, no core was recovered. Coring was done in the mineralized zones in order to provide samples of mineralized material for laboratory analyses. Electric logs which measured the natural radioactivity, the electrical resistivity and the self-potential were created for all drill holes. We estimate that TXO completed a total of at least 380,000 feet (116,000 metres) of drilling in at least 633 drill holes on the Wallace Ranch.

Limited available historical data indicate that TXO estimated that approximately 1,200,000 pounds of in-situ uranium is present in three horizons at the Wallace Ranch Property. No mineral reserve or mineral resource estimates have been conducted by us. This estimate was not prepared in compliance with the categories set out in the CIM Guidelines, as the estimates were prepared prior to the implementation of the CIM Guidelines. Micon considers that this estimate is sufficiently reliable to provide an order-of-magnitude estimate as to the amount of uranium present on the property and to serve as a basis for further exploration work. As at the date hereof, we are not in possession of any more recent estimates or data relating to the Wallace Ranch Property.

The property lease records of the County Clerk indicate that TXO maintained its lease from September 1980 to December 1981. TXO is believed to have terminated its lease in February or March 1982.

There was no resource estimate completed by TXO on the Johnson property, which was part of its Swinney Switch Project holdings in the late 1970s. Mineralized pods were identified during the TXO drill program. Apart from limited information, data for the Johnson property exploration program are not among the information package held by us.

Our Interest in the Wallace Ranch Property

We entered into an agreement with Anna Ruth Iley, Harold Wallace Jr. and Mrs. Donna Wallace dated February 14, 2005, as ratified by 101 Bar Ranch Ltd. and Iley Family, Ltd. by instrument dated April 6, 2005, each as amended by agreement dated June 1, 2005 (the “Wallace Agreement”) in respect of approximately 3,144 acres of surface rights and 2,050 acres of the mineral rights on the Wallace Ranch Property, as illustrated in Figure G below. The Wallace Agreement is valid for a primary term of five years from the effective date and for so long thereafter as uranium is produced from the property. We are entitled to renew the lease for an additional five-year term if we have discovered any leased substance on the premises in commercial quantities, and can be maintained in a current state by the payment of fees in amounts ranging from US$10 to US$50 per acre per year. In addition, royalty payments of the gross proceeds from the production of uranium are payable to the land owners according to the rate shown in Table VII below. A number of additional obligations are specified in the terms of the Wallace Agreement which pertain to such matters as damage payments and reclamation requirements for surficial disturbances. The most significant of these obligations is the requirement to pay a sum of US$70 for each exploratory drill hole completed by us on the Wallace Ranch Property. We are also required to pay a sum of US$60 for each production well placed by us on the Wallace Ranch Property.

Figure G

Location of Tracts and Abstracts for the Wallace Ranch, Texas

A-477
A-748
A-814
A-373
Tr. 6.2
100 Ac
A-573
A-962
A-914
Tr. 6.4
258 Ac
A-526
N
Tr. 6.5
114 Ac
Tr. 6.1
129 Ac
Tr. 2
168.25 Ac
A-25
Tr. 1
640 Ac
A-854
A-749
Tr. 6.3
53 Ac
A-62
A-902
Tr.4
100.5 Ac
A-528
Tr. 3
196.25 Ac
A-399
Tr. 5
161 Ac
A-21
Tr. 7,8,9
1224.85 Ac
Legend
Tracts
Abstracts
A-30
0
0.25
0.5
1
Miles
A-272

A title opinion on the lands subject to the Wallace Agreement was conducted in April 2005. A number of potential issues to the title were raised and we are undertaking further title investigations. The perimeter of the Wallace Ranch Property has also not been certified by a licensed surveyor.

Table VII

Summary of Gross Proceeds Royalties for the Wallace Ranch Property

Value of Yellowcake (US$ per Pound U3O8) US$	Royalty
Less than $25	6.25%
More than $25, but less than $30	7.25%
More than $30, but less than $35	8.25%
More than $35, but less than $40	9.25%
More than $40, but less than $60	10.25%
More than $60, but less than $80	11.00%
More than $80, but less than $100	12.00%
More than $100, but less than $120	13.00%
More than $120, but less than $140	14.00%
More than $140	15.00%

We have also acquired an interest in 475 acres of mineral and surface rights on the Seager-Salvo Property located to the northeast of the Wallace Ranch Property and 726 acres of mineral rights and 605 acres of surface rights on the Johnson Property located approximately two miles to the northwest of the Wallace Ranch Property. At this time, we are not in possession of sufficient data on the Johnson Property or the Seager-Salvo Property to make an appropriate determination as to the mineral resources which may be available on these properties.

During Micon’s site visit, a number of impacts to the surficial conditions such as ranching, brush clearing, road construction, quarrying operations and oil and gas wells were observed to be present in the western portion of the Wallace Ranch Property. Micon did not conduct a detailed inventory of the environmental impacts on the Wallace Ranch Property.

We are responsible for any environmental liabilities relating to the uranium rights on the Wallace Ranch and intend to conduct a complete environmental inventory of the Wallace Ranch prior to commencement of any work programs.

A permit must be obtained from the Railroad Commission of Texas before drilling activities can commence.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Swinney Switch Project area straddles Interstate Highway 37 at approximately mile post 40, illustrated in Figure D. Highway 37 is the main road leading from Corpus Christi to San Antonio.

The project area consists of low rolling pasture land covered by mesquite, guajia, catclaw and other brush. The local elevation is approximately 200 feet (60 metres) above mean sea level. Rainfall in the area averages 30 inches (760 millimetres) per year and is concentrated in the spring and fall. Temperature ranges from very hot in the high summer to mild and pleasant in the spring and fall to wildly alternating cold to mild in the winter.

Electrical power is present on the site and all necessary supplies can be obtained in Corpus Christi. Sufficient space is present on the current land holdings to construct a well field and extraction plant.

Geological Setting

The Texas coastal plain consists of a 100 to 150 miles wide (160 to 240 kilometres), arcuate band of gently east and southeasterly dipping, Tertiary-aged, clastic rocks bounded on the west by the Eocene-aged Jackson Group and on the east by the Gulf of Mexico.

The Tertiary rocks in south Texas represent an assemblage of clastic sediments that were deposited by large river systems that occupied roughly the same position as the present day river channels, as illustrated in Figure H below. The depositional environment of these sediments is interpreted to be a coastal plain that prograded southeastward to the present coastline.

This package of rocks is up to 70,000 feet (21,000 metres) thick and extends from the Louisiana border southwards to the Rio Grande and into Mexico. The area where most of the past uranium exploration and development has taken place is the segment south of the San Marcos arch, a gentle positive geologic feature that bisects this province near the mid-point of the outcrop band. This region is known as the “South Texas Uranium Province”.

Uranium mineralization is known to be hosted in at least seven different sandstone formations in south Texas, ranging in age from Eocene to Pliocene. They are the Carrizo Formation, the Dillworth and Deweesville Members of the Whitsett Formation, the Soledad Member of the Catahoula Formation, the Oakville Formation, and the La Para and La Bahia Members of the Goliad Formation. Uranium mineralization is known to occur in the Lissie Formation of Pleistocene age but its extent and economic importance are yet to be determined.

The uranium deposits are usually, but not always, hosted within and on the margins of the larger bed-load to mixed-load river channels. The position of these large channel systems has been stable over the entire Tertiary period and has resulted in stacked channel sands that are referred to as mega-channels.

Uranium has been recovered from four formations by means of either surface or ISL methods: the Jackson, Catahoula, Oakville, and Goliad. At the end of the last cycle of uranium exploration, potentially economic deposits had been discovered in the Carrizo Formation but none of the deposits have been developed into producing mines to date.

The Goliad Formation is the host of the uranium mineralization found in the Swinney Switch Project area. It is considered to be Pliocene in age and unconformably overlies all the older formations down to the Whitsett Formation of the Jackson Group. The Goliad Formation is composed of three members: the lower La Para Sandstone, the Middle Lagarto Creek Clay Beds and the upper La Bahia Sandstone.

The La Para Member is essentially a conglomerate that is composed largely of quartz, chert, and limestone cobbles, cross-bedded coarse sand, and limey clay. The La Para Member is the most widely exposed and is usually well-calichefied and resistant to erosion and thus overlaps many of the older formations. The Lagarto Creek Member is a pinkish-brown to reddish coloured, mottled, limey clay. The La Bahia Member is composed of fine to coarse grained, cross bedded or massive sandstone that contains thinly interbedded conglomerate lenses composed of quartz, chert, and jasper pebbles.

Figure H

Location of High Plains and Other Uranium Deposits and Prospects, South Texas

The Goliad drainage system is interpreted to have consisted of a series of streams crossing the coastal plain in a southeastward direction. The source for the Goliad sediment was believed to have been the exposed Llano uplift and the Edwards Plateau. The Goliad formation is known to also contain a moderate amount of pyroclastic rocks. Along the coastal plain, salt domes were beginning to emerge and these local uplifts also contributed detritus and sediment to the Goliad formation. The thickness of the Goliad formation varies from zero to about 500 feet (150 metres) under the overlying Lissie formation outcrop location.

This area of south Texas is also well known for the presence of oil and gas deposits.

Numerous fault structures are also known to be present in this area of South Texas, as illustrated in Figure I below. For the most part, these faults are either normal or growth faults that strike in a northeast-southwest direction and are actively forming at present. The presence and location of these faults play an important role in localizing uranium mineralization as they permit the upward migration of H2S gas into the overlying strata. This gas proceeds to act as a reducing agent when it comes into contact with the oxidized, uranium-bearing solutions and causes the uranium to precipitate.

Figure I

Location of Major Faults in South Texas

Deposit Types

The uranium deposits in the Texas trend are considered to be the “classic” roll-front types. In these types of deposits, oxidizing ground water migrating down dip from the recharge zone to the northwest carried the uranium ion in solution. This solution continued to migrate along the favorable strata until it encountered an Eh change, at which point the oxidized, soluble uranyl ion was reduced to the insoluble uranous ion and deposited as the mineral uraninite or in some cases coffinite. It is a common feature within a sand formation that roll-front deposits are confined to individual sand members that are separated by impermeable clay/shale/silty units. It is also a common feature within a deposit to have several “stacked” fronts that do not exactly coincide with each other in plain view, but are in fairly close proximity to each other.

Individual fronts are sinuous and this sinuosity is believed to represent the differences in permeability of the sands. The best mineralized parts of the sands tend to be the thicker sections which were the most permeable.

Mineralization

The uranium mineralization within the Wallace Ranch Property occurs along a strike length of approximately 4,500 feet (1,400 metres) of north-northeast trending roll-fronts in at least three individual sand horizons. These fronts remain untested by drilling along the northern strike extension and also to the southwest under Interstate Highway 37.

All of the uranium mineralization found at the Wallace Ranch Property is confined to the sands of the basal La Para Member of the Goliad Formation. The mineralization contains greater than 50% sand and in channel areas the sand content may increase to 75% to 80%. Both sands and clays throughout the project area are generally discontinuous or vary rapidly and drastically in thickness.

Within the Wallace Ranch Property area, the La Para Member has been divided into six correlatable sand units. Two of these units that are situated above the base of the member can be subdivided into two more units each, which thicken and are split by a discontinuous clay. The basal-most unit is sometimes distinct and separated by a clay unit and in other cases blends with the sand unit above, or does not occur due to non-deposition.

The significant portion of the uranium mineralization in the La Para Member is confined to the basal three sand units and most often to the upper two of these three units. When mineralization does occur in the higher La Para Member sand units, it appears to be trapped within very fine sands or clays at the boundaries of these upper sands.

Although the Texas deposits are thought of as classic roll-fronts, the reduction of the uranium ion in the groundwater is believed to be caused by gas emanating from petroleum reservoirs at depth, and the strength and position of these reduction boundaries has varied greatly over time. These fronts have been much affected by growth faulting and salt dome evolution throughout Tertiary time.

The relatively young Goliad mineralization has been found, in general, to be out of radiometric equilibrium and is strongly positive in favor of the chemical assay. URI, which has successfully mined two Goliad deposits, has abandoned natural gamma logging and uses prompt neutron fission logging in its development. URI owns the license to manufacture this tool. The exact disequilibrium factor of the Swinney Switch Project mineralization is not known at this time.

Exploration

We have not conducted any exploration activities on the Wallace Ranch Property.

Drilling

A description of the historical drilling on the property is provided under “Principal Exploration Project - Swinney Switch Project - History”. High Plains has not completed any drilling on the Wallace Ranch Property to date.

Sampling Method and Approach

We have not conducted any sampling programs on the Wallace Ranch Property to date, as none of the drill cores generated by TXO have survived the passage of time.

Sample Preparation, Analyses and Security

We have not conducted any sampling preparation or analysis as no samples have been taken on the Wallace Ranch Property to date, since none of the drill cores generated by TXO have survived the passage of time.

Data Verification

Due to the drilling methods utilized in the search and delineation of this class of mineralization, only a small footage of drill core is actually taken with each hole produced. These cores are typically consumed during the course of laboratory analyses, consequently no physical samples of mineralized intercepts have survived the passage of time. The presence of uranium mineralization is determined by indirect measurements of the intensity of radioactivity at regular intervals in the drill holes and its concentration is deduced mathematically from these readings.

Of the approximately 633 drill holes on the Wallace Ranch Property, Micon’s data verification procedures comprised a detailed examination of a subset of 508 drilling records that were acquired in early June 2005. A total of 12 drill hole records were selected from the 508 drill holes. Each of the 12 drill hole records was found to contain an electric log, a data print out, and a lithological log.

In each of the 12 drill holes examined the electric logs were generated by Century Geophysical Corporation, a geophysical surveying company which continues to provide these services to clients. Micon observed that the degree of preservation of the electric logs was excellent in the majority of cases, however a small degree of water, insect and mold damage has affected small portions of some logs. Micon also observed that the electric logs contained all information necessary to perform interpretations and calculations.

Micon also compared the gamma values presented in the data print-outs to the analog trace on the electric log. These readings correspond directly to the analog trace and provide a greater degree of precision than would otherwise be possible by direct measurement of the analog trace. Micon agrees that the gamma values in the data print-outs are the most appropriate data to use in calculation of the uranium concentration.

Micon’s data verification procedures also included an attempt to reproduce the average uranium values reported by TXO for selected mineralized intervals. These attempts resulted in a consistently lower result than had been reported by TXO, indicating that an additional piece of information was likely utilized by TXO in its calculations. One possibility is that TXO applied a disequilibrium factor in its calculations while Micon did not, as no supporting data was available which described TXO’s determination or application of this factor.

Micon concluded its data review by comparing the calculated uranium concentrations and thickness of mineralized intervals on the data print-outs against the data presented in the drill hole compilation maps. The data on these compilation maps included the drill hole number, the elevation below sea level at which uranium mineralization was encountered and the thickness and the grade of the mineralization. No discrepancies were noted.

In addition to its review of the data, Micon was able to locate one collar of the drill holes completed by TXO. The location of this collar was marked by the presence of a cylinder of cement and a length of yellow nylon rope that was emplaced into the drill hole by the supervising geologist upon completion of that individual drill hole. No identification information was attached either to this cylinder of cement or length of rope, although it was believed that this was drill hole number 424, judging by its position relative to recognizable topographic features shown on the drill hole compilation map.

Subsequent to the March 2005 visit, we continued to conduct exercises designed to measure the accuracy of the working data set reviewed by Micon. One of these exercises consisted of compiling a list of drill hole collar locations from the existing data set. This list of locations was then provided to a field technician with instructions to place a lath picket containing the drill hole number at the site of those locations in the field using a high-precision global position satellite instrument. The technician placed the lath picket for drill hole 424 within two feet of the cement plug uncovered during the March 2005 site visit. While additional examples are required to confirm this single outcome, this exercise enables Micon to agree that the accuracy of the working data set is sufficient to use in planning of future activities on the Swinney Switch Project.

Micon has relied upon the data presented in the drill hole records and compilation maps for the Swinney Switch Project properties. In Micon’s opinion the information that was reviewed is of high quality and conformed to the standards in effect at the time during which the exploration work was carried out. Micon believes that the surviving data are sufficiently credible to be used with confidence as a guide to future exploration programs.

Mineral Processing and Metallurgical Testing

No metallurgical test work has been conducted by us on the uranium mineralization located in the Wallace Ranch Property.

Mineral Resource and Mineral Reserve Estimates

No mineral resource or mineral reserve estimates have been completed by us for the Wallace Ranch Property.

Interpretation and Conclusions

The grade of the uranium mineralization reported to have been intersected in the TXO drill holes is similar to that which has been exploited in past mining activities in the region. In Micon’s opinion, the density of drill holes completed by TXO on the Wallace Ranch Property is sufficient to allow the prediction of the presence of roll-fronts with confidence. The drilling density is locally sufficient to allow estimates of the general dimensions of uranium deposits.

Micon has reviewed all available information pertaining to the uranium mineralization found on the Wallace Ranch Property. It has also conducted sufficient data verification activities to assure itself that the data are sufficiently credible to be used as guides to future work programs on the property. However, a work program will be necessary to confirm the accuracy of the historical work and to provide sufficient detailed information to be used in the advancement of the property.

Recommendations

The work program contemplated by us is targeted to confirm the presence, grade and dimensions of the uranium deposits located by the TXO drill programs. This will be done by completing a series of drilling programs of increasing detail. Baseline environmental studies that will form the basis of the creation of an Environmental Impact Statement will be undertaken. Metallurgical studies, hydrological studies and preliminary engineering will also be undertaken such as to allow completion of a pre-feasibility study. These activities and expenditures are envisioned to take place over a 30 to 36 month period. A summary of the proposed expenditures is provided in Table VIII below. While the results of prior exploration have demonstrated the existence of uranium mineralization on the Wallace Ranch Property, there is no assurance that the proposed program of future work will result in the delineation of an economically viable deposit. Should it do so, considerable additional time is likely to be required for permitting, engineering and construction before the commercial production of uranium could commence.

Table VIII

Actual and Proposed Delineation and Development Expenditures for the Wallace South Deposit, Texas

(US Dollars)

Item	Q4 2005/Q1 2006 (Actual)	Q2/Q3/Q4 2006 (Proposed)	2007 (Proposed)	Total
Phase I - Swinney Switch
Staff Salaries	-	50,000	-	50,000
Consultants Services	125,186	429,202	-	554,388
Land Acquisition & Holding Costs	31,441	161,599	-	193,000
Capital Equipment	-	372,113	-	372,113
Baseline Environmental Studies, Report	-	591,000	-	591,000
Core Drilling	-	60,000	-	60,000
Confirmation & Delineation Drilling	-	535,000	-	535,000
Metallurgical, Hydrologeological, and Preliminary Engineering Studies	31,633	53,367	-	85,000
Permitting Costs	-	287,380	-	287,380
Sub-total, Phase I - Swinney Switch	188,260	2,539,621	-	2,727,881

Table VIII (Cont.)

Actual and Proposed Delineation and Development Expenditures for the Wallace South Deposit, Texas

(US Dollars)

Item	Q4 2005/Q1 2006 (Actual)	Q2/Q3/Q4 2006 (Proposed)	2007 (Proposed)	Total
Phase II - Swinney Switch
Staff	-	-	289,275	289,275
Consultants	-	-	50,000	50,000
Land Costs	-	-	56,000	56,000
Core Drilling	-	60,000	-	60,000
Confirmation/Delineation Drilling	-	-	320,000	320,000
Wellfield Drilling	-	-	400,000	400,000
Installation of Monitor Wells	-	-	210,000	210,000
Metallurgical, Hydrologeological, and Preliminary Engineering Studies	-	-	400,000	-
Commission Feasibility Study	-	-	50,000	50,000
Sub-total, Phase II - Swinney Switch	-	60,000	1,775,275	1,835,275
Total Swinney Switch Project	188,260	2,599,621	1,775,275	4,563,156

It is Micon’s opinion that the Wallace Ranch Property merits further work and that the proposed budget is appropriate. The proposed program will be undertaken in two phases, with the second phase (“Phase II - Swinney Switch”) expenditures being contingent upon the success of the first phase (“Phase I - Swinney Switch”). Management believes that Phase I - Swinney Switch will be completed by approximately June 2007.

Title to the Swinney Switch Project

Legal Background

In Texas, there is some degree of uncertainty whether uranium is owned by the surface estate owner or by the mineral estate owner. Texas courts have struggled with the issue of minerals other than oil and gas. There is a scientific or technical definition of a “mineral”, but whether a given substance is a “mineral” is often a question of fact to be decided according to the circumstances of the given transaction.

Uranium deposits have been held to constitute minerals in Texas. Texas law is clear that when the mineral estate is severed from the surface estate, the mineral estate is the dominant estate. The owner of the mineral estate and the mineral estate lessee have the right to use as much of the surface estate as is reasonably necessary to develop and produce the minerals. The logic of this policy is that a mineral owner’s estate would otherwise be rendered worthless. The logic made sense in an oil and gas context, but proved to be problematic where the minerals were to be extracted by methods such as strip mining.

In 1971, in Acker v. Guinn, 464 S.W. 2d 348 (Tex. 1971), the Texas Supreme Court first attempted to create a rule to effect the intent of the parties while at the same time protecting the surface estate owner from destruction of the surface estate by the mineral owner’s extraction of minerals. In 1977, the Texas Supreme Court further attempted to resolve the issue in the case of Reed v. Wylie, 554 S.W.2d 169 (Tex. 1977), (“Reed I”). The Court held that if substantial quantities of the mineral lie so near the surface that extraction, as of the date of the severance of the surface and mineral estates, would necessarily have destroyed the surface, the surface owner has title to the mineral. Three years later, the rule announced in Reed I was later modified in the case of Reed v. Wylie, 597 S.W.2d 743 (Tex. 1980) (“Reed II”). The Texas Supreme Court held in Reed II that a substance “near the surface” is a part of the surface estate if it is shown that any reasonable method of production, at the time of conveyance or thereafter, would consume, deplete, or destroy the surface. A deposit of minerals within 200 feet of the surface was held to be “near the surface” as a matter of law. Furthermore, the Court held that if a surface owner establishes ownership of a substance at or near the surface, the surface owner owns the substance beneath the tract at whatever depth that mineral may be found.

In 1984, the Texas Supreme Court abandoned the Acker and Reed approach. It acknowledged that determining ownership of minerals in that manner had resulted in title uncertainty, because it could not be determined from the deeds alone who owned title to an unnamed substance, and because the application of that approach required a factual determination to establish whether the mineral in question was owned by the surface estate owner or by the mineral estate owner. In the case of Moser v. U.S. Steel, 676 S.W. 2d 99 (Tex. 1984), the Court determined that in the case of uranium, title to uranium is held by the owner of the mineral estate as a matter of law. To protect the surface estate owner, the Court also held that when dealing with the rights of a mineral owner who has taken title by a grant or reservation of an unnamed substance, liability of the mineral owner must include compensation to the surface owner for surface destruction.

In addition, the Court held that “because of the extent of public reliance on the holdings” in Acker and Guinn,“and because of an inability to foresee a coming change in the law”, the new rules determined in Moser were to be applied only prospectively from June 8, 1983, which was the date of the original decision. As a result, in respect of any severances made prior to June 8, 1983, the rule is that unless a contrary intention is affirmatively and fairly expressed, a grant or reservation of “minerals” or “mineral rights” should not be construed to include a substance that must be removed by methods that would consume or deplete the surface estate.

Matters Relating to the Wallace Ranch Property

In respect of the Wallace Agreement, the minerals were severed from the surface, prior to June 8, 1983, in instruments that did not specify uranium. The surface destruction test is employed as a device for construing an ambiguous conveyance. If any reasonable method of removing the uranium from the subject property will consume, deplete or destroy the surface, then it will be presumed that the parties intended that uranium would not be included in the mineral grant or reservation, and the uranium would be owned by the surface owner as a matter of law. Before one may conclude whether the uranium is owned by the mineral estate owner or by the surface estate owner, there are still factual questions to be asked, namely, how near the surface are the uranium deposits, and would removal of the uranium consume, deplete or destroy the surface.

A conclusive answer to those questions could be given by the finder of facts in a lawsuit involving all necessary parties, in Live Oak County, Texas. At this time, we believe that the uranium will ultimately be determined to be owned by the surface estate owner because removal of the uranium will consume, deplete or destroy the surface. We have mitigated our risk by having the Wallace Agreement signed by parties who own 100% of the surface estate and by parties who own 100% of the mineral estate under approximately 1,920 acres of the property, 50% of the mineral estate under approximately 199 acres of the property, and 1/32 of the mineral estate under approximately 1,011 acres of the property. The remaining portion of the mineral estate under the remaining portion of the property is owned of record by five persons and one company, and we have attempted to, but have been unable to locate these owners. Under Texas laws relating to co-ownership, a lease from one co-owner or co-tenant would authorize us to enter on the property and explore for and produce uranium and associated substances. However, we are required to account to the non-consenting co-tenants for their proportionate share of ownership, less their proportionate share of expenses. Therefore, we have reason to believe that we have a lease from all of the owner(s) of the uranium. While there is a risk that the uranium might be determined to be owned by the holders of the mineral estate, which would mean that the Wallace Agreement is not valid in respect of two small tracts of mineral estate consisting of 5.41 acres and 7.75 acres respectively, we would be required by Texas law to treat those mineral owners who have not signed the Wallace Agreement as non-consenting co-tenants, and account to them accordingly.

OTHER PROJECTS

In addition to the Allemand Ross Project and Swinney Switch Project areas, we have been actively seeking to acquire additional previously explored uranium interests throughout the western United States. We will continue to, where appropriate, commence exploration on the properties listed below, which we have acquired interests in, and to make additional strategic acquisitions.

North Platte Property - Converse County, Wyoming

We have acquired an option to acquire 13 (approximately 260 acres) federal lode claims on a property located at North Platte - Converse County, Wyoming (the “North Platte Property”). We have also staked 223 federal lode claims covering approximately 4,460 acres and have signed a 10-year surface access lease that covers 1,880 acres on the North Platte Property. The North Platte Property also includes 2,320 acres of mineral rights leased from the State of Wyoming.

Uranium exploration on the North Platte Property area was previously conducted by UNC Teton Exploration Drilling, Inc. (“UNC”), Kerr-McGee Corporation (“Kerr McGee”), Urangesellschaft GmbH, and Union Pacific Mining Company.

A deposit discovered by UNC in the western portion of the North Platte Property was advanced to the pre-development stage with completion of a research and development ISL pilot project in 1980. However, due to lower than predicted demand for uranium at that time, the project was subsequently abandoned. In the eastern portion of the property area, we own a section in which the previous owner, Uranium Resources Inc. (“URI”), built a pump test facility. We have reviewed available UNC and URI data and believes that additional exploration work is warranted.

Le Bar-Hall Property - Converse County, Wyoming

We have acquired an option to acquire six (approximately 120 acres) contiguous federal lode claims on a property located at Le Bar-Hall - Converse County, Wyoming (the “Le Bar-Hall Property”). The Le Bar-Hall Property includes 1,560 acres of mineral rights leased from the State of Wyoming. We have also staked 40 federal lode claims that encompass approximately 800 acres on the property.

The Le Bar-Hall Property was operated by a joint venture among Denison Mines Inc., Cabot Corporation, and Pioneer Nuclear, Inc. which extensively drilled the project in the mid-1970s. The roll-front system on these claims are in a known geologic environment favorable for ISL extraction. We have reviewed available data of the joint venture and believe that additional exploration work is warranted on this property.

Ruby Ranch Property - Campbell County, Wyoming

We own 46 federal lode claims (approximately 920 acres) as well as 720 acres of mineral rights and 2,000 acres of surface rights from a private owner in Campbell County, Wyoming, adjacent to a deposit currently owned by Power Resources, Inc. (“PRI”) in the south central portion of the Powder River Basin district in the State of Wyoming. The project, originally owned by West Resources Inc., was previously drilled by Cleveland Cliffs Inc., TVA and Texas Eastern Nuclear, Inc.

Reno Creek Property - Campbell County, Wyoming

We own two groups of federal lode claims along a frontal system delineated by Rocky Mountain Energy Corporation (“Rocky Mountain Energy”) as part of a property known as Reno Creek in the south central Powder River Basin. The central group, which includes 54 federal lode claims (approximately 1,080 acres), covers approximately 5,400 feet of the roll-front shown by Rocky Mountain Energy. The southern most group, which includes 14 federal lode claims (approximately 280 acres), contains about 5,000 feet of roll-front, interrupted by four federal lode claims staked by Energy Metals Corporation prior to our entry into the area. Data acquired by us is currently being processed for evaluation.

Red Desert Property - Sweetwater County, Wyoming

We own 658 federal lode claims (approximately 13,160 acres) in nine claim blocks in the Great Divide Basin (Red Desert) about 113 miles by road southeast of Casper, Wyoming and 50 miles north of Rawlins, Wyoming.

A number of companies have operated in the areas of our claims including Conoco, Kerr McGee, Texas Gulf Oil Corporation, Exxon Mobil Corporation and Kirkwood Oil and Gas Company.

We believe that several areas on our claims exhibit characteristics of zones of narrow, low grade, roll-front type deposits in thick sandstone units typical of other known deposits in the basin. We also believe that the quality of mineralization on the claims is also similar to that described at the adjacent Sweetwater mine in which the grade of 71% of the known mineralization was between 0.03% and 0.05% U3O8 grade. Our claims and other Red Desert deposits also contain numerous occurrences of mineralization associated with carbonaceous sandstones and mudstones.

Gas Hills Property - Fremont County, Wyoming

We own 221 federal lode claims (approximately 4,420 acres) in the Gas Hills Mining District in west-central Wyoming staked on the basis of dense drill hole patterns by former operators, including Pathfinder Mines Corp., Union Carbide Corporation, Western Nuclear Corporation and American Nuclear Corporation. Subsequently, drill-hole patterns observed on aerial photographs by one of our consultants suggests that the probable existence of one-half mile of roll-front trend in the northern portion of the claims and one mile of roll-front trend in the southern portion of the claims. Mapping, which commenced in late July 2005, based on a partial file of drill-hole logs, may identify attractive targets for additional drilling or acquisition.

Brelum Property - Duval, Texas

We have acquired an option to purchase 70% of the mineral rights on this property from a private owner. Surface rights to the Brelum Property are currently owned by Exxon Mobil Corporation, which also owns the remaining 30% of the mineral rights on this property.

The Brelum Property has been previously explored by Mobil Oil Corporation and Coastal States Energy Company. We are not currently in possession of sufficient data to make a determination on future plans for this property.

East Douglas, Converse County, Wyoming

We control 1,280 acres (518 hectares) of Wyoming State mineral leases, 20 claims with 1,480 acres (599 hectares), and 222 acres (90 hectares) of fee mineral leases. Mineral right and property acquisition is ongoing. This property lies on the southeast margin of the Powder River Basin in Converse County. It is an exploration target with uranium mineralization reported in exploration drillholes drilled in the early 1980s into the Chadron Member of the White River Formation. We are contemplating joint venturing the project.

Shirley Basin : ‘Q-Creek’ Carbon County, Wyoming

We control a block of 27 lode claims on 390 acres (158 hectares) in Carbon County adjacent to the eastern side of uranium deposits in the Shirley Basin mined by Kerr McGee and Utility Fuels Inc. We examined drillhole logs in the public record that document close spaced drilling in the 1960’s and 1970’s by Kerr McGee Corporation for the Petrotomics Joint Venture. Approximately 43% of 1,455 drillhole logs examined contained gamma log reruns indicating the presence of uranium mineralization tied to the mineralized trends mined in nearby open-pit mines. The reruns were dominantly characteristic of ‘limb’ mineralization associated with C-roll deposits. Drillhole maps were not available and further study, with maps, will be needed. We will seek a pattern of mineralization that will indicate the presence of fronts that will then be evaluated to estimate resources on this tract. We plan to continue land acquisitions in Shirley Basin.

Cadena Property - Duval, Texas

We have acquired an interest in 894 acres of mineral and surface rights on the Cadena Property in Duval, Texas. We are not currently in possession of sufficient data to make a determination on future plans for this property.

Sejita: Duval County, Texas

We have acquired an interest in 978 acres of mineral and surface rights on the Sejita Property in Duval County, Texas. We are not currently in possession of sufficient data to make a determination on future plans for this property.

Seagar-Salvo: Bee County, Texas

We have acquired an interest in 1,514 acres of mineral and surface rights on the Curlee Property in Bee County, Texas. We are not currently in possession of sufficient data to make a determination with respect to future plans for this property.

Employees

We have 12 full-time employees and 1 part-time employee as of December 31, 2005. All of these employees are located in the United States.

Properties

We have a lease agreement for commercial office space in Cheyenne, Wyoming. The lease term is for one year commencing on January 1, 2006 and terminating on December 31, 2006. We shall be entitled to renew the lease for an additional two-year term provided we give the landlord written notice at least 90 days prior to December 31, 2006. The amount of the monthly lease payment is US$1,500.

We also have a lease agreement for commercial office space in George West, Texas. The lease term is for three years commencing on June 1, 2005 and terminating on May 31, 2008. We shall be entitled to renew the lease for an additional four-year term upon expiration of the lease, at a new fixed rate, but otherwise on the terms, covenants, and conditions of the original lease. The amount of the monthly lease payment is US$880.

In addition, we have a lease agreement for commercial office space in Casper, Wyoming. The lease term is for one year commencing on June 1, 2005 and terminating on May 31, 2006. The amount of the monthly lease payment is US$641.66.

MANAGEMENT

Executive Officers, Directors and Key Personnel

The table below provides information about our executive officers and directors. The business address of each person is c/o High Plains Uranium, Inc., 1718 Capitol Avenue, Cheyenne, Wyoming 82001.

Name	Age	Position
Bobby Cooper(1)	60	Chairman of the Board of Directors
Thomas H. Parker	63	Chief Executive Officer(3)
James Baughman	49	President(4)
John Ryan	43	Secretary and Chief Financial Officer
Kurt Hoffman(1)	39	Director
Howard Crosby(1) (2)	53	Director
Ishiung Wu(2)	61	Director
James A. Knox(2)	72	Director
Philip S. Martin	61	Director

Notes:
(1)	Member of the Compensation and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Mr. Parker was named Chief Executive Officer on March 27, 2006 and assumed his duties as of April 11, 2006.
(4)	Mr. Baughman was the Chief Executive Officer and a Director until March 6, 2006. Mr. Baughman remains with us as President.

Directors and Executive Officers

The following are brief biographies of the directors, executive officers or senior management of High Plains.

Bobby Cooper, Chairman, age 60. Mr. Cooper has been a Director of High Plains since February 2005. He has 42 years’ experience in the mining industry. Currently retired, Mr. Cooper worked with Kennecott Corporation (a mining company) from 1987 to 1997 where from June 1993 until March 1997 he held the position of President and Chief Executive Officer during his career. Mr. Cooper has held other executive positions with Thunder Basin Coal Company (a subsidiary of Atlantic Richfield Oil Company), RTZ PLC (now Rio Tinto PLC, a public company), Shell Mining Company (a subsidiary of Shell Oil Company of North America), Inspiration Consolidated (a subsidiary of Hudson Bay Mining Company) and Ridway Mining Company (a subsidiary of Kennecott Corporation).

Thomas H. Parker, Chief Executive Officer and Director, age 63. Mr. Parker was appointed our Chief Executive Officer and a Director in March 2006. Mr. Parker has worked extensively in senior management positions in the mining industry for the past 40 years. From 1995 to March 2006, he was the Executive Vice President of Anderson and Schwab, a New York-based consulting firm where his clients included UBS Warburg and Norilsk Nickel. Prior to joining Anderson and Schwab, he was President and Chief Executive Officer of Costain Coal Inc., a large coal company with over 2,000 employees that produced steam and metallurgical coal, from January 1992 to September 1994. Earlier in his career, Mr. Parker managed coal mining operations for Arco Coal, Anaconda Minerals and Kerr McGee, among others. From 1978 to 1981, he was director and project manager for Conoco’s uranium joint venture with Cogema and the French government in Niger. Mr. Parker is a mining engineering graduate from the South Dakota School of Mines with a Master’s Degree in mineral engineering management from Pennsylvania State University.

James Baughman, President, age 49. Mr. Baughman was appointed President and Chief Executive Officer of HPU Idaho in July 2004 and became the President and Chief Executive Officer of High Plains in February 2005. Mr. Baughman served as Chief Executive Officer until March 2006. Mr. Baughman has more than 20 years’ experience in mining and mineral exploration. In the State of Wyoming, his mining and exploration experience includes uranium, diamonds, and precious metals. Prior to joining HPU Idaho, Mr. Baughman worked as a geological consultant for mining companies, providing technical services and project management for base and precious metal exploration and development. Mr. Baughman served as exploration manager and a corporate officer for MK Gold Company from 1996 until 2001 where he negotiated, acquired and managed exploration projects in Wyoming, Mexico, and Brazil. Mr. Baughman is a graduate of the University of Wyoming with a B.Sc. in Geology and is a Registered Professional Wyoming Geologist, as well as, a member of the Society of Mining, Metallurgy, Exploration, the Society of Economic Geologists and the Prospectors and Developers Association of Canada.

John Ryan, Chief Financial Officer and Secretary, age 43. Mr. Ryan has been Secretary and Chief Financial Officer of High Plains since February 2005. Mr. Ryan has extensive experience with development-stage companies. From 1997 until 2005, he was Executive Vice-President and a director of Cadence Resources Corporation, a public natural resources company (“Cadence”) and now he currently serves as their Secretary. Mr. Ryan has also been Chief Financial Officer and a director of Trend Mining Company since August 2000. He served as President and a director of Grand Central Silver Mines Inc. from 1998 until 2000 and was a director of Metalline Mining Company from 1996 until 1999. He has also served as a director of White Mountain Titanium Corporation, a public natural resources company, since 2004. Other companies with which Mr. Ryan holds an officer and/or director position include Bio-Quant, Inc., Nevada-Comstock Mining Company, GreatWall Gold Corporation, Sundance Diamonds Corporation, TN Oil Co. and Dotson Exploration Company. He has additional experience with Western Goldfields Inc., Elite Logistics Inc. and Royal Silver Mines, Inc. Mr. Ryan attended the University of Idaho where he received a B.S. degree in Mining Engineering, and he also received a Juris Doctor from Boston College. Mr. Ryan is a former US Naval Officer.

Kurt Hoffman, Director, age 39. Mr. Hoffman has been a director of High Plains since February 2005. Mr. Hoffman is a fourth generation miner with more than 10 years’ experience in all phases of mining. Mr. Hoffman has been President and Chief Executive Officer of Sundance Diamonds Corp., a private company engaged in exploration of diamonds, since April 2004. He has served as a director of Atlas Mining Company since 1998. He founded Trend Mining Company and was the company’s President and Chief Executive Officer from November 1997 until July 2004. He served as a director of New Jersey Mining from 1998 until 2000. He has also acted independently as a mining promoter from 1991 until 1997. Mr. Hoffman has also gained mining experience while employed with Sunshine Mining Company, Fausett Mine Services and New Bunker Hill Mining Co.

Howard Crosby, Director, age 53. Mr. Crosby has been a director of High Plains since February 2005. Mr. Crosby has more than 25 years’ of mining industry experience. Early in his career, Mr. Crosby served as a Vice President of UNC Nuclear Industries, a Division of United Nuclear Corporation, which was extensively involved in uranium exploration and production in the western United States. Since September 1989, he has been the President of Crosby Enterprises, Inc., was the President and Chief Executive Officer of Cadence from 1994 until November 2005 and now serves as a director of Cadence. Mr. Crosby is also the Treasurer and a director of White Mountain Titanium Corp., a public natural resources company. He holds a B.A. from the University of Idaho.

Ishiung Wu, Director, age 61. Dr. Wu has been a director of High Plains since February 2005. In May 2004, Dr. Wu became Chairman of the Board of Trend Mining Company, a public company, where he has been a director since August 2000. Dr. Wu has also been the President and a director of GreatWall Gold Corporation and IW Exploration Co. since 2004 and 1991, respectively. From June 1994 to January 2002, Dr. Wu was a co-founder, director and Vice President of Acquisitions for General Minerals Corporation., a natural resources public company. From January 2000 to January 2002, he was also Chairman of Xinjiang Towerbeck Mineral JV Inc., a Chinese-Canadian joint venture. From 1974 to 1992, Dr. Wu worked for Kennecott (now a subsidiary of Rio Tinto PLC) and the North and South American mineral subsidiaries of Exxon (now Exxon-Mobil) and Chevron in various capacities, including Exploration Manager in Chile for Chevron. Dr. Wu holds an M.A. (1971) and Ph.D. (1975) in economic geology from Harvard University, where he was a Teaching Fellow in Geology from 1971 to 1973. He is also a Fellow of the Society of Economic Geologists.

James A. Knox, Director, age 72. Mr. Knox has been a director of High Plains since February 2005. Mr. Knox has over 45 years’ experience in mineral exploration and mining industry experience. For much of this period he was a principal of James A. Knox and Associates, Inc., Knox, Kaufman, Inc., and its predecessor, Perry, Knox, Kaufman, Inc. For over twenty-five years, these companies served major natural resource companies, principally in North America, in a consulting capacity. Mr. Knox has also held various positions with several other mining and exploration firms, including USMX, Inc., as President and Chief Executive Officer from June 1991 to April 1996; the Superior Oil Company (Mineral Division) from October 1964 to January 1969; and Kermac Nuclear Fuels Corp. (Kerr McGee) in the Ambrosia Lake Area, New Mexico, as Chief Exploration Geologist, Chief Grade Control Engineer, and Senior Mine Geologist from January 1958 to May 1962. Mr. Knox is a graduate of Dartmouth College (A.B., 1955), and received an M.S. degree in Geology at the University of Minnesota (1957).  He is a Registered Professional Geologist in the State of Idaho.

Philip S. Martin, Director, age 61. Mr. Martin has been a director of High Plains since June 2005. Mr. Martin graduated with a degree in mining from Imperial College, London and an M.B.A. from Cranfield University, England. He has a broad range of experience in the mining industry as well as in mining finance and research. From 2002 to the present, Mr. Martin has been principal of P.S. Martin and Associates, a financial consultancy. Prior thereto, from January 2000 to October 2002, Mr. Martin was Vice President- Corporate Finance for First Associates Investment Inc., an investment bank that was a member of the Toronto Stock Exchange. Since 1998, he has undertaken a number of independent consultancy assignments and non-executive directorships. In 1986, Mr. Martin joined Gordon Capital Partners in Toronto where for 12 years he specialized in research and investment banking in the mining sector. From 1974 to 1978, he was a consultant engineer with Dames & Moore in Toronto before joining a major Canadian bank where he gained seven years’ experience in corporate mining and international finance, both in Toronto and Sydney, Australia.

Committees of the Board of Directors

The Board of Directors has established two Board Committees: an Audit Committee and a Compensation and Corporate Governance Committee. The information below summarizes the functions of each of the committees in accordance with their charters.

(i)	Audit Committee

The Audit Committee has been structured to comply with the requirements of Multilateral Instrument 52-110 - Audit Committees of the Canadian Securities Administrators (“MI 52-110”). The Audit Committee is comprised of James Knox (Chairman), Howard Crosby and Ishiung Wu, each of whom the Board of Directors has determined is an independent director under MI 52-110. The Board of Directors has determined that the Audit Committee members have the appropriate level of financial understanding and industry-specific knowledge to be able to perform the duties of the position and in particular are financially literate as defined in MI 52-110.

The main responsibilities of the Audit Committee are to:

•
review and pre-approve all financial statements and management’s discussion and analysis, annual and interim earnings press releases and all other financial information before they are publicly disclosed;

•	recommend to the Board of Directors the external auditor to be nominated and the compensation of the external auditor and oversee the work of the external auditor;

•
review the relationship and performance of the external auditor on an annual basis and review the level of non-audit services provided by the external auditors to ensure that the provision of such services do not compromise the external auditors’ independence;

•
assist the Board of Directors in reviewing the effectiveness of our internal control environment, covering areas such as compliance with applicable laws and regulations, reliability of financial reporting, significant financial risks and effectiveness and efficiency of operations;

•	be involved in the appointment of senior financial executives and review and approve our hiring policies regarding current and former partners and employees of the external auditors; and

•	establish procedures for the confidential, anonymous submission by employees of High Plains and its affiliates of any concerns regarding any questionable accounting or auditing matters.

(ii)	Compensation and Corporate Governance Committee

The Compensation and Corporate Governance Committee is comprised of Howard Crosby (Chairman), Bobby Cooper and Kurt Hoffman, each of whom the Board of Directors has determined is an independent director. The Compensation and Corporate Governance Committee’s role is to oversee and provide support to the Board of Directors concerning our remuneration policies and practices, considering the overall remuneration strategy, the awards of incentives under our LTIP and where possible the Compensation and Corporate Governance Committee will verify the appropriateness of existing remuneration levels using external sources for comparison. The Compensation and Corporate Governance Committee is also responsible for developing our approach to corporate governance issues. It also includes the development and implementation of corporate communications policies.

All director and executive appointments and remuneration matters are decided by the full Board of Directors, after considering recommendations of the Compensation and Corporate Governance Committee, with the overall objective of ensuring maximum shareholder benefit from the retention of a high quality Board of Directors and executive team. To assist in achieving this objective, the Compensation and Corporate Governance Committee compares the nature and amount of the directors’ and executive officers’ emoluments to performance against goals set for the year and considers relevant comparative information, independent expert advice, and our financial position. All of our directors and officers are eligible to participate in our LTIP. The Compensation and Corporate Governance Committee is mandated to plan for the succession of High Plains, including appointing and monitoring senior management to ensure that our Board of Directors and management have appropriate skills and experience.

Corporate Cease Trade Orders or Bankruptcies

From May 2002 until September 2002 and from March 2003 until August 2003, Ishiung Wu was a director of Alaskagold Mines Inc. (“Alaskagold”), a mineral exploration company listed on the TSX Venture Exchange (the “TSXV”). After Dr. Wu resigned as a director on September 18, 2002, the TSXV halted and suspended trading in Alaskagold’s shares. The trading halt and suspension were still in effect when Dr. Wu was re-appointed as a director of Alaskagold in March 2003. Alaskagold was delisted from the TSXV on June 13, 2003 for failing to remit its annual sustaining fee. Dr. Wu resigned as a director of Alaskagold in August 2003.

Mr. Martin was a director of Sahelian Goldfields Inc. (“Sahelian”) from September 1997 to August 1999. On May 21, 1999 and on June 14, 2000, the British Columbia Securities Commission (the “BCSC”) and the Ontario Securities Commission (the “OSC”), respectively, issued cease trade orders in respect of the securities of Sahelian, due to a failure to meet certain filing requirements. On July 21, 2001, Sahelian, acting through its trustee, KPMG Inc., Toronto filed a proposal (the “Proposal”) to its creditors under the Bankruptcy and Insolvency Act (Canada). On August 8, 2001, the Proposal was approved by a majority of Sahelian's creditors. On September 6, 2001 the Ontario Superior Court of Justice issued an order approving the Proposal unconditionally and on May 21, 2002 a majority of Sahelian's shareholders approved the Proposal. On September 15, 2003, both the OSC and BCSC cease trade orders were revoked. Sahelian currently operates as Sage Gold Inc.

Penalties or Sanctions

In two separate proceedings between 1991 and 1995, the National Association of Securities Dealers Inc. (the “NASD”) censured Howard Crosby and he paid fines in the total amount of US$16,000 in connection with events that occurred between 1985 and 1989 when Mr. Crosby was a part owner, a registered representative, and later, a registered principal of an investment firm. In June 1995, Mr. Crosby’s registration was revoked by the NASD.

On September 2, 1999, Howard Crosby, John Ryan and Dan Gorski (our former Vice President, Operations) entered into a settlement agreement in connection with a proceeding relating to Royal Silver Mines, Inc. (“Royal Silver”). Certain shareholders of Royal Silver had commenced a proceeding against Mr. Crosby, Mr. Ryan, Mr. Gorski and others alleging that as directors and officers of Royal Silver, Mr. Crosby and Mr. Ryan had, among other things, diverted a corporate opportunity from Royal Silver to Metalline Mining Company (“Metalline”). At that time, Mr. Gorski was a director of Metalline. The parties entered mandatory federal mediation and reached an agreement. The defendants expressly denied liability in the settlement agreement and in exchange for a dismissal and a full release of all claims, the defendants agreed to pay the plaintiffs US$60,000 cash and US$80,000 in Metalline stock and to cancel a US$50,000 note owed by one of the plaintiffs to a defendant.

EXECUTIVE COMPENSATION

The table below summarizes executive compensation for our Chief Executive Officer and Chief Financial Officer for the period ended March 31, 2005. There were no other executive officers of High Plains for the period ended March 31, 2005. There are no prior years on which to report.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compensation
		Salary (US$)	Bonus (US$)	Other Annual Compens-ation	Awards		Payouts
					Restricted Stock Award(s) (US$)	Securities Underlying Options/SARs (#)	Long Term Incentive Plan Payouts (US$)
James Baughman(1) President and Chief Executive Officer	2005	$42,000(2)	-	$9,000(3)		-	-
John Ryan,(4) Chief Financial Officer	-	-	-	-	-	-	-	-

Notes:

(1)
On July 10, 2004, Mr. Baughman was appointed the President and Chief Executive Officer of HPU Idaho. Since February 8, 2005, Mr. Baughman has been the President of High Plains and he served as the Chief Executive Officer of High Plains until March 6, 2006. Commencing June 1, 2005, Mr. Baughman’s salary was increased to US$90,000 per annum.

(2)
Mr. Baughman commenced receiving a salary from HPU Idaho on September 1, 2004. For the period from September 1, 2004 to March 31, 2005, Mr. Baughman received a total salary from HPU Idaho and us of US$42,000.

(3)
On July 8, 2004, Mr. Baughman was granted 900,000 Common Shares of HPU Idaho at a deemed value of US$0.01 per share for services rendered to HPU Idaho in the 2005 financial year. These Common Shares were exchanged for 900,000 Common Shares on March 9, 2005. See “Securities Exchange and Private Placement”.

(4)
Mr. Ryan was appointed Chief Financial Officer of HPU Idaho and of High Plains on May 16, 2005. Commencing May 16, 2005, Mr. Ryan began receiving a salary of US$6,000 per month for his services as Chief Financial Officer of High Plains and HPU Idaho.

Director Compensation

The compensation of former director James Baughman is set out in the Summary Compensation Table above. No other director received compensation in respect of the provision of services to High Plains for the year ended March 31, 2005.

On June 6, 2005, the Board of Directors approved a compensation package for its members. Each director of High Plains will be paid US$500 for each Board of Directors meeting attended by phone and US$1,000, plus reasonable travel expenses, for each Board of Directors meeting attended in person. The full Board of Directors expects to meet in person a minimum of four times per year.

Long Term Incentive Plan

On May 16, 2005, our Board of Directors adopted a long term incentive plan (the “LTIP”). The purpose of the LTIP is to (i) provide incentives to our employees, consultants and directors, (ii) foster a responsible balance between short-term and long-term results, and (iii) build and maintain a strong spirit of performance and entrepreneurship. The LTIP provides that the total aggregate number of Common Shares which may be issued pursuant to the LTIP shall not exceed a number of Common Shares equal to 10% of the number of issued and outstanding Common Shares on the closing of the Offering. The number of Common Shares which may be reserved for issuance to any one person pursuant to the LTIP (or any other employee-related plan or options for services) must not exceed 5% of the total number of outstanding Common Shares.

The LTIP is administered by the Board of Directors who may delegate responsibility for the administration of the LTIP to the Compensation and Corporate Governance Committee. Stock options, stock appreciation rights or performance units may be granted under the LTIP to such directors, officers, employees or consultants of High Plains and its subsidiaries or a designated affiliated entity as the Board of Directors may from time to time designate. Under the LTIP, High Plains may provide financial assistance to eligible persons to purchase Common Shares or pay income taxes, subject to applicable law and the rules and policies of any securities regulatory authority or stock exchange with jurisdiction over us.

The term of any stock options, stock appreciation rights or performance units granted shall be determined by the Board of Directors at the time of the grant. Subject to earlier termination, in the event of termination of employment or in the event of death or disability, the term of any stock options, stock appreciation rights or performance units granted under the LTIP shall not exceed 10 years. Subject to certain exceptions, in the event that a participant ceases to provide services to High Plains, stock options, stock appreciation rights or performance units granted under the LTIP will expire 120 days later. In the event of death or disability of a participant, stock options, stock appreciation rights or performance units granted under the LTIP will expire 12 months from the death or disability of such participant. In the event of the retirement of a participant, options, stock appreciation rights or performance units will expire three years after such participant’s retirement from us. In the event of the retirement of a member of the board, stock options, stock appreciation rights or performance units granted to such member will expire 18 months from the date such participant ceases to be a member of the Board of Directors. High Plains’ Board of Directors may at any time terminate or amend the LTIP in any respect; provided, however, that the Board of Directors may not, without the approval of the shareholders or such other approval as may be required, amend the LTIP or any stock option, stock appreciation right or performance unit granted thereunder in any manner that requires shareholder or other approval under applicable law or the rules and policies of any stock exchange or quotation system upon which the Common Shares are listed or quoted. No amendment or termination may be made which adversely affects the existing rights of any participant without the participant’s written consent, unless High Plains acquires those rights at an amount equal to the fair market value of such rights verified by an independent valuator.

The following table sets forth the name and class of each optionee, number of Common Shares under option, the date of grant, the exercise price for the options and the expiry date of the options.

Name and Class of Optionee	Number of Common Shares Under Option	Date of Grant	Exercise Price	Expiry Date
Ishiung Wu (Director)	50,000	May 20, 2005	US$0.50	May 20, 2010
James Knox (Director)	50,000	May 20, 2005	US$0.50	May 20, 2010
Philip Martin (Director)	250,000	June 24, 2005	US$0.50	June 24, 2010
Robert Maxwell (Consultant)	100,000	May 20, 2005	US$0.50	May 20, 2010
Robert Smith (Consultant)	50,000	May 20, 2005	US$0.50	May 20, 2010
Charles Snyder (Consultant)	50,000	May 20, 2005	US$0.50	May 20, 2010
Christina Staples (Consultant)	75,000	May 20, 2005	US$0.50	May 20, 2010
Kate Armstrong (Consultant)	75,000	May 20, 2005	US$0.50	May 20, 2010
Colleen Benson (Employee)[1]	100,000	May 20, 2005	US$0.50	March 22, 2011
Dani Wright (Employee)	50,000	September 12, 2005	US$0.50	September 12, 2010
William McAnelly (Employee)	50,000	March 1, 2006	US$0.59	March 1, 2011
Carl VanHolland (Employee)	50,000	March 1, 2006	US$0.59	March 1, 2011
Thomas Parker (Employee)	1,000,000	March 21, 2006	US$0.61	March 21, 2009
Pat Lorello (Employee)	300,000	March 22, 2006	US$0.60	March 22, 2011
Lonnie Tracy (Employee)	150,000	March 22, 2006	US$0.60	March 22, 2011
Leland Huffman (Employee)	150,000	March 22, 2006	US$0.60	March 22, 2011
William McAnelly (Employee)	100,000	March 22, 2006	US$0.60	March 22, 2011
Cal VanHolland (Employee)	100,000	March 22, 2006	US$0.60	March 22, 2011
Colin Moody (Employee)	25,000	March 22, 2006	US$0.60	March 22, 2011
Dave Young (Employee)	25,000	March 22, 2006	US$0.60	March 22, 2011
Robert Maxwell (Consultant)	100,000	March 22, 2006	US$0.60	March 22, 2011
Peter Verhalen (Consultant)	25,000	March 22, 2006	US$0.60	March 22, 2011
Michael Verhalen (Consultant)	25,000	March 22, 2006	US$0.60	March 22, 2011
Wayne Heili (Employee)	50,000	March 22, 2006	US$0.60	March 22, 2011
TOTAL	3,000,000

1 Colleen Benson’s options are no longer exercisable as she has ceased to be our employee for over three months.

RELATED PARTY TRANSACTIONS

On February 3, 2005, we issued convertible notes in the amount of US$200,000. Included in the amount of convertible notes was US$85,000 issued to certain of our directors and officers who participated. The convertible notes, which had a maturity of 90 days from issuance, bore interest at 8% per annum and were convertible into our Common Shares at the option of the holder, at any time prior to their maturity, at a conversion price of US$0.45 per common share or if they were converted at the maturity date, at a conversion price of US$0.50 per common share. In addition to the interest to be paid on the loans, the holders of the convertible notes also received one-half of one common share for each dollar of principal amount of the notes provided. The convertible notes were repaid in full on April 18, 2005.

During the period ended March 31, 2005, Sundance Diamonds Corporation (“Sundance”) was provided with a note receivable in the amount of US$27,438. Mr. Kurt Hoffman, our director, is also a director of Sundance. In lieu of repayment, we have converted the loan into 143,830 shares of Sundance. Also during that period, we issued 717,500 Common Shares to entities controlled by Mr. Howard Crosby, our director and Mr. John Ryan, our Secretary and Chief Financial Officer, in exchange for marketable securities in the amount of US$274,750 and we paid consulting fees to our directors and officers in the amount of $207,188.

During the nine months ended December 31, 2005, we paid consulting fees to certain of our directors and officers in the amount of $74,822. Included in accounts payable and accrued liabilities is an amount due to our directors of $9,583, which is unsecured and payable on demand.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our Common Shares as of February 13, 2006 by persons who beneficially own more than 5% of the outstanding Common Shares of our company, each person who is a director of our company, each executive officer named in this prospectus and all directors and executive officers as a group. The term “beneficial ownership” is defined under the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem Common Shares subject to options and warrants currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem these shares to be outstanding for purposes of computing the percentage ownership of any other person. Except where noted, we believe the beneficial owners of Common Shares listed below, based on information they furnished, have sole voting and investment power over the number of shares listed opposite their names. Percentage of beneficial ownership is based on 45,843,557 Common Shares outstanding, except that shares underlying options and warrants exercisable within 60 days and are deemed to be outstanding for purposes of calculating the beneficial ownership of securities owned by the holder of such options and/or warrants.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Outstanding Shares

Front Street Energy & Power Offshore(2)	3,600,000		7.9%

RAB Special Situations (Master ) Fund Limited(3)	3,600,000		7.9%

Front Street Special Opportunities CDN(4)	2,400,000		5.2%

Resources Investment Trust(5)	2,400,000		5.2%

Union Spring Fund, Ltd.(6)	2,400,000		5.2%

James Baughman	970,000	(7)	2.1%

Bobby E. Cooper	837,500	(8)	1.8%

Howard Crosby	1,660,000	(9)	3.6%

Kurt Hoffman	605,000(	10)	1.3%

James A. Knox	345,000	(11)	*

Phillip S. Martin	140,000	(12)	*

John Ryan	1,439,001	(13)	3.1%

Ishiung Wu	530,000	(14)	1.2%

All Directors and Executive Officers as a Group (8 Persons)	6,461,501	(15)	13.8%

* Represents less than 1% of the Common Shares outstanding.

(1)	Unless otherwise indicated, the business address of each person is c/o High Plains Uranium, Inc., 1718 Capitol Avenue, Cheyenne, Wyoming 82001.

(2)	The business address of Front Street Energy & Power Offshore is 400-87 Front Street East, Toronto, Ontario, Canada M5E1B8.

(3)	The business address of RAB Special Situations (Master) Fund Limited is c/o RAB Capital Plc, 1 Adam Street, London, England, UK WC2N 6LE.

(4)	The business address of Front Street Special Opportunities CDN is 400-87 Front Street East, Toronto, Ontario, Canada M5E1B8.

(5)	The business address of Resources Investment Trust is Ocean House 10-12, Little Trinity Ln, London, England UK ECUV 2DU.

(6)	The business address of Union Spring Fund, Ltd. is 129 Front Street, 5th Fl., Hamilton, Bermuda.

(7)	Includes warrants to purchase 10,000 Common Shares.

(8)	Includes warrants to purchase 12,500 Common Shares.

(9)
Mr. Crosby exercises control and direction over these Common Shares in his capacity as President and sole shareholder of Crosby Enterprises Inc., President of Cork Investments Inc. and as a controlling person of Dotson Exploration Co. Also includes warrants held by Cork Investments Inc. to purchase 255,000 Common Shares and warrants held by Dotson Exploration Co. to purchase 65,000 Common Shares.

(10)	Includes warrants to purchase 5,000 Common Shares.

(11)	Includes 225,000 options to purchase Common Shares. Does not include 25,000 options to purchase Common Shares which are not exercisable within 60 days of the date of this prospectus.

(12)	Includes 125,000 options to purchase Common Shares. Does not include 125,000 options to purchase Common Shares which are not exercisable within 60 days of the date of this prospectus.

(13)
Includes 150,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as sole shareholder of Fontana Capital Corp and 250,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as a controlling person of Dotson Exploration Co. Also includes warrants to purchase 230,000 Common Shares held by Fontana Capital Corp. and warrants to purchase 65,000 Common Shares held by Dotson Exploration Co.

(14)
Includes warrants to purchase 10,000 Common Shares and 100,000 options to purchase Common Shares. Does not include 25,000 options to purchase Common Shares which are not exercisable within 60 days of this prospectus.

(15)	Includes warrants to purchase 587,500 Common Shares and 450,000 options to purchase Common Shares.

SELLING SHAREHOLDERS

The following table provides, to our knowledge, information concerning the beneficial ownership of our Common Shares by the selling shareholders as of February 13, 2006. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. The selling shareholders are not under any obligation to sell all or any portion of their Common Shares, nor are the selling shareholders obligated to sell any of their securities immediately after the date of this prospectus. We have assumed for the purposes of the following table that all of the securities covered by this prospectus held by such selling shareholders will be sold.

The term “beneficial ownership” is defined under the rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem Common Shares subject to options and warrants currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options but do not deem these shares to be outstanding for purposes of computing the percentage ownership of any other person. Except where noted, we believe the beneficial owners of Common Shares listed below, based on information they furnished, have sole voting and investment power over the number of shares listed opposite their names. Percentage of beneficial ownership is based on 45,843,557 Common Shares outstanding as of March 31, 2006, except that shares underlying options and warrants exercisable within 60 days and are deemed to be outstanding for purposes of calculating the beneficial ownership of securities owned by the holder of such options and/or warrants. As of December 15, 2005, there were a total of 54 United States shareholders holding 13,617,493 Common Shares representing 29.7% of High Plains’ Common Shares.

	Common Shares Beneficially Owned Prior to Offering			Number of Common Shares Offered by this Prospectus		Percentage of Common Shares Owned After the Offering
Selling Shareholder	Number		Percentage			Percentage
1077763 Ontario Limited(1)	162,000		*	162,000		*
2035718 Ontario Inc. (Richard Kong) (2)	120,000		*	120,000		*
Neil Adshead	12,000		*	12,000		*
Aegon Capital Management Inc.(3)	1,200,000		2.6%	1,200,000
Guma Aguiar	200,000		*	200,000		*
AIG Global Investment Corp. (Canada)(4)	600,000		1.3%	600,000		*
Kate Armstrong	100,000	(46)	*	75,000		*
Steve Bathgate	100,000		*	100,000		*
Jim Baughman(5)	970,000	(47)	2.1%	960,000		*
Baysville International Corporation(6)	50,000		*	50,000		*
Mark Beaman	100,000		*	100,000		*
Gary Bennett	24,000		*	24,000		*
Naomi Bodner	300,000		*	300,000		*
Caerus Capital(7)	72,000		*	72,000		*
William Callanan	600,000		1.3%	600,000		*
Thomas E. Callicrate	40,000		*	40,000		*
Campbell & Lee Investment Mgmt Inc.(8)	300,000		*	300,000		*
CGT Management, Ltd.(9)	4,000,000	(48)	8.4%	4,000,000	(48)	*
Richard Cohen	48,000		*	48,000		*
Bobby Cooper(10)	837,500	(49)	1.8%	825,000		*
Cork Investments Inc.(11)	1,310,000	(50)	2.8%	1,310,000	(50)	*
Robert Craft III	120,000		*	120,000		*
Crosby Enterprises Inc.(11)	35,000		*	35,000		*
James Czirr-	25,000		*	25,000		*
Ennio D’Angela	480,000		1.0%	480,000		*
Carmel Daniele	360,000		*	360,000		*
DeltaOne Northern Rivers Fund(12)	76,200		*	76,200		*
DeltaOne Northern Rivers Fund (RSP)(12)	25,200		*	25,200		*
Dotson Exploration Co.(13)	315,000	(51)	*	315,000	(51)	*

	Common Shares Beneficially Owned Prior to Offering		Number of Common Shares Offered by this Prospectus	Percentage of Common Shares Owned After the Offering
Selling Shareholder	Number	Percentage		Percentage
Field Nominees Limited #1351392(14)	1,300,824	(52)	2.8%	1,300,824	(52)	*
Fontana Capital Corp.(15)	380,000	(53)	*	320,000	(53)	*
David Fox	19,200		*	19,200		*
Bruce W. Franklin	60,000		*	60,000		*
Front Street Energy & Power Offshore(16)	3,600,000		7.9%	3,600,000		*
Front Street Mining Opportunities Fund(16)	1,200,000		2.6%	1,200,000		*
Front Street Special Opportunities CDN(16)	2,400,000		5.2%	2,400,000		*
Fulton Financial Corporation (17)	69,600		*	69,600		*
Paul Gatewood	7,500		*	7,500		*
Golden Prospect PLC(18)	480,000		1.0%	480,000		*
Gordon Waldie Holdings Limited(1)	78,000		*	78,000		*
Daniel Gorski(19)	1,307,432	(54)	2.9%	1,302,432		*
Brandon Guindon	25,000		*	25,000		*
John Gunter	50,000		*	50,000		*
Floyd E. Hambleton	60,000		*	60,000		*
James W. Harris	24,000		*	24,000		*
HE Capital SA(20)	391,200		*	391,200		*
Bill Herron	75,000		*	75,000		*
Kurt J. Hoffman(21)	605,000	(54)	1.3%	600,000		*
Laura Huberfeld	300,000		*	300,000		*
Interward Capital Corporation(22)	240,000		*	240,000		*
James Czirr Trust u/a DTD February 20, 2004(23)	100,000		*	100,000		*
Jardine Family Trust (24)	24,000		*	24,000		*
JMM Trading LP(25)	270,000		*	270,000		*
Thomas Kaplan	1,000,000		2.2%	1,000,000		*
David Keating	24,000		*	24,000		*
James A. Knox(26)	335,000	(55)	*	100,000		*
Stephen Komlosy	50,000		*	50,000		*
Michael Kurtanjek	50,000		*	50,000		*
Hugh T. Lackie	36,000		*	36,000		*
Joseph Lavigne	18,000		*	18,000		*
Lawrence Venture Fund(27)	1,200,000		2.6%	1,200,000		*
LDL Corp.(28)	72,000		*	72,000		*
Joseph Leitch	240,000		*	240,000		*
Thomas S. Loucks	48,000		*	48,000		*
Ricky Mackinnon	40,000		*	40,000		*
Toby Mancuso	20,000		*	20,000		*
Nancy Martin	50,000		*	50,000		*
Mavrix A/C 204(29)	240,000		*	240,000		*
Mavrix A/C 501(29)	168,000		*	168,000		*
Mavrix A/C 507(29)	72,000		*	72,000		*
John May	50,000		*	50,000		*
John McBride	24,000		*	24,000		*
Ian McLelland	30,000		*	30,000		*
Susan J. Mitchell	9,000		*	9,000		*
Harvey Morrison	8,400		*	8,400		*
Marion Morrison	12,000		*	12,000		*
David Nahmias	12,000		*	12,000		*
J. A. Neel	240,000		*	240,000		*
Northern Rivers Innovation Fund LP(30)	678,600		1.5%	678,600		*
Peregrine Investment Mgmt Fund LP(31)	240,000		*	240,000		*

Selling Shareholder	Common Shares Beneficially Owned Prior to Offering		Number of Common Shares Offered by this Prospectus	Percentage of Common Shares Owned After the Offering
	Number	Percentage		Percentage
Brian Pettersen	80,000		*	80,000		*
Photon Global Ltd.(32)	960,000		2.1%	960,000		*
Pinetree Capital Ltd.(33)	720,000		1.6%	720,000		*
Martyn A. Powell	24,000		*	24,000		*
Proteus Capital Corp.(34)	100,000	(56)	*	100,000	(56)	*
RAB Special Situations (Master) Fund Limited(35)	3,600,000		7.9%	3,600,000		*
Michael Reagan	150,000		*	150,000		*
James E. Reed	12,000		*	12,000		*
Bruce Reid	240,000		*	240,000		*
Resources Investment Trust(36)	2,400,000		5.2%	2,400,000		*
Carl Richard	12,000		*	12,000		*
Rockhaven Holdings Ltd.(37)	240,000		*	240,000		*
Royal Trust Corporation of Canada(38)	288,000		*	288,000		*
John Ryan(39)	1,439,001	(57)	3.1%	744,001	(57)	*
SG+M Contracting Pty Ltd. (40)	240,000		*	240,000		*
Kevin Stulp	65,000		*	65,000		*
Joyce Stump	24,000		*	24,000		*
Sunrise Securities Corp.(41)	884,400	(58)	1.9%	134,400		*
Mike Teague	100,000		*	100,000		*
The K2 Principal Fund (42)	240,000		*	240,000		*
Miles Thompson	36,000		*	36,000		*
Gerard Thomson	50,000		*	50,000		*
Union Spring Fund, Ltd.(43)	2,400,000		5.2%	2,400,000		*
Vagstad Family Trust(44)	24,000		*	24,000		*
Charles Wafer	120,000		*	120,000		*
Jack Walsh	200,000		*	200,000		*
Patrick Walsh	120,000		*	120,000		*
Andrew W. and Karen M. Watling	60,000		*	60,000		*
Wallis W. Wood	12,000		*	12,000		*
Ishiung Wu(45)	530,000	(59)	1.2%	420,000		*
TOTAL	45,291,057	(60)	91.1%	44,078,557	(61)	*

(1) We have been advised by the selling shareholder that its controlling person is John Waldie.
(2) We have been advised by the selling shareholder that its controlling person is Richard Kong.
(3) We have been advised by the selling shareholder that its controlling person is John Kim.
(4) We have been advised by the selling shareholder that its controlling person is Steven Palmer.
(5) Mr. Baughman is the President of High Plains.
(6) We have been advised by the selling shareholder that its controlling person is Donald Wiesmuller.
(7) We have been advised by the selling shareholder that its controlling person is Robert Colet.
(8) We have been advised by the selling shareholder that its controlling person is Bruce Campbell.
(9) We have been advised by the selling shareholder that its controlling person is Next Generations Trust.
(10) Mr. Cooper is the Chairman of the Board of High Plains.
(11) We have been advised by the selling shareholder that its controlling person is Howard Crosby, a director of High Plains.
(12) We have been advised by the selling shareholder that its controlling person is Peter Blaiklock.
(13) We have been advised by the selling shareholder that its controlling persons are Howard Crosby, a director of High Plains and John Ryan, who is Secretary and Chief Financial Officer of High Plains.
(14) We have been advised by the selling shareholder that its controlling person is Next Generations Trust.
(15) We have been advised by the selling shareholder that its controlling person is John Ryan, who is Secretary and Chief Financial Officer of High Plains.
(16) We have been advised by the selling shareholder that its controlling person is Norm Lawrence.
(17) We have been advised by the selling shareholder that its controlling person is P. Gage Jull.
(18) We have been advised by the selling shareholder that its controlling person is M.A. Burne.
(19) Mr. Gorski was Vice President- Operations of High Plains until January 10, 2006.
(20) We have been advised by the selling shareholder that its controlling person is Richard Smith.

(21) Mr. Hoffman is a director of High Plains.
(22) We have been advised by the selling shareholder that its controlling person is Andrew Best.
(23) We have been advised by the selling shareholder that its controlling person is James Czirr.
(24) We have been advised by the selling shareholder that its controlling person is John Jardine.
(25) We have been advised by the selling shareholder that its controlling person is Glenn Hart.
(26) Mr. Knox is a director of High Plains.
(27) We have been advised by the selling shareholder that its controlling person is Grant McCutcheon.
(28) We have been advised by the selling shareholder that its controlling person is Leonard Latchman.
(29) We have been advised by the selling shareholder that its controlling person is Malvin Spooner.
(30) We have been advised by the selling shareholder that its controlling person is Hugh Cleland.
(31) We have been advised by the selling shareholder that its controlling person is Thomas Antony.
(32) We have been advised by the selling shareholder that its controlling person is Lionhart Investments.
(33) We have been advised by the selling shareholder that its controlling person is Sheldon Inwetash.
(34) We have been advised by the selling shareholder that its controlling person is Douglas Newby.
(35) We have been advised by the selling shareholder that its controlling person is Carmel Daniele.
(36) We have been advised by the selling shareholder that its controlling person is Kjeld Thygesen.
(37) We have been advised by the selling shareholder that its controlling person is Kim Ward.
(38) We have been advised by the selling shareholder that its controlling person is Jim Stubbins.
(39) Mr. Ryan is the Secretary and Chief Financial Officer of High Plains.
(40) We have been advised by the selling shareholder that its controlling person is ______.
(41) We have been advised by the selling shareholder that its controlling person is Nathan Low.
(42) We have been advised by the selling shareholder that its controlling person is Shawn Kimel.
(43) We have been advised by the selling shareholder that its controlling person is Robin Bedford.
(44) We have been advised by the selling shareholder that its controlling person is Donald Vagstad.
(45) Mr. Wu is a director of High Plains.
(46) Includes options to purchase 25,000 Common Shares. Does not include options to purchase 25,000 Common Shares which are not exercisable within 60 days of the date of this prospectus.
(47) Includes warrants to purchase 10,000 Common Shares.
(48) Includes warrants to purchase 2,000,000 Common Shares.
(49) Includes warrants to purchase 12,500 Common Shares.
(50) Includes warrants to purchase 255,000 Common Shares.
(51) Includes warrants to purchase 65,000 Common Shares.
(52) Includes warrants to purchase 500,000 Common Shares.
(53) Includes warrants to purchase 210,000 Common Shares.
(54) Includes warrants to purchase 5,000 Common Shares.
(55) Includes warrants to purchase 10,000 Common Shares and options to purchase 225,000 Common Shares. Does not include 25,000 options to purchase Common Shares which are not exercisable within 60 days.
(56) Includes warrants to purchase 100,000 Common Shares.
(57) Includes 150,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as sole shareholder of Fontana Capital Corp and 250,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as a controlling person of Dotson Exploration Co. Also includes warrants to purchase 230,000 Common Shares held by Fontana Capital Corp. and warrants to purchase 65,000 Common Shares held by Dotson Exploration Co.
(58) Includes warrants to purchase 250,000 Common Shares.
(59) Includes warrants to purchase 10,000 Common Shares and 100,000 options to purchase Common Shares. Does not include 25,000 options to purchase Common Shares which are not exercisable within 60 days.
(60) Includes 3,522,500 warrants to purchase Common Shares and 350,000 options to purchase Common Shares. Does not include (i) 170,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as sole shareholder of Fontana Capital Corp, (ii) 250,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as a controlling person of Dotson Exploration Co. , (iii) warrants to purchase 210,000 Common Shares held by Fontana Capital Corp. and (iv) warrants to purchase 65,000 Common Shares held by Dotson Exploration Co all of which are separately counted as holdings of Fontana Capital Corp. and Dotson Exploration Co.
(61) Includes 3,130,000 warrants to purchase Common Shares. Does not include (i) 110,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as sole shareholder of Fontana Capital Corp, (ii) 250,000 Common Shares over which Mr. Ryan exercises control and direction in his capacity as a controlling person of Dotson Exploration Co. , (iii) warrants to purchase 210,000 Common Shares held by Fontana Capital Corp. and (iv) warrants to purchase 65,000 Common Shares held by Dotson Exploration Co all of which are separately counted as holdings of Fontana Capital Corp. and Dotson Exploration Co.
* Less than 1% of the outstanding shares.

PLAN OF DISTRIBUTION

The selling shareholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the date of this Prospectus;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise entered into after the date of this Prospectus;

●	one or more underwritten offerings on a firm commitment or best efforts basis;

●	any other method permitted pursuant to applicable law; and a combination of any such methods of sale.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933 (the “Securities Act”), as amended, if available, rather than under this Prospectus, or transfer the securities by gift.

Agents, broker-dealers or underwriters engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, however compensation to a particular broker-dealer might be in excess of customary commissions. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

In connection with the sale of our common stock or interests therein, the selling shareholders after the date of this Prospectus may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders after the date of this Prospectus may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Blackout Period

We have agreed that during a period ending June 14, 2006, we will not, directly or indirectly, offer to sell, grant any option for the sale of, or otherwise dispose of, or announce any intention to do the foregoing in respect of any Common Shares or financial instruments or other securities convertible into or exchangeable for our Common Shares, without the prior written consent of Research Capital Corporation, which consent is not to be unreasonably withheld or delayed, except in conjunction with (i) the exercise of stock options issued prior to or concurrently with the Closing Date pursuant to the LTIP or similar compensation arrangements; (ii) any proposed offering of debentures which carry a conversion feature, pursuant to our contractual obligations which are disclosed herein and are existing as at the date hereof; (iii) the exercise of the warrants; or (iv) securities issued by us in connection with any acquisition of a business or property.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

We are authorized to issue an unlimited number of Common Shares (“Common Shares”), an unlimited number of Class A preferred shares and an unlimited number of Class B preferred shares (collectively, the “Preferred Shares”), all without par value. As at March 31, 2006, prior to giving effect to the Offering, there are 45,843,557 Common Shares and no Preferred Shares outstanding.

Common Shares

Each Common Share entitles the holder to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Holders of Common Shares are also entitled to receive any dividend declared by us on the Common Shares and subject to the rights, privileges, restrictions and conditions attaching to any other class of our shares, to receive our remaining property upon dissolution, liquidation or winding-up. From time to time, we may repurchase any issued Common Shares outstanding from any holder of Common Shares and such purchase need not be made pro rata from the holders of Common Shares.

Preferred Shares

The holders of Preferred Shares, in the discretion of our directors, are entitled to receive non-cumulative dividends in such amounts as may be determined by the directors in any year, subject to certain maximum amounts specified in our articles of incorporation. In any year, however, our directors may declare dividends in respect of one class of shares of the Corporation without so declaring dividends on the other classes of shares. In the event of our liquidation, dissolution or winding-up, holders of Class A preferred shares shall receive, before any distribution of our assets is made among the holders of the Class B preferred shares and Common Shares, an amount equal to the redemption price for the shares, determined in the manner set out in our articles of incorporation, plus an amount equal to any dividends declared thereon but unpaid. The holders of the Class A preferred shares shall be entitled to receive notice of and to attend and vote at all meetings of our shareholders. Each Class A preferred share shall confer the right to one vote in person or by proxy.

In the event of our liquidation, dissolution or winding-up, holders of Class B preferred shares shall receive, before any distribution of our assets is made among the holders Common Shares but after distribution of our assets is made among the holders of the Class A preferred shares, an amount equal to the redemption price for the shares, determined in the manner set out in our articles of incorporation, plus an amount equal to any dividends declared thereon but unpaid. Except in certain limited circumstances, the holders of Class B preferred shares shall have no right to receive notice of, attend or vote at any meeting of our shareholders.

Warrants

Pursuant to an agreement dated February 1, 2005 between Proteus Capital Corp. (“Proteus”) and HPU Idaho, as compensation for certain advisory services provided by Proteus to HPU Idaho, HPU Idaho issued 100,000 warrants to Proteus (the “Consultant’s Warrants”), each of which is exercisable, at a price of US$0.50 per common share, into one common share of HPU Idaho. The Consultant’s Warrants expire on February 1, 2010. The Consultant’s Warrants were exchanged for warrants with the same terms issued by High Plains on March 9, 2005.

High Plains issued 3,030,000 warrants, each of which is exercisable, at a price of US$0.25 per Common Share, into one Common Share (the “Five Year Warrants” and together with the Consultant’s Warrants, the “Securities Exchange Warrants”). The Five Year Warrants expire on September 13, 2009. The Securities Exchange Warrants may also be exercised by means of a cashless exercise by tendering a Securities Exchange Warrant to us to receive a number of Common Shares equal in market value to the difference between the market value of the Common Shares issuable upon such exercise of such Securities Exchange Warrant and the total cash exercise price of that part of the Securities Exchange Warrant being exercised. “Market Value” for this purpose is the closing price of the Common Shares as reported by Bloomberg L.P. on the date of such cashless exercise. The Securities Exchange Warrants contain customary adjustments in the event of a share split, reorganization, reclassification, merger, consolidation or disposition of our assets.

In consideration for the services rendered by Research Capital Corporation in connection with the Private Placement, High Plains granted to Research Capital Corporation broker warrants (the “Broker Warrants”) to acquire, for no additional consideration, 1,504,200 compensation warrants (each, a “Compensation Warrant”), being 10% of the total number of Common Shares issuable upon the exercise or deemed exercise of the Special Warrants issued on March 11, 2005. Each such Compensation Warrant entitles Research Capital Corporation to purchase, at any time until 5:00 p.m. on March 10, 2007, one Common Share at a purchase price of US$0.50. Upon the May 2005 Special Warrant Closing, we granted to Research Capital Corporation Broker Warrants to acquire, for no additional consideration, 483,000 Compensation Warrants, being approximately 10% of the total number of Common Shares issuable upon the exercise or deemed exercise of the Special Warrants issued on May 25, 2005. Each such Compensation Warrant entitles Research Capital Corporation to purchase, at any time until 5:00 p.m. on May 25, 2007, one Common Share at a purchase price of US$0.50. Upon the September 2005 Special Warrant Closing, we granted to Research Capital Corporation Broker Warrants to acquire, for no additional consideration, 350,000 Compensation Warrants being approximately 10% of the total number of Common Shares issuable upon the deemed exercise of the Special Warrants issued on September 2, 2005. Each Compensation Warrant entitles Research Capital Corporation to purchase, at any time until 5:00 pm on September 2, 2007, one Common Share at a purchase price of US$0.50. In total, the 2,337,200 Broker Warrants issued to Research Capital Corporation were subject to a 20% penalty applicable to each Compensation Warrant if we had not closed the IPO by September 1, 2005. Since we were so penalized, Research Capital Corporation has been granted a total of 2,804,640 Broker Warrants.

As part of the IPO, we issued 2,500,000 warrants to purchase one common share at $1.50 until December 16, 2006. In addition, on September 2, 2005, High Plains granted Research Capital Corporation 1,250,000 warrants in consideration of services rendered by the Research Capital Corporation prior to the IPO that each entitle the Research Capital Corporation to purchase, until September 2, 2007, one common share at a purchase price of $1.00 (the “Service Warrants” and together with the Securities Exchange Warrants, the Broker Warrants and the Compensation Warrants, the “Warrants”).

The total stock that can be purchased from the Warrants is therefore 9,684,640 shares.

Anti-Takeover Provisions

There are no anti-takeover provisions in our charter documents

U.S. Listing

We expect to apply for our Common Shares to be listed on the Over-The-Counter Bulletin Board.

LIMITATION ON ENFORCEMENT OF CIVIL JUDGMENTS

We are incorporated under the Business Corporations Act (New Brunswick) and our executive office is in Cheyenne, Wyoming. Some of our directors and officers are citizens or residents of countries other than the U.S. and all, or substantially all, of our assets and the assets of such persons are located outside of the U.S. Consequently, it may be difficult for you to effect service of process within the U.S. upon our directors and officers or to realize in the U.S. upon judgments against such persons granted by courts of the U.S. based upon the civil liability provisions of the U.S. federal securities laws or other laws of the U.S. There is doubt as to the enforceability against us and against our non-U.S. resident directors and officers in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability against us and against our non-U.S. resident directors and officers in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. As a result, it may not be possible to enforce those actions against us or against certain of our directors and officers.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding approximately 45,843,557 shares of common stock, assuming no exercise of options or warrants after March 31, 2006. All of these shares, including the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act unless such shares are purchased by “affiliates” of High Plains, as that term is defined under Rule 144 under the Securities Act. Shares purchased by affiliates are subject to certain limitations and restrictions as described below.

Sales of Restricted Shares

Upon the effectiveness of the registration statement filed with the SEC, all of our shares of common stock will be freely tradeable without restriction except to the extent that such shares are held by affiliates of High Plains. Approximately 145,000 shares will not be eligible for resale pursuant to Rule 144 until December 16, 2006.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 458,436 shares immediately after this offering; or

•	the average weekly trading volume of the common stock on the Over-The-Counter Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “Rule 144(k) shares” may be sold without restriction.

Prior to this offering, there has been only a limited public market for our common stock, and the effect, if any, that the sale or availability for sale of shares of additional common stock will have on the trading price of our common stock cannot be predicted. Nevertheless, sales of substantial amounts of these shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

Options

As of March 31, 2006, there were a total of 3,100,000 shares of common stock subject to outstanding options under our stock option plans, of which 1,321,167 were vested.

Warrants

As of March 31, 2006, 9,684,640 shares of our common stock were subject to outstanding warrants. Of such shares, 3,130,000 are subject to a registration statement filed with the SEC. We have no contractual obligation to file a registration statement with respect to the other shares issuable upon exercise of the warrants.

MATERIAL INCOME TAX CONSEQUENCES

Canadian Federal Income Tax Consequences

The following is a summary of the material Canadian federal income tax consequences generally applicable to U.S. holders arising from the purchase, ownership and disposition of our Common Shares. In this summary, a “U.S. holder” means a person, who at all relevant times, for the purposes of the Canada-United States Income Tax Convention, 1980 as amended, (the “Convention”) is a resident of the United States and who, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) (a) is not and never has been a resident of Canada, (b) deals at arm’s length with and is not affiliated with us, (c) is the beneficial owner of our Common Shares or warrants, (d) holds the Common Shares or warrants as capital property and (e) does not use or hold and is not deemed to use or hold the Common Shares or warrants in the course of carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a U.S. holder that is an insurer carrying on business in Canada and elsewhere. Common shares or warrants will generally be capital property to a U.S. holder unless they are held in the course of carrying on a business of trading or dealing in securities or have been acquired in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is based on the current provisions of the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and counsel’s understanding of the current administrative practices of the Canada Revenue Agency.

This summary is not exhaustive of all possible Canadian federal income tax consequences and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or consequences, which may differ significantly from the Canadian federal income tax consequences discussed herein. Prospective U.S. holders should consult their own tax advisors with respect to the income tax consequences of investing in Common Shares or warrants based on the U.S. holder’s particular circumstances.

For purposes of the Canadian Tax Act, all amounts relating to our securities must be expressed in Canadian dollars including proceeds of disposition and adjusted cost base. Amounts denominated in U.S. dollars generally must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate at the relevant time.

Disposition of Common Shares

A U.S. holder of our Common Shares which are not “taxable Canadian property” (as defined in the Canadian Tax Act) will not be subject to tax under the Canadian Tax Act on the disposition of such shares. Generally, our Common Shares will not be taxable Canadian property to a U.S. holder at a particular time if:

(a) the Common Shares are listed on a prescribed stock exchange (which currently includes the TSX), at the relevant time; and

(b) during the 60-month period immediately preceding the disposition of the Common Shares, the U.S. holder, persons with whom the U.S. holder did not deal at arm’s length, or the U.S. holder, together with such persons, did not own (i) 25% or more of the issued shares of any class or series of shares of our capital stock or (ii) options or warrants or other interests in or options in respect of 25% or more of the issued shares of any class or series of shares of our capital stock.

A capital gain realized on a disposition by a U.S. holder of a common share which is taxable Canadian property will be subject to tax under the Canadian Tax Act unless the capital gain is exempt from tax under the Canadian Tax Act pursuant to the provisions of the Convention. U.S. holders whose Common Shares are taxable Canadian property should consult their own tax advisors.

Dividends on Common Shares

Dividends paid or credited or deemed under the Canadian Tax Act to be paid or credited to a U.S. holder on our Common Shares will generally be subject to Canadian withholding tax at the rate of 15%. This rate is reduced to 5% in the case of a U.S. holder that is a corporation that owns at least 10% of our voting stock.

United States Federal Income Tax Consequences

The following is a general discussion of certain possible U.S. federal income tax consequences, under current law, generally applicable to a U.S. Holder (as defined below) of our Common Shares. This discussion is of a general nature only, and does not take into account the particular facts and circumstances, with respect to U.S. federal income tax issues, of any particular U.S. Holder. In addition, this discussion does not cover any state, local or foreign tax consequences.

The following discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time and which are subject to differing interpretations. This discussion does not consider the potential effects, both adverse and beneficial, of any proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY U.S. HOLDER OR PROSPECTIVE U.S. HOLDER OF OUR COMMON SHARES, AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH U.S. HOLDER OR PROSPECTIVE U.S. HOLDER IS MADE. ACCORDINGLY, U.S. HOLDERS AND PROSPECTIVE U.S. HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON SHARES.

As used herein, a “U.S. Holder” means a holder of our Common Shares who is (i) a citizen or individual resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof, (iii) an estate whose income is taxable in the U.S. irrespective of source or (iv) a trust subject to the primary supervision of a court within the U.S. and control of a U.S. fiduciary as described Section 7701(a)(30) of the Code. If a partnership or other “pass-through” entity treated as a partnership for U.S. federal income tax purposes holds our commons shares, the U.S. federal income tax treatment of the partners or owners of such partnership or other pass-through entity generally will depend on the status of such partners or owners and the activities of such partnership or pass-through entity.

This summary does not address the U.S. federal income tax consequences to persons (including persons who are U.S. Holders) subject to special provisions of U.S. federal income tax law, including (i) persons who are tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, or brokers, dealers or traders in securities, (ii) persons who have a “functional currency” other than the U.S. dollar, (iii) persons subject to the alternative minimum tax, (iv) persons who own our Common Shares as part of a straddle, hedging, conversion transaction, constructive sale or other arrangement involving more than one position, (v) persons who acquired our Common Shares through the exercise of employee stock options or otherwise as compensation for services, (vi) persons that own an interest in an entity that owns our Common Shares, (vii) persons who own, exercise or dispose of any options, warrants or other rights to acquire our Common Shares, (viii) persons who are partners or owners of partnerships or other pass-through entities such as corporations subject to Subchapter S of the Code or (ix) persons who own our Common Shares other than as a capital asset within the meaning of Section 1221 of the Code.

Distributions to U.S. Holders.

General Rules.

U.S. Holders receiving distributions (including constructive distributions) with respect to our Common Shares are required to include in gross income as a dividend for U.S. federal income tax purposes the gross amount of such distributions (without reduction for any Canadian income tax withheld from such distributions), equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent of our current or accumulated earnings and profits. To the extent that distributions exceed our current and accumulated earnings and profits, such distributions will be treated first as a return of capital, to the extent of the U.S. Holder’s adjusted basis in our Common Shares, and thereafter as gain from the sale or exchange of our Common Shares. (See more detailed discussion at “Disposition of Shares” below). Any Canadian tax withheld from a distribution may be credited, subject to certain limitations, against the U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder's U.S. federal taxable income by those who itemize deductions. (See more detailed discussion at “Foreign Tax Credit” below).

Currency Gain or Loss.

In general, in the case of foreign currency received as a distribution that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss.

Dividend may be Eligible for Reduced Tax Rate.

For taxable years beginning after December 31, 2002 and before January 1, 2009, dividends received by U.S. Holders that are individuals, estates or trusts from “qualified foreign corporations,” as defined in Section 1(h)(11) of the Code, generally are taxed at the same preferential tax rates applicable to long-term capital gains. Although not free from doubt, it appears we would likely be a “qualified foreign corporation,” as defined in Section 1(h)(11) of the Code as a result of the U.S.-Canada income tax treaty if, however, we are not a Passive Foreign Investment Company (“PFIC”). We have not determined whether we meet the definition of a PFIC. (See more detailed discussion at “We may be a Passive Foreign Investment Company” below) A corporation that is properly described as a PFIC, along with other foreign corporations given special status under the Code, for its taxable year during which it pays a dividend, or for its immediately preceding taxable year, will not be treated as a “qualifying foreign corporation” and dividends received by U.S. Holders that are individuals, estates or trusts generally will be subject to U.S. federal income tax at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Dividends not Eligible for Dividends Received Deduction.

Dividends paid generally will not be eligible for the “dividends received deduction” allowed to corporate shareholders receiving dividends from certain U.S. corporations. Under certain circumstances, a U.S. Holder that is a corporation and that owns shares representing at least 10% of the total voting power and the total value of shares issued by the Corporation may be entitled to a 70% deduction of the “U.S. source” portion of dividends received from the Corporation (unless the Corporation qualifies as a PFIC). The availability of the dividends received deduction is subject to several complex limitations that are beyond the scope of this discussion, and U.S. Holders of our commons shares should consult their own financial advisor, legal counsel or accountant regarding the dividends received deduction.

Dividends Paid to Shareholders who Made QEF Election may be Exempt from Tax.

Generally, shareholders are not subject to additional income taxation on distributions made by a PFIC to the extent of the shareholder’s basis in the corporation’s shares if a Qualified Electing Fund (“QEF”) election is in effect. (Please see the “QEF Election” discussion below.) A shareholder’s basis in this situation is usually equal to the cost of purchasing the shares plus the amount of the corporation’s income that was reported on the shareholder’s return pursuant to the QEF election less any prior distributions made by the corporation to the shareholder. Again, these rules are subject to several exceptions that are beyond the scope of this discussion. U.S. HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING WHETHER DIVIDENDS PAID TO THEM WILL BE EXEMPT FROM FEDERAL INCOME TAX IF A QEF ELECTION IS MADE.

Disposition of Shares.

General Rule.

A U.S. Holder will recognize gain or loss upon the sale or other taxable disposition of our Common Shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder’s tax basis in the shares. This gain or loss will be long-term capital gain or loss if our Common Shares are held for more than one year.

Reduced Tax Rate.

Preferential tax rates apply to long-term capital gains of U.S. Holders that are individuals, estates or trusts. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder that is a corporation. Deductions for net capital losses are subject to significant limitations. For U.S. Holders that are not corporations, any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders that are corporations, an unused net capital loss may be carried back three years and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted. Sales of PFIC stock are not eligible for the reduced long-term capital gains rates that are usually applicable to sales of stock unless the shareholder made a QEF election regarding such shares.

We may be a Passive Foreign Investment Company.

General Discussion.

We have not determined whether we meet the definition of a PFIC, within the meaning of Sections 1291 through 1298 of the Code for the current tax year and any prior tax years. We may or may not qualify as a PFIC in subsequent years due to changes in our assets and business operations. In general, a U.S. Holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to numerous special U.S. federal income taxation rules and may elect to be taxed under two alternative tax regimes. The following is a discussion of these three sets of special rules applied to U.S. Holders of our Common Shares. In addition, special rules apply if a foreign corporation qualifies as both a PFIC and a “controlled foreign corporation” (as defined below) and a U.S. Holder owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of such foreign corporation (See more detailed discussion at “Controlled Foreign Corporation” below).

Definition of PFIC.

Section 1297 of the Code generally defines a PFIC as a corporation that is not formed in the U.S. and, for any taxable year, either (a) 75% or more of its gross income is “passive income” or (b) the average percentage, by fair market value of its assets that produce or are held for the production of “passive income” is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions. For purposes of the PFIC income test and the assets test, if a foreign corporation owns (directly or indirectly) at least 25% by value of the stock of another corporation, such foreign corporation shall be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly its proportionate share of the income of such other corporation. Also, for purposes of such PFIC tests, passive income does not include any interest, dividends, rents or royalties that are received or accrued from a “related” person to the extent such amount is properly allocable to the income of such related person which is not passive income. For these purposes, a person is related with respect to a foreign corporation if such person “controls” the foreign corporation or is controlled by the foreign corporation or by the same persons that control the foreign corporation. For these purposes, “control” means ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of a corporation

Generally Applicable PFIC Rules.

If a U.S. Holder does not make a timely election to be taxed in conformity with the Mark-to-Market rules (as described below) or the QEF rules (as described below) during a year in which it holds (or is deemed to have held) our Common Shares while we are a PFIC (a “Non-Electing U.S. Holder”), then special taxation rules under Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reasons of a pledge) of our Common Shares and (ii) certain “excess distributions” (generally, distributions received in the current taxable year that are in excess of 125% of the average distributions received during the three preceding years or, if shorter, the U.S. Holder’s holding period) by us.

A Non-Electing U.S. Holder generally would be required to pro rate all gains realized on the disposition of our Common Shares and all excess distributions on our Common Shares over their entire holding period for our Common Shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to our first taxable year during such U.S. Holder’s holding period and beginning after January 1, 1987 for which we were a PFIC) would generally be taxed at the highest tax rate for each such prior year applicable to ordinary income, and such Non-Electing U.S. Holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-Electing U.S. Holder that is not a corporation must treat this interest charge as “personal interest” which, as discussed above, is wholly nondeductible. The balance of the gain or the excess distribution will be treated as ordinary income in the year of the disposition or distribution, and no interest charge will be incurred with respect to such balance.

If we are a PFIC for any taxable year during which a Non-Electing U.S. Holder holds our Common Shares, then we will continue to be treated as a PFIC with respect to such Common Shares, even if we cease meeting the definition of a PFIC. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for Non-Electing U.S. Holders) as if our Common Shares had been sold on the last day of the last taxable year for which we were a PFIC.

Mark-to-Market Election.

Effective for tax years of U.S. Holders beginning after December 31, 1997, U.S. Holders who hold, actually or constructively, marketable stock (as specifically defined in the Treasury Regulations) of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to the market (a “mark-to-market election”). If such an election is made, such U.S. Holder will generally not be subject to the special taxation rules of Section 1291 discussed above. However, if the mark-to-market election is made by a Non-Electing U.S. Holder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to our Common Shares. A U.S. Holder who makes the mark-to market election will include in income for the taxable year for which the election was made an amount equal to the excess, if any, of the fair market value of our Common Shares as of the close of such tax year over such U.S. Holder’s adjusted basis in such Common Shares. In addition, the U.S. Holder is allowed a deduction for the lesser of (i) the excess, if any, of such U.S. Holder’s adjusted tax basis in our Common Shares over the fair market value of such shares as of the close of the tax year, or (ii) the excess, if any, of (A) the mark-to-market gains for our Common Shares included by such U.S. Holder for prior tax years, including any amount which would have been included for any prior tax year but for the Section 1291 interest on tax deferral rules discussed above with respect to Non-Electing U.S. Holders, over (B) the mark-to-market losses for our Common Shares that were allowed as deductions for prior tax years. A U.S. Holder’s adjusted tax basis in our Common Shares will be adjusted to reflect the amount included in or deducted from income as a result of a mark-to-market election. A mark-to-market election applies to the taxable year in which the election is made and to each subsequent taxable year, unless our Common Shares cease to be marketable, as specifically defined, or the IRS consents to revocation of the election.

QEF Election.

In general, a U.S. Holder who makes a timely QEF election (an “Electing U.S. Holder”) regarding our Common Shares will be subject, under Section 1293 of the Code, to current U.S. federal income tax for any taxable year in which we qualify as a PFIC on his pro rata share of (i) “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the Electing U.S. Holder and (ii) “ordinary earnings” (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the Electing U.S. Holder, in each case, for the shareholder’s taxable year in which (or with which) our taxable year ends, regardless of whether such amounts are actually distributed.

The effective QEF election also allows the Electing U.S. Holder to (i) generally treat any gain realized on the disposition of our Common Shares (or deemed to be realized on the pledge of our Common Shares) as capital gain; (ii) treat his share of our net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of our annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is not a corporation, such an interest charge would be treated as “personal interest” that is not deductible.

The procedure a U.S. Holder must comply with in making an effective QEF election, and the U.S. federal income tax consequences of the QEF election, will depend on whether the year of the election is the first year in the U.S. Holder’s holding period in which we are a PFIC. If the U.S. Holder makes a QEF election in such first year, i.e., a timely QEF election, then the U.S. Holder may make the QEF election by simply filing the appropriate QEF election documents at the time the U.S. Holder files his tax return for such first year. However, if we qualified as a PFIC in a prior year, then in addition to filing the QEF election documents, the U.S. Holder must elect to recognize (i) under the rules of Section 1291 of the Code (discussed herein), any gain that he would otherwise recognize if the U.S. Holder sold his stock on the qualification date or (ii) if we are a controlled foreign corporation, the U.S. Holder’s pro rata share of our post-1986 earnings and profits as of the qualification date. The qualification date is the first day of our first tax year in which we qualified as a QEF with respect to such U.S. Holder. The elections to recognize such gain or earnings and profits can only be made if such U.S. Holder’s holding period for our Common Shares includes the qualification date. By electing to recognize such gain or earnings and profits, the U.S. Holder will be deemed to have made a timely QEF election. A U.S. Holder who made elections to recognize gain or earnings and profits after May 1, 1992 and before January 27, 1997 may, under certain circumstances, elect to change such U.S. Holder’s qualification date to the first day of the first QEF year. U.S. HOLDERS ARE URGED TO CONSULT A TAX ADVISOR REGARDING THE AVAILABILITY OF AND PROCEDURE FOR ELECTING TO RECOGNIZE GAIN OR EARNINGS AND PROFITS UNDER THE FOREGOING RULES. In addition to the above rules, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if such U.S. Holder failed to file the QEF election documents in a timely manner.

A QEF election, once made with respect our Common Shares, applies to the tax year for which it was made and to all subsequent tax years, unless the election is invalidated or terminated, or the IRS consents to revocation of the election. If a QEF election is made by a U.S. Holder and we cease to qualify as a PFIC in a subsequent tax year, the QEF election will remain in effect, although not applicable, during those tax years in which we do not qualify as a PFIC. Therefore, if we again qualify as a PFIC in a subsequent tax year, the QEF election will be effective and the U.S. Holder will be subject to the rules described above for Electing U.S. Holders in such tax year and any subsequent tax years in which we qualify as a PFIC. In addition, the QEF election remains in effect, although not applicable, with respect to an Electing U.S. Holder even after such U.S. Holder disposes of all of his or its direct and indirect interest in our Common Shares. Therefore, if such U.S. Holder reacquires our Common Shares, that U.S. Holder will be subject to the rules described above for Electing U.S. Holders for each tax year in which we qualify as a PFIC.

Generally, shareholders do not make a QEF election unless they have sufficient information to determine their proportionate shares of a corporation’s net capital gain and ordinary earnings. We have not calculated these amounts for any shareholder, and do not anticipate making these calculations in the foreseeable future. THEREFORE, U.S. HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE QEF ELECTION BEFORE MAKING THIS ELECTION.

Other PFIC Rules.

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would treat as taxable certain transfers of PFIC stock by Non-Electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations and transfers at death. Generally, in such cases the basis of shares in the hands of the transferee and the basis of any property received in the exchange for those shares would be increased by the amount of gain recognized. However, the specific U.S. federal income tax consequences to the U.S. Holder and the transferee may vary based on the manner in which the Common Shares are transferred.

Certain special, generally adverse, rules will apply with respect to our Common Shares while it is a PFIC whether or not it is treated as a QEF. For example under Section 1298(b)(6) of the Code, a U.S. Holder who uses PFIC stock as security for a loan (including a margin loan) will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares.

The PFIC rules are very complicated, and U.S. Holders should consult their own financial advisor, legal counsel or accountant regarding the PFIC rules, including the advisability of and procedure for making a QEF election or a mark-to-market election, and how these rules may impact their U.S. federal income tax situation.

Foreign Tax Credit.

A U.S. Holder who pays (or has withheld from distributions) Canadian or other foreign income tax with respect to the ownership of our Common Shares may be entitled, at the option of the U.S. Holder, to either receive a deduction or a tax credit for U.S. federal income tax purposes with respect to such foreign tax paid or withheld. There are significant and complex limitations that apply to the foreign tax credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s U.S. income tax liability that the U.S. Holder’s “foreign source” income bears to his or its worldwide taxable income. In applying this limitation, the various items of income and deduction must be classified as either “foreign source” or “U.S. source.” Complex rules govern this classification process.

In addition, U.S. Holders that are corporations and that own 10% or more of our voting stock may be entitled to an “indirect” foreign tax credit under Section 902 of the Code with respect to the payment of dividends under certain circumstances and subject to complex rules and limitations. THE AVAILABILITY OF THE FOREIGN TAX CREDIT AND THE APPLICATION OF THE LIMITATIONS WITH RESPECT TO THE FOREIGN TAX CREDIT ARE FACT SPECIFIC, AND EACH U.S. HOLDER OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE FOREIGN TAX CREDIT RULES.

Information Reporting; Backup Withholding.

Certain information reporting and backup withholding rules may apply with respect to certain payments related to our Common Shares. In particular, a payor or middleman within the U.S., or in certain cases outside the U.S., will be required to withhold at a current rate of 28% (which rate is scheduled for periodic adjustment) of any payments to a U.S. Holder regarding dividends paid or proceeds from the sale of such Common Shares within the U.S. if a U.S. Holder fails to furnish its correct taxpayer identification number (generally on Form W-9) or otherwise fails to comply with, or establish an exemption from, the backup withholding tax requirements. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. HOLDERS SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES APPLICABLE TO OUR COMMON SHARES.

Other Considerations for U.S. Holders.

In the following circumstances, the above sections of this discussion may not describe the U.S. federal income tax consequences to U.S. Holders resulting from the ownership and disposition of shares issued by a foreign corporation.

Controlled Foreign Corporation.

If more than 50% of the total voting power or the total value of our outstanding shares are owned, directly or indirectly, by citizens or residents of the U.S., U.S. partnerships or corporations, or U.S. estates or trusts (as defined by the Code Section 7701(a)(30)), each of which own, directly or indirectly, 10% or more of the total voting power of our outstanding shares (each a “10% Shareholder”), we could be treated as a controlled foreign corporation (“CFC”) under Section 957 of the Code.

Our classification as a CFC would effect many complex results, including that 10% Shareholders would generally (i) be treated as having received a current distribution of our “Subpart F income” and (ii) would also be subject to current U.S. federal income tax on their pro rata share of our earnings invested in “U.S. property.” The foreign tax credit may reduce the U.S. federal income tax on these amounts for such 10% Shareholders (See more detailed discussion at “Foreign Tax Credit” above). In addition, under Section 1248 of the Code, gain from the sale or other taxable disposition of our Common Shares by a U.S. Holder that is or was a 10% Shareholder at any time during the five-year period ending with the sale is treated as a dividend to the extent of our earnings and profits attributable to our Common Shares sold or exchanged.

If we are classified as both a PFIC and a CFC, we generally will not be treated as a PFIC with respect to 10% Shareholders. This rule generally will be effective for taxable years of 10% Shareholders beginning after 1997 and for its taxable years ending with or within such taxable years of 10% Shareholders. We have not determined whether we meet the definition of a CFC, and there can be no assurance that we will not be considered a CFC for the current or any future taxable year.

THE CFC RULES ARE VERY COMPLICATED, AND U.S. HOLDERS SHOULD CONSULT THEIR OWN FINANCIAL ADVISOR, LEGAL COUNSEL OR ACCOUNTANT REGARDING THE CFC RULES AND HOW THESE RULES MAY IMPACT THEIR U.S. FEDERAL INCOME TAX SITUATION.

LEGAL MATTERS

Certain legal matters in connection with the sale of the Common Shares offered hereby will be passed upon for us by Troutman Sanders LLP, New York, New York as to matters of United States law, and by Stewart McKelvey Stirling Scales as to matters of Canadian law.

EXPERTS

KPMG LLP, independent registered public accounting firm, have audited our consolidated balance sheet as of March 31, 2005, and the related consolidated statements of operations and deficit and cash flows for the period from the date of incorporation on April 6, 2004 to March 31, 2005. We have included our financial statements in this prospectus in reliance on KPMG LLP’s report, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The information included in this Prospectus regarding the mineralization is based on estimates reviewed and supported by Micon International Limited., an international engineering and mining consulting firm, in reliance upon the authority of such firm as experts in geology, mine planning, metallurgy, mineral evaluation and mineral reserve estimation and the consent of such firm to its inclusion.

We retained Micon International Limited to provide an independent review of the Allemand Ross Project and Swinney Switch Project, to prepare a technical report of the properties and to provide an opinion on the technical merits of the proposed expenditures on these two properties. Information in this Prospectus of an economic, scientific or technical nature in respect of the Allemand Ross Project and the Swinney Switch Project is based upon the Technical Report dated September 2, 2005 prepared by Christopher R. Lattanzi, P. Eng., former President and Mining Engineer, and Reno Pressacco, P. Geo., Senior Geologist, both of Micon International Limited.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Equity Transfer Services Inc. in Toronto, Ontario.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 with respect to the Common Shares being offered by this Prospectus. This Prospectus is a part of that registration statement. As permitted by SEC rules, this Prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules. For further information about us, the Common Shares and the warrants offered by this Prospectus, please refer to these registration statements. In addition, wherever we refer to a contract or other document of ours in this Prospectus, the reference is not necessarily complete and you should refer to the exhibits and schedules that are a part of this registration statement for a copy of the contract or other document. You may read and copy this registration statement, exhibits and schedules at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These filings are also available at the website maintained by the SEC at http://www.sec.gov.

After the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and will file annual reports on Form 20-F within six months of our fiscal year-end and other reports and information on Form 6-K with the SEC. You can read and copy these reports and other information at the SEC’s Public Reference Room or access them through its website.

In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval (http://www.sedar.com), which is commonly known by the acronym “SEDAR.” The Canadian System for Electronic Document Analysis and Retrieval is the Canadian equivalent of the SEC’s EDGAR system. Reports and other information about us should also be available for inspection at the offices of the Toronto Stock Exchange.

As a foreign private issuer, we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Securities Exchange Act of 1934, as amended.

GLOSSARY OF GEOLOGICAL AND MINING TERMS

The following is a glossary of technical terms and abbreviations that appear in this Prospectus. The definitions for the terms mineral reserves, proven mineral reserves, probable mineral reserves, mineral resource, measured mineral resources, indicated mineral resources and inferred mineral resources are definitions that we are required to use in accordance with Canadian regulations and are not consistent with the requirements of the SEC. See “Business—Cautionary Note to United States Investors Concerning Disclosure of Mineral Resources.”

Term	Definition
10 CFR	Title 10 of the Code of Federal Regulations.
CIM	The Canadian Institute of Mining, Metallurgy and Petroleum.
CIM Guidelines	The Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Reserve Definitions and Guidelines as adopted by the CIM Council on August 20, 2000.
Disarmament Uranium	HEU derived from dismantled nuclear weapons and diluted in Russia to form low enriched uranium.
Eh	Describes the availability of electrons for oxidation or reduction reactions (redox potential).
Eocene	The epoch in the Tertiary period of the stratigraphic system of rock classification which extends between approximately 37 million years and 55 million years ago.
fission
The splitting of a heavy nucleus into two, accompanied by the release of a relatively large amount of energy and usually one or more neutrons. It may be spontaneous but usually is due to a nucleus absorbing a neutron and thus becoming unstable.

H2S	Hydrogen sulphide.
HEU	Highly enriched uranium.
HEU Agreement	An agreement entered into February 1993 between the US and Russia to manage the sale of HEU.
ISL	In-situ leach mining technology, which uses an oxygen-rich leaching solution that is injected through wells drilled into the mineral deposit.
megawatt	1,000 kilowatts, MWe refers to electric output from a generator; MWt refers to thermal output from a reactor or heat source.
Milling	Process by which minerals are extracted from ore, usually at the mine site.
mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.
Moderator	A material such as light or heavy water or graphite used in a reactor to expedite further fission.
Pliocene	The latest of the epochs in the Tertiary period of the stratigraphic system of rock classification; approximately 1.8 - 5.0 million years ago.
Pleistocene	The earlier of the two epochs of the Quaternary period of the stratigraphic system of rock classification, approximately 0.01 - 1.8 million years ago.
plutonium	A by-product of nuclear fission in reactors that can be recovered from spent fuel and recycled.
pyroclastic	Deposits resulting from explosive or aerial ejection of lava/ash from a volcanic event.

G-1

Term	Definition
RML	Radioactive materials licenses.
reprocessed uranium	Uranium which has been recovered from the reprocessing of spent nuclear fuel.
sample	A small portion of rock or mineral deposit taken so that the metal content can be determined by assaying.
spot price
The price for product sold or purchased for delivery within one year. Spot prices account for only a small portion of uranium sales volume, the majority being represented by long-term (3-7 year) contracts.

Technical Report
The “High Plains Uranium, Inc. Technical Report on the Allemand Ross, Wyoming, and Swinney Switch, Texas, Uranium Projects”, dated September 2, 2005, prepared by Christopher R. Lattanzi, P. Eng., former President and Mining Engineer and Reno Pressacco, P. Geo., Senior Geologist, both of Micon International Limited.

Tertiary	The geologic period in the stratigraphic system of rock classification extending from 1.8 to 65 million years ago.
U235	Uranium isotope with atomic weight 235.
U3O8	The mixture of uranium oxides produced after milling uranium ore from a mine. Though sometimes loosely called yellowcake, it is khaki in colour. Uranium is sold in this form.
UO2	Uranium dioxide is formed from enriched UF6 and is used in the fabrication of nuclear fuel for use in reactors.
UO3	Uranium trioxide.
UF6	Uranium hexafluoride, a compound of uranium produced during the conversion process, which is a gas above 56 degrees Celsius.
uranium	The heaviest naturally occurring element. It is metallic. Some isotopes of uranium are fissionable.

G-2

HIGH PLAINS URANIUM, INC.
INDEX TO FINANCIAL STATEMENTS

High Plains Uranium, Inc. Interim Consolidated Financial Statements for the nine-month period ended December 31, 2005 (unaudited)
Interim Consolidated Balance Sheets	F-3
Interim Consolidated Statement of Operations and Deficit	F-4
Interim Consolidated Statement of Cash Flows	F-5
Notes to the Consolidated Financial Statements	F-6

High Plains Uranium, Inc. Consolidated Financial Statements for the period from April 6, 2004to March 31, 2005 (audited)
Report of KPMG LLP, Independent Registered Public Accounting Firm	F-26
Comments by auditors for U.S. readers on Canada-U.S. Reporting Differences	F-27
Consolidated Balance Sheets	F-28
Consolidated Statement of Operations and Deficit	F-29
Consolidated Statement of Cash Flows	F-30
Notes to the Consolidated Financial Statements	F-31

        Interim Consolidated Financial Statements
        (Expressed in U.S. dollars)

      HIGH PLAINS URANIUM, INC.
       (A DEVELOPMENT STAGE ENTITY)

       Nine months ended December 31, 2005
       (Unaudited)

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Interim Consolidated Balance Sheet
(Expressed in U.S. dollars)

	December 31,	March 31,
	2005	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,668,950	$510,486
Cash in trust (note 7(c))	-	6,344,110
Marketable securities (market value $4,352,818;March 31, 2005 - $205,000)	4,344,642	197,868
Notes receivable (note 3)	42,930	-
Prepaid expenses	7,281	17,100
	8,063,803	7,069,564
Due from Sundance Diamonds Corporation (note 3)	27,438	27,438
Mineral properties and deferred exploration costs (note 4)	2,959,263	672,197
Reclamation deposits	160,384	-
Deferred share issuance and financing costs (note 5)	-	157,146
Capital assets (note 6)	91,911	22,196
	$11,302,799	$7,948,541

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$402,446	$477,056
Convertible notes	-	190,706
	402,446	667,762
Provision for reclamation liabilities	160,000	160,000
Shareholders' equity:
Capital stock (note 7(a))	11,204,446	866,535
Warrants (note 7(b))	2,036,847	554,918
Special warrants (note 7(c))	-	6,351,402
Stock options (note 7(d))	283,466	75,800
Contributed surplus	24,600	-
Equity component of convertible notes	-	24,600
Warrants to be issued	-	217,500
Deficit	(2,809,006)	(969,976)
	10,740,353	7,120,779
Commitments and contingencies (note 8)
Subsequent events (note 7)
	$11,302,799	$7,948,541

See accompanying notes to interim consolidated financial statements.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Interim Consolidated Statement of Operations and Deficit
(Expressed in U.S. dollars)
(Unaudited)

	Nine months ended December 31, 2005	Period from incorporation on April 6, 2004 to December 31, 2004
Expenses:
Consulting	$520,072	$296,768
Payroll and payroll burden	339,786	-
Stock option compensation (note 7(d))	207,666	-
General and administration	492,702	35,249
Professional fees	222,351	-
Interest	17,042	-
Write-down of marketable investments	138,310	-
Accretion of convertible notes	9,294	-
Amortization	6,619	-

Loss from operations	(1,953,842)	(332,017)

Dividend income	451	-

Interest income	114,361	-

Loss for the period	(1,839,030)	(332,017)

Deficit, beginning of period	(969,976)	-
Deficit, end of period	$(2,809,006)	$(332,017)

Loss per share:
Basic and diluted	$(0.08)	$(0.06)

Weighted average number of common shares outstanding	21,929,938	5,919,578

See accompanying notes to interim consolidated financial statements.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Interim Consolidated Statement of Cash Flows
(Expressed in U.S. dollars)
(Unaudited)

	Nine months ended Period from December 31, 2005	Period from incorporation on April 6, 2004 to December 31, 2004

Cash provided by (used in):

Operating activities:
Loss for the period	$(1,839,030)	$(332,017)
Items not involving cash:
Capital stock issued for services rendered	-	72,750
Amortization of deferred financing costs	16,667	-
Amortization	6,619	-
Accretion of convertible notes	9,294	-
Stock option compensation	207,666	-
Write-down of marketable securities	138,310	-
Change in non-cash operating working capital:
Prepaid expenses	9,819	-
Accounts payable and accrued liabilities	(74,610)	83,400
	(1,525,265)	(175,867)

Financing activities:
Repayment of convertible notes	(200,000)	-
Deferred share issuance and financing costs	140,479	(1,275)
Cash in trust	6,344,110	-
Net proceeds from issuance of capital stock and special warrants	5,210,938	490,706
	11,495,527	489,431

Investing activities:
Marketable securities	(4,245,084)	(2,708
Reclamation deposits	(160,384)	-
Purchase of capital assets	(76,334)	(20,492)
Note receivable	(42,930)	(27,438)
Expenditures on mineral properties	(2,287,066)	(149,425)
	(6,811,798)	(200,063)

Increase in cash and cash equivalents	3,158,464	113,501

Cash and cash equivalents, beginning of period	510,486	-

Cash and cash equivalents, end of period	$3,668,950	$113,501
Supplemental disclosures relating to non-cash financing and investing activities:

Marketable securities acquired for common shares	$40,000	$7,500

See accompanying notes to interim consolidated financial statements.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

1. Nature of operations:

High Plains Uranium, Inc. (the "Company") was incorporated on February 8, 2005 in the Province of New Brunswick and on March 9, 2005 acquired High Plains Uranium, Inc. (Idaho) (the "Subsidiary") in a share-for-share exchange agreement as part of a corporate reorganization of companies under common control. The Subsidiary was incorporated on April 6, 2004 in the State of Idaho and began operations in July 2004. The corporate reorganization of the Company and the Subsidiary has been accounted for using the continuity-of-interests method and, accordingly, the accounts of the consolidated companies prior to the corporate reorganization have been included in these consolidated financial statements at their historical amounts.

The Company is engaged in the acquisition, exploration and development of uranium properties using the in-situ leaching process. To date, the Company has not earned significant revenue and is considered to be in the development stage. The Company has currently leased or otherwise acquired, properties in the United States of America in the states of Wyoming and Texas, but could explore further opportunities in the United States, Canada and other foreign countries. The ability of the Company to carry out its business plan rests with its ability to secure equity and other financing.

2. Basis of presentation:

These unaudited interim consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated on consolidation. The financial position as at December 31, 2005 and the results of operations and cash flows for the nine months then ended and for the period from the date of incorporation on April 6, 2004 to December 31, 2004 are unaudited. These unaudited interim consolidated financial statements do not include all of the disclosures required by Canadian generally accepted accounting principles and accordingly should be read together with the audited consolidated financial statements and the accompanying notes for the Company's March 31, 2005 year end. The unaudited consolidated financial statements, in the opinion of management, contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such unaudited periods and the accounting policies applied thereon are consistent with those utilized to prepare the audited consolidated financial statements as at and for the period from the date of incorporation on April 6, 2004 to March 31, 2005.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

3. Notes receivable:

During the year ended March 31, 2005, Sundance Diamonds Corporation ("Sundance"), a company with a director in common with the Company, was advanced $27,438 for which a note receivable was provided. The Company is currently in the process of converting the loan into 143,830 shares of Sundance.

During the period ended December 31, 2005, an advance was made to Dotson Exploration, a company with a director in common with the Company, of $42,930 and was repaid to the Company on March 31, 2006.

4. Mineral properties and deferred exploration costs:

The mineral properties are recorded at cost and are comprised as follows:

	Opening	Acquisition	Exploration
December 31, 2005 (unaudited)	balance	costs	costs	Total

Arizona	$-	$75,933	$-	$75,933
Texas:
Swinney Switch	160,000	76,029	324,484	560,513
Cadena Project (a)	-	215,563	15,064	230,627
Other	-	120,871	68,335	189,206
Wyoming:
Allemand-Ross	302,677	246,076	234,277	783,030
North Platte	87,463	125,199	21,887	234,549
Red Desert	44,262	210,510	520	255,292
Other	77,795	324,354	227,964	630,113

	$672,197	$1,394,535	$892,531	$2,959,263

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

4. Mineral properties and deferred exploration costs (continued):

	Acquisition	Exploration
March 31, 2005	costs	costs	Total

Texas:
Swinney Switch	$160,000	$-	$160,000
Wyoming:
Allemand-Ross	89,910	212,767	302,677
North Platte	36,020	51,443	87,463
Red Desert	-	44,262	44,262
Other	26,424	51,371	77,795

	$312,354	$359,843	$672,197

(a) Cadena Project - Duval County, Texas:

The Company entered into several uranium mining lease agreements for a total of 2,710 acres with identical terms. The terms of the lease agreements are as follows:

(i)	the Company is responsible for annual rental payments in the amount of $10 per acre per year;

(ii)	the lease is for five years and can be extended so long thereafter as uranium is produced from the property;

(iii)	upon renewal, the annual rental for the next year becomes $20 per acre and thereafter;

(iv)	upon production of uranium, the Company will pay royalties on a sliding scale according to the fair market value of yellowcake;

(v)	the Company is also responsible for annual surface damage payments of $50 per exploratory drill hole; and

(vi)	the Company has the right at any time (or after default) to release and surrender to the lessor all rights, title and interest of the leased premises or any part thereof without penalties.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

4. Mineral properties and deferred exploration costs (continued):

The Company does not have uranium or other mineral leases from all the mineral owners in respect of the property. The surface and mineral estates in these lands were severed prior to June 8, 1983 in instruments that do not specify who the owners of these lands or mineral rights are. Therefore, ownership of uranium must be determined by factual determination depending mainly on whether in-situ mining of uranium deposits below 200 feet from the surface would consume, deplete or destroy the surface. The outcome of the factual determinations described above may affect the Company's ownership of uranium in respect of this property area.

5. Deferred share issuance and financing costs:

Deferred share issuance costs represent costs incurred for the share issuance in connection with the initial public offering (the "IPO") and consists of professional, agency and listing fees. Upon completion of the IPO, these costs were offset against the proceeds raised.

6. Capital assets:

		Accumulated	Net book
December 31, 2005 (unaudited)	Cost	amortization	value

Office equipment	$26,600	$2,441	$24,159
Field equipment	3,230	323	2,907
Vehicles	71,154	6,309	64,845

	$100,984	$9,073	$91,911

		Accumulated	Net book
March 31, 2005	Cost	amortization	value

Office equipment	$4,158	$65	$4,093
Vehicles	20,492	2,389	18,103

	$24,650	$2,454	$22,196

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

7. Shareholders' equity:

(a) Capital stock:

Authorized:
Unlimited Class A preferred shares
Unlimited Class B preferred shares
Unlimited common shares

Issued and outstanding:

	Number	Amount
Common shares issued in connection with:
Private placement	3,030,000	$303,000
Services rendered	7,275,000	72,750
Warrant valuation	-	(109,080)

Balance, December 31, 2004 (unaudited)	10,305,000	266,670
Private placement	1,668,325	543,957
Share subscription receivable	(200,000)	(50,000)
Services rendered	376,432	94,108
Issued in connection with the issuance of convertible notes	100,000	50,000
Warrant valuation	-	(38,200)

Balance, March 31, 2005	12,249,757	866,535
Common shares issued in connection with:
Private placement	200,000	50,000
Conversion of special warrants (note 7(c))	28,393,800	9,560,177
Initial public offering	5,000,000	1,327,734
Warrant valuation (note 7(b))	-	(600,000)

Balance, December 31, 2005 (unaudited)	45,843,557	$11,204,446

In May 2006, the Company filed a registration statement with the United States Securities and Exchange Commission ("SEC") to register certain of its outstanding common shares to enable those securities to become freely tradable in the United States.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

7. Shareholders' equity (continued):

(b) Warrants:

At December 31, 2005, the Company had the following share purchase warrants outstanding, each exercisable into one common share:

		Weighted
	Number of	average
Grant date	warrants	price	Amount	Expiry

Share purchase warrants:
September 13, 2004	3,030,000	$0.25	$109,080	September 13, 2009

Balance, December 31, 2004 (unaudited)	3,030,000	0.25	109,080
February 1, 2005	100,000	0.50	38,200	February 1, 2010
Broker warrants	1,504,200	0.50	407,638	March 11, 2007

Balance, March 31, 2005	4,634,200	0.34	554,918
Broker warrants	483,000	0.50	130,893	May 26, 2007
Broker warrants	350,000	0.50	94,850	September 1, 2007
Broker warrants (20% penalty)	467,440	1.00	104,936	September 1, 2007
Broker warrants	1,250,000	1.00	551,250	December 15, 2007
Warrants in connection with IPO issue	2,500,000	1.50	600,000	December 15, 2006

Balance, December 31, 2005 (unaudited)	9,684,640	0.72	$2,036,847

The Company issued broker warrants to the agents related to the private placements of special warrants (note 7(c)). Since the IPO had not closed by September 7, 2005, the broker warrants were subject to a 20% penalty. The 20% penalty on the broker warrants issued on March 11, May 26, September 1, 2005 and September 1, 2005 amounted to 467,440 warrants (2,338,400 broker warrants prior to the 20% penalty).

On December 15, 2005, as part of the IPO, the Company also granted 1,250,000 warrants to the agent. Each warrant entitles the agent to purchase, until December 15, 2007, one common share at a purchase price of $1.00.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

7. Shareholders' equity (continued):

On December 15, 2005, as part of the IPO, the Company also granted 2,500,000 warrants to the purchasers of the IPO. Each warrant entitles the holder to purchase, until December 15, 2006, one common share at a purchase price of Cdn. $1.50.

The fair value of the broker warrants of $0.29 per warrant was determined using the Black-Scholes option pricing model using the following assumptions:

Expected life for May 26, 2005, September 1, 2005 and
December 12, 2005, 1,250,000 warrants	2 years
Expected life for December 15, 2005, 2,500,000 warrants	1 year
Expected volatility	100%
Expected dividend yield	-
Risk-free interest rate	4.5%

(c) Special warrants:

As at December 31, 2005, the Company had the following special warrants outstanding:

	Number	Amount

March 11, 2005	15,042,000	$6,351,402

Balance, March 31, 2005	15,042,000	6,351,402
May 26, 2005	5,000,000	2,150,060
September 2, 2005	3,619,500	1,714,900
Broker warrant costs	-	(656,186)
Conversion to common shares	(23,661,500)	(9,560,176)

Balance, December 31, 2005 (unaudited)	-	$-

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

On September 2, 2005, the Company closed the third tranche of the special warrant financing and issued 3,619,500 special warrants at a purchase price of $0.50 per special warrant.

Each special warrant was exercisable, without payment of additional consideration, into 1.20 common shares per warrant on October 3, 2005.

7. Shareholders' equity (continued):

(d) Stock options:

Under the Company's long-term incentive plan, the Board of Directors may, at its discretion, grant options to purchase common shares, which are exercisable over a period of a maximum of five years, to directors, officers, employees or consultants of the Company or its affiliates. All options have variable vesting periods ranging from two to three years from date of grant. Stock appreciation rights may also be granted. The maximum number of shares which may be issued under the program shall not exceed 10% of the issued and outstanding shares, subject to adjustments.

On January 19, 2005, the Subsidiary granted stock options which vested immediately to a certain director of the Company. On March 9, 2005, in connection with the securities exchange agreement (note 1), these stock options were exchanged to the Company under the same terms and agreements.

A summary of the changes in the outstanding stock options are as follows:

			Period from the date of
	Nine months ended		incorporation on April 6,
	December 31, 2005		2004 to March 31, 2005
		Weighted	Weighted
		average	average
	Number of	exercise	Number of	exercise
	options	price	options	price
	(Unaudited)

Balance, beginning of period	200,000	$0.25	-	$-
Granted	850,000	0.50	200,000	0.25

Balance, end of period	1,050,000	0.45	200,000	0.25

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

7. Shareholders' equity (continued):

As at December 31, 2005, the following options are exercisable to purchase common shares:

			Total	Number of
		Exercise	options	options
Grant date	Expiry date	price	granted	exercisable

January 19, 2005	January 19, 2008	$0.25	200,000	200,000
May 20, 2005	May 20, 2010	0.50	550,000	166,667
June 24, 2005	June 24, 2010	0.50	250,000	125,000
September 12, 2005	September 12, 2010	0.50	50,000	50,000

			1,050,000	541,667

Each option is exercisable for one common share of the Company. The fair value of the stock options was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Expected life for January 19, 2005 options	3 years
Expected life for May 20, 2005 and June 24, 2005 options	5 years
Expected life for September 12, 2005 options	2 years
Expected volatility	100%
Expected dividend yield	-
Risk-free interest rate	4.5%
Weighted average grant date fair value per share of options granted:
September 12, 2005	$0.271
May 20, 2005 and June 24, 2005	0.382
January 19, 2005	0.379

Subsequent to December 31, 2005, the Company granted the following stock options:

			Total
		Exercise	options
Grant date	Expiry date	price	granted

March 1, 2006	March 1, 2011	0.59	100,000
March 21, 2006	March 21, 2009	0.61	1,000,000
March 22, 2006	March 22, 2011	0.60	1,050,000
			2,150,000

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

8. Commitments and contingencies:

The Company has three lease agreements for commercial office space. The Company is committed to payments under operating leases for buildings through 2008 in the amount of approximately $40,685. Annual payments are: 2006 - $27,485; 2007 - $10,560; 2008 - $2,640.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

9. Related party balances and transactions:

(a) For the nine months ended December 31, 2005:

The Company paid consulting fees to directors and officers of the Company in the amount of $74,822. Included in accounts payable and accrued liabilities is an amount due to the directors of the Company of $9,583, which is unsecured and payable on demand.

(b) For the period from the date of incorporation on April 6, 2004 to March 31, 2005:

The Company paid consulting fees to directors and officers of the Company in the amount of $207,188. Also, the Company paid $19,548 for the relocation expenses of a director of the Company, which is included in general and administration costs.

The Company issued 717,500 common shares in exchange for marketable securities in the amount of $274,750 to certain directors and officers of the Company. Included in accounts payable and accrued liabilities is an amount due to the directors of the Company of $53,766, which is unsecured and payable on demand.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States:

These financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada:

Statements of operations:

		Period from
		incorporation
	Nine	on April 6,
	months ended	2004 to
	December 31,	December 31,
	2005	2004
	(Unaudited)

Loss for the period based on Canadian GAAP	$(1,839,030)	$(332,017)

Mineral interests prior to the establishment of proven and probable reserves (a)	(892,531)	(101,405)
Convertible notes (b)	(14,780)	-
Loss for the period based on United States GAAP	$(2,746,341)	$(433,422)

Loss per share - United States GAAP, basic and diluted	$(0.13)	$(0.07)

The impact of the United States GAAP differences discussed above on deficit is as follows:

	December 31,	March 31,
	2005	2005
	(Unaudited)

Deficit based on Canadian GAAP	$(2,809,006)	$(969,976)
Mineral interests prior to the establishment of proven and probable reserves (a)	(1,252,374)	(359,843)
Convertible notes (b)	(47,622)	(32,842)

Deficit based on United States GAAP	$(4,109,002)	$(1,362,661)

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

Statements of cash flows:

		Period from
		incorporation
	Nine	on April 6,
	months ended	2004 to
	December 31,	December 31,
	2005	2004
	(Unaudited)

Cash used in operating activities under Canadian GAAP	$(1,525,265)	$(175,867)
Mineral interests prior to the establishment of proven and probable reserves (a)	(892,531)	(101,405)
	$(2,417,796)	$(277,272)

Cash used in investing activities under Canadian GAAP	$(6,811,798)	$(200,063)
Mineral interests prior to the establishment of proven and probable reserves (a)	892,531	101,405
	$(5,919,267)	$(98,658)

Balance sheets:

	December 31,	March 31,
	2005	2005
	(Unaudited)

Mineral properties and deferred exploration costs:
Balance, in accordance with Canadian GAAP	$2,959,263	$672,197
Adjustment in accordance with United States GAAP	(1,252,374)	(359,843)
Balance, in accordance with United States GAAP	$1,706,889	$312,354

Convertible notes:
Balance, in accordance with Canadian GAAP	$-	$190,706
Adjustment in accordance with United States GAAP	-	(31,447)
Balance, in accordance with United States GAAP	$-	$159,259

Marketable securities:
Balance in accordance with Canadian GAAP	$4,344,642	$197,868
Adjustment in accordance with United States GAAP	8,176	7,132
Balance in accordance with United States GAAP	$4,352,818	$205,000

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

(a) Mineral properties and deferred exploration costs:

Under United States GAAP, acquisition costs associated with mining interest are classified according to the land tenure position and the existence of proven and probable reserves as defined under Industry Guide 7.

In accordance with EITF 04-2, the Company classified its mineral rights as tangible assets. These assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable.

Under United States GAAP, exploration expenditures relating to mining interests prior to the completion of a definitive feasibility study, which establishes proven and probable reserves must be expensed as incurred. Under Canadian GAAP these costs may be deferred.

(b) Convertible notes:

Under Canadian GAAP, convertible notes are bifurcated into the component parts based on the fair value of the debt and equity parts. During the period the convertible notes are outstanding, the debt component is accreted to its face value using the effective interest method.

Under United States GAAP, to the extent that there are detachable instruments or a beneficial conversion option provided within the convertible notes, the fair values of the instruments are to be bifurcated to their component parts. As a result, in accordance with EITF 00-27, the Company has allocated the fair value of the proceeds received between the convertible note and the common shares provided to the purchasers on a relative fair value basis and then allocated the intrinsic value of the embedded conversion option based on the effective conversion price of the conversion feature. As a result, the Company has allocated $50,000 of the proceeds to the common shares issued and has determined the intrinsic value of the beneficial conversion feature to be $72,222. The remaining proceeds of $77,778 were allocated to the convertible notes issued and the convertible notes were accreted to their face value using the effective interest method over the term of the convertible notes.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

(c) Comprehensive income:

Statement of Financial Accounting Standards No. 130 ("FAS 130") establishes standards under United States GAAP for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. FAS 130 require that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

FAS 130 requires companies to (i) classify items of other comprehensive income by their nature in a financial statement, and (ii) display the accumulated balance of other comprehensive income separately from capital stock, contributed surplus and retained earnings in the shareholders' equity section of the balance sheet.

The statements of comprehensive income would be presented as follows on a United States GAAP basis:

		Period from
		incorporation
	Nine	on April 6,
	months ended	2004 to
	December 31,	December 31,
	2005	2004
	(Unaudited)

Loss for the period based on
United States GAAP	$(2,746,341)	$(433,422)
Other comprehensive income:
Unrealized gains on investments	1,044	15,000

Comprehensive loss based on
United States GAAP	$(2,745,297)	$(418,422)

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

The accumulated other comprehensive income balances would be presented as follows on a United States GAAP basis:

	December 31,	March 31,
	2005	2005
	(Unaudited)

Accumulated other comprehensive income, beginning of period	$7,132	$-
Unrealized holding gains arising during the year	8,176	7,132
Realized holding gains	(7,132)	-
Accumulated other comprehensive income based on United States GAAP	$8,176	$7,132

(d) Impact of recent United States accounting pronouncements:

In March 2005, the Emerging Issues Committee issued EITF 04-3, Mining Assets - Impairment and Business Combinations, which states that an entity should include Value Beyond Proven and Probable Reserves and Resources ("VBPP") in the value allocated to mining assets in a purchase price allocation to the extent that a market participant would include VBPP in determining the fair value of the assets. EITF 04-3 also states that an entity should include the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets in a purchase price allocation in a manner that is consistent with the expectations of marketplace participants. In addition, EITF 04-3, states that an entity should include the cash flows associated with VBPP as well as the effects of anticipated fluctuations in the market price of minerals in estimates of future cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

In March 2005, the Emerging Issues Committee issued EITF 04-6, Accounting for Stripping Costs Incurred During the Production in the Mining Industry, which states that costs incurred during production from the removal of overburden and waste material should be considered variable production costs included in the costs of the inventory produced during the period that the stripping costs are incurred. Once production has commenced from a mine, production-related stripping costs will be accounted for as a cost of current production and, therefore, as a component of the cost of any inventory extracted from the mine and held at period end. The consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005. The Company is currently evaluating the possible impact of this pronouncement.

In November 2005, the FASB issued FASB Staff Position ("FSP") FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of as other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP FAS 115-1 and FAS 124-1, is applicable to reporting periods beginning after December 15, 2005. Management does not expect the adoption of this FSP to have a material effect on the Company's consolidated financial position and results of operations.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment, which provides interpretive guidance related to SFAS No. 123(R). SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant date fair value of the equity or liability instruments issued. SFAS No. 123(R) requires liability awards to be re-measured each reporting period and compensation costs to be recognized over the period that an employee provides service in exchange for the award. Management plans to adopt this Statement on the modified prospective basis beginning January 1, 2006, and does not expect adoption of this statement to have a material effect on the Company's consolidated financial position and results of operations. Subsequent to adoption of this Statement, share-based benefits will be valued at fair value using the Black-Scholes option pricing model for option grants and the grant date fair market value for stock awards. Compensation amounts so determined will be expensed over the applicable vesting period.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

In May 2005, the FASB issued FAS 154, Accounting Changes and Error Corrections, a replacement of APB Opinion 20 and FASB Statement 3. This Statement changes the requirements for the accounting for and reporting a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The Statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company's consolidated financial position and results of operations.

The FASB issued FAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement is effective for fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company's consolidated financial position and results of operations.

In November 2005, the FASB concluded that in their proposed Accounting for Uncertain Tax Positions, an Interpretation of FASB Statement No. 109, a benefit recognition model with a two-step approach would be used, with a more-likely-than-not recognition criterion and a best estimate measure attribute. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more-likely-than-not, based solely on the technical merits, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the appropriate amount of the benefit to recognize, which will be measured using the best estimate of the amount that will be sustained. The tax position should be derecognized when it is no longer more-likely-than-not of being sustained. In January 2006, the FASB concluded that the final interpretation will be effective as of the beginning of the first annual period beginning after December 31, 2005. The Company is currently evaluating the implications of this interpretation.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Interim Consolidated Financial Statements
(Expressed in U.S. dollars)

Nine Months ended December 31, 2005
(Unaudited)

10. Generally accepted accounting principles in Canada and the United States (continued):

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Statements No. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial assets. This Statement (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of fiscal years that begin after September 15, 2006. The Company is currently evaluating the implications of this Statement.

Report of Independent Registered Public Accounting Firm
Auditors’ Report to the Directors

We have audited the consolidated balance sheet of High Plains Uranium, Inc. (a Development Stage Entity) as at March 31, 2005 and the consolidated statements of operations and deficit and cash flows for the period from the date of incorporation on April 6, 2004 to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2005 and the results of its operations and its cash flows for the period then ended in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain respects from accounting principles generally accepted in the United Sates of America. Information relating to the nature and effect of such differences is presented in note 14 to the consolidated financial statements.

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
June 24, 2005, except
as to notes 13 and 14 which are
as of May 3, 2006

Comments by auditors for U.S. readers on Canada – U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the directors dated June 24, 2005, except as to notes 13 and 14 which are as of May 3, 2006, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

 /s/ KPMG LLP

Chartered Accountants

Toronto, Canada
June 24, 2005

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Consolidated Balance Sheet
(Expressed in U.S. dollars)

March 31,
2005

Assets
Current assets:
Cash and cash equivalents	$510,486
Cash in trust (note 9(c))	6,344,110
Marketable securities	197,868
Note receivable (note 3)	27,438
Prepaid expenses	17,100
7,097,002

Mineral properties and deferred exploration costs (note 4)	672,197

Deferred share issuance and financing costs (note 6)	157,146

Capital assets (note 7)	22,196
$7,948,541

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$477,056
Convertible notes (note 8)	190,706
667,762

Provision for reclamation liabilities (note 5)	160,000

Shareholders' equity:
Capital stock (note 9(a))	866,535
Stock options (note 9(d))	75,800
Warrants (note 9(b))	554,918
Special warrants (note 9(c))	6,351,402
Equity component of convertible notes (note 8)	24,600
Warrants to be issued	217,500
Deficit	(969,976)
7,120,779

Commitments and contingencies (note 10)
Subsequent events (note 13)
$7,948,541

See accompanying notes to consolidated financial statements.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Consolidated Statement of Operations and Deficit
(Expressed in U.S. dollars)

Period from
the date of
incorporation
on April 6,
2004 to
March 31,
2005

Expenses:
Consulting	$600,569
Travel and entertainment	89,395
Stock option compensation (note 9(d))	75,800
General and administration	56,348
Professional fees	54,674
Loss on sale of investments	17,347
Interest	36,074
Write-down of investments	22,047
Accretion of convertible notes (note 8)	15,306
Amortization	2,454

Loss from operations	(970,014)

Dividend income	38

Loss for the period	(969,976)

Deficit, beginning of period	-
Deficit, end of period	$(969,976)

Loss per share:
Basic and diluted	$(0.13)
Weighted average number of shares outstanding	7,548,497

See accompanying notes to consolidated financial statements.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Consolidated Statement of Cash Flows
(Expressed in U.S. dollars)

Period from
the date of
incorporation
on April 6,
2004 to
March 31,
2005

Cash provided by (used in):

Operating activities:
Loss for the period	$(969,976)
Items not involving cash:
Capital stock issued for services rendered	166,858
Amortization of deferred financing costs (note 8)	33,333
Amortization of capital assets	2,454
Accretion of convertible notes	15,306
Stock option compensation	75,800
Loss on sale of investments	17,347
Write-down of investments	22,047
Change in non-cash operating working capital	396,726
(240,105)
Financing activities:
Warrants to be issued	217,500
Deferred share issuance and financing costs	(140,479)
Cash in trust	(6,344,110)
Issuance of convertible notes	200,000
Proceeds from issuance of capital stock and special warrants	7,281,247
1,214,158

Investing activities:
Marketable securities	(78,251)
Proceeds on sale of investments	115,739
Purchase of capital assets	(24,650)
Note receivable	(27,438)
Expenditures on mineral properties	(448,967)
(463,567)
Increase in cash and cash equivalents	510,486
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$510,486

Supplementary disclosures relating to non-cash financing and investing activities:
Marketable securities acquired for common shares	$274,750
Capital stock issued on issuance of convertible notes	50,000
Provision for reclamation and unpaid amounts included in mineral properties and deferred exploration costs	223,230

See accompanying notes to consolidated financial statements.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

1. Nature of operations:

High Plains Uranium, Inc. (the "Company") was incorporated on February 8, 2005 in the Province of New Brunswick and on March 9, 2005 acquired High Plains Uranium, Inc. (Idaho) (the "Subsidiary") in a share-for-share exchange as part of a corporate reorganization of companies under common control. The Subsidiary was incorporated on April 6, 2004 in the State of Idaho and began operations in July 2004. The corporate reorganization of the Company and the Subsidiary has been accounted for using the continuity-of-interests method and, accordingly, the accounts of the consolidated companies prior to the corporate reorganization have been included in these consolidated financial statements at their historical amounts.

The Company is engaged in the acquisition, exploration and development of uranium properties using the in situ leach process. To date, the Company has not earned significant revenue and is considered to be in the development stage. The Company has currently leased properties in the United States of America in the states of Wyoming and Texas, but could explore further opportunities in the United States, Canada and other foreign countries. The ability of the Company to carry out its business plan rests with its ability to secure equity and other financing.

2. Significant accounting policies:

(a)  Basis of presentation:

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles. These accounting principles are consistent with accounting principles generally accepted in the United States in all material respects except as outlined in note 14.

These consolidated financial statements include the accounts of the Company and its Subsidiary. All significant intercompany accounts and transactions have been eliminated on consolidation.

(b)  Foreign currency translation:

The Company's transactions and integrated operations denominated in foreign currencies are translated into U.S. dollars as follows: monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date; non-monetary assets and liabilities are translated at rates prevailing at the respective transaction dates; revenue and expenses are translated at average rates prevailing during the period; and translation gains and losses for the period are reflected in the consolidated statement of operations and deficit.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

2. Significant accounting policies (continued):

(c)  Mineral properties:

The Company considers its exploration costs to have the characteristics of capital assets. As such, the Company defers all exploration costs, including acquisition costs, exploration and development costs relating to specific properties until those properties are brought into production, at which time, they will be amortized on a unit-of-production basis based on proven and probable reserves or until the properties are abandoned, sold or considered to be impaired in value, at which time, an appropriate charge will be made.

The recoverability of the amounts shown for mineral properties is dependent on the existence of economically recoverable reserves, the ability to obtain financing to complete the development of such reserves and meet its obligations under various agreements and the success of future operations or dispositions. The Company has not yet determined whether its resource properties contain economically recoverable reserves.

(d)  Asset retirement obligations:

The Company recognizes the fair value of future asset retirement obligations as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that results from the acquisition, construction, development and/or normal use of the assets. The Company concurrently recognizes a corresponding increase in the carrying amount of the related long-lived asset that is depreciated over the life of the asset. The fair value of the asset retirement obligations is estimated using the expected cash flow approach that reflects a range of possible outcomes discounted at a credit-adjusted risk-free interest rate. Subsequent to the initial measurement, the asset retirement obligations are adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Changes in the obligations due to the passage of time are recognized in income as an operating expense using the interest method. Changes in the obligations due to changes in estimated cash flows are recognized as an adjustment of the carrying amount of the long-lived assets that are depreciated over the remaining life of the asset.

(e)  Cash and cash equivalents:

Cash and short-term investments with a remaining maturity of three months or less at the time of purchase are classified as cash and cash equivalents.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

2. Significant accounting policies (continued):

(f)   Investments:

Investments in marketable securities are carried at the lower of cost and market value. The Company uses the average cost method to determine the gain or loss on investment securities held as available for sale based upon the accumulated cost basis of specific investment accounts. The market value of the marketable securities as at March 31, 2005 was $205,000.

(g)  Capital assets:

Capital assets are stated at cost. Amortization is provided using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	5 years
Truck	5 years

(h)  Income taxes:

The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases reduced by a valuation allowance to reflect the recoverability of any future income tax asset. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on the future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment or substantive enactment occurs.

(i)   Loss per share:

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the period. The treasury stock method is used to calculate diluted loss per share. Diluted loss per share is similar to basic loss per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding, assuming the convertible notes were converted and that options and warrants with an average market price for the period greater than their exercise price are exercised and the proceeds used to repurchase common shares.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

2. Significant accounting policies (continued):

The determination of weighted average number of common shares outstanding for the calculation of diluted loss per common share does not include the effect of outstanding options, warrants and convertible notes since they are anti-dilutive.

(j)   Stock-option compensation:

The Company records all stock-option payments using the fair value method at the date they are granted. Under the fair value method, stock-based payments are measured at the fair value of equity instruments determined using the Black-Scholes option pricing model and are amortized over the vesting period. The offset to the recorded cost is shareholders' equity.

(k)   Financial instruments:

The carrying values of cash and cash equivalents, cash in trust, marketable securities, note receivable, accounts payable and accrued liabilities and convertible notes approximate fair values due to the relatively short-term maturity of these financial instruments.

(l)   Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

(m)  Impairment of long-lived assets:

Long-lived assets, including capital assets and mineral properties and deferred exploration costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

3. Note receivable:

During the period ended March 31, 2005, Sundance Diamonds Corporation ("Sundance"), a related party, was provided with a note receivable in the amount of $27,438. A director of the Company is also a director of Sundance. The company is currently in the process of converting the loan into 143,830 shares of Sundance.

4. Mineral properties and deferred exploration costs:

The mineral properties are recorded at cost and are comprised as follows:

	Acquisition	Exploration
	costs	costs	Total

Swinney Switch - Texas (a)	$160,000	$-	$160,000
Allemand-Ross - Wyoming (b)	89,910	212,767	302,677
North Platte - Wyoming (c)	36,020	51,443	87,463
Le Bar Hall - Wyoming (d)	12,000	10,719	22,719
Ruby Ranch - Wyoming	14,424	13,118	27,542
Red Desert - Wyoming (e)	-	44,262	44,262
Gas Hills - Wyoming (f)	-	27,534	27,534

	$312,354	$359,843	$672,197

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005
4. Mineral properties and deferred exploration costs (continued):

(a) Swinney Switch - Live Oak County, Texas:

The Company entered into several uranium mining lease agreements for Swinney Switch with identical terms. The terms of the lease agreements are as follows:

(i)	the Company is responsible for annual rental payments in the amount of $10 per acre per year;

(ii)	the lease is for five years and can be extended so long thereafter as uranium is produced from the property;

(iii)	upon renewal, the annual rental for the next year becomes $50 per acre. Thereafter, it reverts to $10 per acre per year until the tenth year;

(iv)	upon production of uranium, the Company will pay royalties on a sliding scale according to the fair market value of yellowcake;

(v)	the Company is also responsible for annual surface damage payments of $70 per exploratory drill hole and $60 per well drill hole; and

(vi)	the Company has the right at any time (or after default) to release and surrender to the lessor all rights, title and interest of the leased premises or any part thereof without penalties.

(vii)
The Company does not have uranium or other mineral leases from all the mineral owners in respect of the property. The surface and mineral estates in these lands were severed prior to June 8, 1983 in instruments that do not specify who is the owner of these lands. Therefore ownership of uranium must be determined by factual determination depending mainly on whether in-situ mining of uranium, deposits below 200 feet from the surface would consume, deplete or destroy the surface. The outcome of the factual determinations described above may effect the Company’s ownership of uranium.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

4. Mineral properties and deferred exploration costs (continued):

(b)  Allemand-Ross - Converse County, Wyoming:

The Company signed several agreements relating to the Sand Draw property and the Bear Creek property. The terms of the lease agreements are as follows:

(i)	there is an initial term of five years, and each agreement can be renewed for three successive terms of five years each;

(ii)
the agreements can be renewed for a second term of five years by paying a bonus in the sum of $75 per acre of mineral lands; and a third term and fourth term of five years by paying a bonus in the sum of $100 per acre of mineral lands;

(iii)	the same renewal sums are payable if the agreements also relate to surface lands;

(iv)
the Ogalla Agreement relating to part of the Sand Draw property and the agreement relating to the Bear Creek property both continue after the expiry of the 20-year term, so long as mining, development, processing or reclamation is being conducted on land covered by such agreements continuously;

(v)	an immediate payment of $30 per acre was paid on execution of each agreement;

(vi)	upon production of uranium, the Company will pay royalties on a sliding scale according to the fair market value of yellowcake; and

(vii)
in addition to annual surface damage payment for lands under development, the Company must also make a series of damage payments for its activities, including developing the area, surveying, exploring and delineation drilling, and installing monitor wells, pipelines and power lines and roads utilized for surface land operations.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

4. Mineral properties and deferred exploration costs (continued):

(c)   North Platte - Converse County, Wyoming:

The Company signed a five-year option to purchase 13 uranium mining claims on October 30, 2004. The payment structure and terms of the option agreement are as follows:

(i)	$15,000 on or before October 30, 2005; $20,000 on or before October 30, 2006; $25,000 on or before October 30, 2007 and $30,000 on or before October 30, 2008;

(ii)	$650,000 purchase price for the claims purchased prior to October 30, 2006 or $750,000 if paid after this date;

(iii)	if the Company exercises its option to purchase the claims, the Company will then make 2.667% yellowcake royalty payments to the lessor payable every 30 days based on the selling price; and

(iv)	the Company will make annual maintenance payments in the amount of $125 per mining claim to the federal government.

The Company signed a 10-year surface use, exploration and development agreement on December 7, 2004. The terms are as follows:

(i)	a yearly rental of $4 per acre is paid by the Company;

(ii)	royalty payments of $0.50 per pound of contained yellowcake or 2.5% of the value of the product when sold, whichever is greater, will be paid to the surface owners on a quarterly basis; and

(iii)	the Company is responsible for annual damages caused by exploration and production in the amount of the greater of 150% of the value of land or $300 per acre.

In addition, the Company has staked 124 federal mining claims in this area as of March 31, 2005.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005
4. Mineral properties and deferred exploration costs (continued):

(d)  Le Bar Hall - Converse County, Wyoming:

On August 13, 2004, the Company signed a lease and purchase agreement for six mining claims. The payment structure of this agreement is as follows:

(i)	annual payments of $10,000 to be deferred until the third anniversary date and dependent on the spot price for yellowcake;

(ii)	at the third anniversary date, or if the spot price reaches $25 per pound, the accumulated deferred payments for the first three years of $30,000 shall be paid to the lessor;

(iii)	thereafter, the Company will pay $10,000 on each anniversary date;

(iv)	the Company has the right to purchase any of the claims for $150,000 each or all six claims for $500,000;

(v)	the Company is responsible for the maintenance fees payable annually to the federal government in the amount of $125 per mining claim; and

(vi)	the Company has the right at any time (or after default) to release and surrender to the lessor all rights, title and interest of the leased premises or any part thereof without penalties.

(e)   Red Desert - Sweetwater and Fremont Counties, Wyoming:

The Company holds nine claim groups in the Red Desert area totalling 658 claims. The yearly financial commitments are $125 per claim to hold the federal mining claims.

(f)   Gas Hills - Fremont County, Wyoming:

The Company holds two claim blocks in the Gas Hills area totalling 221 claims. The yearly financial commitments are $125 per claim to hold the federal mining claims.

5. Reclamation liabilities obligation:

A reclamation provision of $160,000 was recorded as an estimate of any potential future reclamation costs. The reclamation provision is an estimate and, therefore, the provision is subject to changes in regulatory requirements and other external factors.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

6. Deferred share issuance and financing costs:

Deferred share issuance costs represent costs incurred for the share issuance in connection with the proposed initial public offering (the "IPO") and consist of professional, agency and listing fees. Upon completion of the IPO, these costs will be offset against the proceeds raised.

7. Capital assets:

		Accumulated	Net book
	Cost	amortization	value

Office equipment	$4,158	$65	$4,093
Truck	20,492	2,389	18,103

	$24,650	$2,454	$22,196

8. Convertible notes:

On February 3, 2005, the Company issued convertible notes in the amount of $200,000. Included in the amount of convertible notes was $85,000 issued to certain directors and officers of the Company who participated. The convertible notes, which had a maturity of 90 days from issuance, bore interest at 8% per annum and were convertible into common shares of the Company at the option of the holder, at any time prior to their maturity, at a conversion price of $0.45 per common share or if they were converted at the maturity date, at a conversion price of $0.50 per common share. In addition to the interest to be paid on the loans, the holders of the convertible notes also received one-half of one common share for each dollar of principal amount of the notes provided. The value of the 100,000 common shares issued ($50,000 or $0.50 per common share), in consideration for the issuance of the convertible notes, has been reflected as common shares and deferred financing costs on the consolidated balance sheet. The deferred financing costs are being amortized over the original term of the convertible notes, with $33,333 being recorded in the consolidated statement of operations for the period ended March 31, 2005.

Upon issuance of the convertible notes, the net proceeds received were allocated between the liability and equity components of the convertible notes. The value of the equity component of $24,600 was determined using the Black-Scholes pricing model, with the difference allocated to the convertible notes. The difference between the face value of the convertible notes and the amount allocated for accounting purposes is accreted over the original term of the convertible notes. During the period ended March 31, 2005, the Company recorded accretion expense of $15,306, which is reflected in the consolidated statement of operations.

The convertible notes were repaid in full on April 18, 2005.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

9. Shareholders' equity:

(a)  Capital stock:

Authorized:
Unlimited Class A preferred shares
Unlimited Class B preferred shares
Unlimited common shares

Issued and outstanding:

	Number	Amount

Common shares issued in connection with:
Private placement	4,698,325	$846,957
Share subscription receivable	(200,000)	(50,000)
Services rendered	7,651,432	166,858
Issued in connection with the issuance of convertible notes (note 8)	100,000	50,000
Warrant valuation	-	(147,280)
	12,249,757	$866,535

On January 10, 2005, a third party subscribed for and received 200,000 common shares at a subscription price of $0.25 per common share. The proceeds from the third party were received on April 1, 2005.

(b) Warrants:

As at March 31, 2005, the Company had the following share purchase warrants outstanding:

		Weighted
		average
	Number of	price per
Grant date	warrants	share	Expiry

Share purchase warrants:
September 13, 2004	3,030,000	$0.25	September 13, 2009
February 1, 2005	100,000	0.50	February 1, 2010
Broker warrants	1,504,200	0.50	March 11, 2007
	4,634,200	0.34

Each share purchase warrant is exercisable for one common share of the Company. The fair value of the share purchase warrants of $147,280 was determined using on the Black-Scholes option pricing

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

9. Shareholders' equity (continued):

model using the following assumptions: risk-free rate of return of 4.5%, volatility of 100%, term of 4.5 years and no dividends.

The Company issued broker warrants to the agents related to the private placements of the special warrants (note 9(c)). Each broker warrant entitles the agent to acquire a compensation warrant for no additional consideration at any time prior to the expiry date. Each compensation warrant entitles the agent on exercise to purchase common shares and shall be deemed exercised into 1.20 common shares upon completion of the Company’s initial public offering. at a price of $0.50 per common share prior to the expiry date. The fair value of the broker warrants of $407,638 (March 11, 2005) was determined using on the Black-Scholes option pricing model using the following assumptions: risk-free rate of return of 4.5%, volatility of 100%, term of 4.5 years and no dividends.

On March 9, 2005, in connection with the share-for-share exchange agreement (note 1), the share purchase warrants that were originally granted by the Subsidiary were exchanged to the Company under the same terms and agreements.

(c) Special warrants:

As of March 31, 2005, the Company has the following special warrants outstanding, each of which is exercisable into one common share and shall be deemed exercisable into 1.20 common shares if the Company’s IPO is not completed by September 1, 2005, without payment of any additional consideration.

Grant date	Number	Amount

March 11, 2005	15,042,000	$6,351,402
	15,042,000	$6,351,402

As at March 31, 2005, $6,344,110 was held in trust with the agent's legal counsel relating to the special warrant offering which closed on March 11, 2005. On April 14, 2005, the amount held in trust was received by the Company.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

9. Shareholders' equity (continued):

(d) Stock options:

Under the Company's long-term incentive plan, the Board of Directors may, at its discretion, grant options to purchase common shares, which are exercisable over a period of a maximum of five years, to directors, officers, employees or consultants of the Company or its affiliates. All options have variable vesting periods ranging from two to three years from date of grant. Stock appreciation rights may also be granted. The maximum number of shares which may be issued under the program shall not exceed 10% of the issued and outstanding shares, subject to adjustments.

On January 19, 2005, the Subsidiary granted stocks which vested immediately to a certain director of the Company. On March 9, 2005, in connection with the securities exchange agreement (note 1), these stock options were exchanged to the Company under the same terms and agreements.

A summary of the changes in the outstanding stock options is as follows:

	Period from the date of
	incorporation on April 6,
	2004 to March 31, 2005
		Weighted
		average
	Number of	exercise
	options	share

Granted	200,000	0.25
Balance, end of period	200,000	0.25

As at March 31, 2005, the following options are exercisable to purchase common shares:

		Exercise
Grant date	Expiry date	price	Shares

January 19, 2005	January 19, 2008	$0.25	200,000

			200,000

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

9. Shareholders' equity (continued):

Each option is exercisable for one common share of the Company. The fair value of the stock options granted for the period ended March 31, 2005 of $75,800 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Expected life for January 19, 2005 options	3 years
Expected volatility	100%
Expected dividend yield	-
Risk-free interest rate	4.5%
Weighted average grant date fair value per share of options granted	$0.14

10. Commitments and contingencies:

The Company has a lease agreement for commercial office space. The lease term is for one year commencing on January 1, 2005 and terminating on December 31, 2005. The Company shall be entitled to renew the lease for an additional two-year term provided the Company gives the landlord written notice at least 90 days prior to December 31, 2005. The amount of the monthly lease payment is $1,500.

11. Related party balances and transactions:

The Company paid consulting fees to directors and officers of the Company in the amount of $207,188.

Also, the Company paid $19,548 for moving expenses of a director of the Company who moved from Salt Lake City to Wyoming.

The Company issued 717,500 common shares in exchange for marketable securities in the amount of $274,750 to certain directors and officers of the Company. Included in accounts payable and accrued liabilities is an amount due to the directors of the Company of $53,766, which is unsecured and payable on demand.

The transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

12. Income taxes:

Income tax expense (recovery) for the period ended March 31, 2005, differs from the amount that would be computed by applying the combined federal and provincial statutory income tax rate of 36% to earnings before income taxes. The reasons for the difference are as follows:

Expected income tax recovery	$(349,000)
Non-deductible stock option expense	27,000
Valuation allowance	322,000

$-

The tax effects of temporary differences that give rise to significant portions of the future tax assets as at March 31, 2005, are as follows:

Future tax assets:
Loss carryforwards	$264,000
Share issue costs	34,000
Other	24,000
322,000

Valuation allowance	(322,000)

Net future tax asset	$-

As at March 31, 2005, the Company has non-capital loss carryforwards for Canadian income tax purposes of approximately $33,000 available to reduce taxable income. These losses expire in 2015. The Company's subsidiary has net operating losses for United States income tax purposes of approximately $725,000 available to reduce taxable income. These losses expire in 2025. No portion of the benefit of the above losses has been recognized in the consolidated financial statements.

13. Subsequent events:

(a) Special warrant financing:

On May, 2005, the Company closed the second tranche of the special warrant financing and issued 5,000,000 special warrants at a purchase price of $0.50 per special warrant. Concurrent with that closing, the Company issued 483,000 broker warrants to the agent of the special warrant offering. Each broker

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

13. Subsequent events (continued):

warrant entitles the agent to acquire a compensation warrant for no additional consideration at any time prior to expiry date. Each compensation warrant entitles the agent to purchase at any time prior to May 26, 2007 one common share at a purchase price of $0.50.

On September 2, 2005, the Company closed the third tranche of the special warrant financing and issued 3,619,500 special warrants at a purchase price of $0.50 per special warrant. Concurrent with that closing, the Company issued 350,000 broker warrants to the agent of the special warrant offering. Each broker warrant entitles the agent to acquire a compensation warrant for no additional consideration at any time prior to expiry date. Each compensation warrant entitles the agent to purchase at any time prior to September 1, 2007 one common share at a purchase price of $0.50.

(b)  Service warrants:

The Company issued broker warrants to the agents related to the private placements of special warrants. Since the IPO had not closed by September 7, 2005, the broker warrants were subject to a 20% penalty. The 20% penalty on the broker warrants issued on March 11, May 26, September 1, 2005 and September 1, 2005 amounted to 467,440 warrants (2,338,400 broker warrants prior to the 20% penalty).

On December 15, 2005, as part of the IPO, the Company also granted 1,250,000 warrants to the agent. Each warrant entitles the agent to purchase, until December 15, 2007, one common share at a purchase price of $1.00.

(c)   Special warrants converted to capital stock:

On October 3, 2005, all 28,393,800 special warrants were converted into capital stock.

(d)   Initial public offering:

On November 28, 2005, the Company entered into an agency agreement (the "Agency Agreement") with Research Capital Corporation for the IPO of Units, each consisting of one common share and one-half of one common share purchase warrant, of the Company. In accordance with the Agency Agreement, the Company issued, pursuant to the IPO, 5,000,000 Units at a price of $1.00 Cnd. Each whole common share purchase warrant will entitle the holder to purchase one common share at a price of $1.50 at any time prior to twelve months from the closing date of the prospectus. The agent was paid, at the time of closing of the IPO, a commission equal to 7% of the gross proceeds of the IPO.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

13. Subsequent events (continued):

On December 15, 2005, as part of the IPO, the Company also granted 2,500,000 warrants to the purchasers of the IPO. Each warrant entitles the holder to purchase, until December 15, 2006, one common share at a purchase price of Cdn. $1.50.

(e)   Options:

The Company granted the following stock options after year end,
			Total
		Exercise	options
Grant date	Expiry date	price	granted

May 20, 2005	May 20, 2010	0.50	550,000
June 24, 2005	June 24, 2010	0.50	250,000
September 12, 2005	September 12, 2010	0.50	50,000
March 1, 2006	March 1, 2011	0.59	100,000
March 21, 2006	March 21, 2009	0.61	1,000,000
March 22, 2006	March 22, 2011	0.60	1,050,000
			3,000,000

 (f)   In May, 2006, The Company filed a registration Statement with the United States Securities and Exchange Commission (“SEC”) to register certain of its outstanding  common Shares to enable those securities to become freely tradable in the United States.

14. Generally accepted accounting principles in Canada and the United States:

These financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada. In the following respects, GAAP as applied in the United States differs from that applied in Canada.

Statement of operations:

Period from the date of incorporation on April 6, 2004 to March 31, 2005

Loss for the period based on Canadian GAAP	$(969,976)
Mineral interests prior to the establishment of proven and probable reserves (a)	(359,843)
Convertible notes (b)	(32,842)
$(1,362,661)

Loss per share - United States GAAP, basic and diluted	$(0.18)

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

14. Generally accepted accounting principles in Canada and the United States (continued):

The impact of the United States GAAP differences discussed above on deficit is as follows:

March 31,
2005

Deficit based on Canadian GAAP	$(969,976)

Mineral interests prior to the establishment of proven and probable reserves (a)	(359,843)
Convertible notes (b)	(32,842)
Deficit based on United States GAAP	$(1,362,661)

      Statement of cash flow:
Period from the date of incorporation on April 6, 2004 to March 31, 2005

Cash used in operating activities under Canadian GAAP	$(240,105)
Mineral interests prior to the establishment of proven and probable reserves (a)	(359,843)
Cash used in operating activities under United States GAAP	$(599,948)

Cash used in investing activities under Canadian GAAP	$(463,567)
Mineral interests prior to the establishment of proven and probable reserves (a)	359,843
Cash used in investing activities under United States GAAP	$(103,724)

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

14. Generally accepted accounting principles in Canada and the United States (continued):

Balance sheet:

March 31,
2005

Mineral properties and deferred exploration costs:
Balance, in accordance with Canadian GAAP	$672,197
Adjustment in accordance with United States GAAP	(359,843)
Balance, in accordance with United States GAAP	$312,354

Convertible notes:
Balance, in accordance with Canadian GAAP	$190,706
Adjustment in accordance with United States GAAP	(31,447)
Balance, in accordance with United States GAAP	$159,259

Marketable securities:
Balance, in accordance with Canadian GAAP	$197,868
Adjustment in accordance with United States GAAP	7,132
Balance, in accordance with United States GAAP	$205,000

(a)   Mineral properties and deferred exploration costs:

Under United States GAAP, acquisition costs associated with mining interest are classified according to the land tenure position and the existence of proven and probable reserves as defined under Industry Guide 7.

In accordance with EITF 04-02, the Company classified its mineral rights as tangible assets. These assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable.

Under United States GAAP, exploration expenditures relating to mining interests prior to the completion of a definitive feasibility study, which establishes proven and probable reserves must be expensed as incurred. Under Canadian GAAP these costs may be deferred.

(b)  Convertible notes:

Under Canadian GAAP, convertible notes are bifurcated into the component parts based on the fair value of the debt and equity parts. During the period the convertible notes are outstanding, the debt component is accreted to its face value using the effective interest method.

Under United States GAAP, to the extent that there are detachable instruments or a beneficial conversion option provided within the convertible notes, the fair values of the instruments are to be bifurcated to their component parts. As a result, in accordance with EITF 00-27, the Company has allocated the fair value of the proceeds received between the convertible note and the common shares provided to the purchasers on a relative fair value basis and then allocated the intrinsic value of the embedded conversion option based on the effective conversion price of the conversion feature. As a result, the Company has allocated $50,000 of the proceeds to the common shares issued

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

14. Generally accepted accounting principles in Canada and the United States (continued):

and has determined the intrinsic value of the beneficial conversion feature to be $72,222. The remaining proceeds are accreted to their face value using the effective interest method over the term of the convertible notes.

(c)   Statement of comprehensive income:

Statement of Financial Accounting Standards No. 130 ("FAS 130") establishes standards under United States GAAP for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. FAS 130 require that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

FAS 130 requires companies to (i) classify items of other comprehensive income by their nature in a financial statement, and (ii) display the accumulated balance of other comprehensive income separately from capital stock, contributed surplus and retained earnings in the shareholders' equity section of the balance sheet.

The statement of comprehensive income would be presented as follows on a United States GAAP basis:

Period from the date of incorporation on April 6, 2004 to March 31, 2005

Loss for the period based on United States GAAP	$(1,362,661)
Other comprehensive income:
Unrealized gains on investments	7,132
Comprehensive loss based on United States GAAP	$(1,355,529)

The accumulated other comprehensive income balances would be presented as follows on a United States GAAP basis:

March 31,
2005

Unrealized holding gains arising during the period	$7,132

Accumulated other comprehensive income in accordance with United States GAAP	$7,132

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

14. Generally accepted accounting principles in Canada and the United States (continued):

(d)  Impact of recent United States accounting pronouncements:

In March 2005, the Emerging Issues Committee issued EITF 04-3, Mining Assets - Impairment and Business Combinations, which states that an entity should include Value Beyond Proven and Probable Reserves and Resources ("VBPP") in the value allocated to mining assets in a purchase price allocation to the extent that a market participant would include VBPP in determining the fair value of the assets. EITF 04-3 also states that an entity should include the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets in a purchase price allocation in a manner that is consistent with the expectations of marketplace participants. In addition, EITF 04-3, states that an entity should include the cash flows associated with VBPP as well as the effects of anticipated fluctuations in the market price of minerals in estimates of future cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired.

In March 2005, the Emerging Issues Committee issued EITF 04-6, Accounting for Stripping Costs Incurred During the Production in the Mining Industry, which states that costs incurred during production from the removal of overburden and waste material should be considered variable production costs included in the costs of the inventory produced during the period that the stripping costs are incurred. Once production has commenced from a mine, production-related stripping costs will be accounted for as a cost of current production and, therefore, as a component of the cost of any inventory extracted from the mine and held at period end. The consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005. The Company is currently evaluating the possible impact of this pronouncement.

In November 2005, the FASB issued FASB Staff Position ("FSP") FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP addresses the

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

14. Generally accepted accounting principles in Canada and the United States (continued):

determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of as other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in FSP FAS 115-1 and FAS 124-1, is applicable to reporting periods beginning after December 15, 2005. Management does not expect the adoption of this FSP to have a material effect on the Company's consolidated financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, Share-Based Payment, which provides interpretive guidance related to SFAS No. 123(R). SFAS No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant date fair value of the equity or liability instruments issued. SFAS No. 123(R) requires liability awards to be re-measured each reporting period and compensation costs to be recognized over the period that an employee provides service in exchange for the award. Management plans to adopt this Statement on the modified prospective basis beginning January 1, 2006, and does not expect adoption of this statement to have a material effect on the Company's consolidated financial position and results of operations. Subsequent to adoption of this Statement, share-based benefits will be valued at fair value using the Black-Scholes option pricing model for option grants and the grant date fair market value for stock awards. Compensation amounts so determined will be expensed over the applicable vesting period.

In May 2005, the FASB issued FAS 154, Accounting Changes and Error Corrections, a replacement of APB Opinion 20 and FASB Statement 3. This Statement changes the requirements for the accounting for and reporting a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The Statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company's consolidated financial position and results of operations.

The FASB issued FAS 153, Exchanges of Non-monetary Assets, an Amendment of APB Opinion 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement is effective for fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company's consolidated financial position and results of operations.

HIGH PLAINS URANIUM, INC.
(A DEVELOPMENT STAGE ENTITY)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Period from the date of incorporation on April 6, 2004 to March 31, 2005

14. Generally accepted accounting principles in Canada and the United States (continued):

In November 2005, the FASB concluded that in their proposed Accounting for Uncertain Tax Positions, an Interpretation of FASB Statement No. 109, a benefit recognition model with a two-step approach would be used, with a more-likely-than-not recognition criterion and a best estimate measure attribute. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more-likely-than-not, based solely on the technical merits, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the appropriate amount of the benefit to recognize, which will be measured using the best estimate of the amount that will be sustained. The tax position should be derecognized when it is no longer more-likely-than-not of being sustained. In January 2006, the FASB concluded that the final interpretation will be effective as of the beginning of the first annual period beginning after December 31, 2005. The Company is currently evaluating the implications of this interpretation.

In February 2006, the FASB issued FAS 155, Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Statements No. 133 and 140. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial assets. This Statement (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of fiscal years that begin after September 15, 2006. The Company is currently evaluating the implications of this Statement.

44,078,557 Common Shares

HIGH PLAINS URANIUM, INC.

____________

Prospectus

___________

_____, 2006

PART II

Information not required in Prospectus

Item 6. Indemnification of directors and officers

Section 81 of the New Brunswick Business Corporation Act (“NBBCA”), which governs the Registrant, provides that, except in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Registrant may with the approval of the Court of Queen’s Bench of New Brunswick (the “Court”) indemnify a person referred to above in respect of an action by or on behalf of the Registrant or a body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Registrant or a body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, a person referred to above is entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or a body corporate if he was substantially successful on the merits in his defense of the action or proceeding, he fulfills the conditions set out in (a) and (b) above and is fairly and reasonably entitled to indemnification. The Registrant or a person referred to above may apply to the Court for an order approving an indemnity provided under Section 81 of the NBBCA and the Court may so order and make any further order it thinks fit. On such an application, the Court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel. A By-law of the Registrant provides that the Registrant shall indemnify such persons to the extent permitted by the NBBCA or otherwise by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Recent sales of unregistered securities

The following table sets forth the details of all issuances or sales of unregistered securities by High Plains since the date of incorporation.

Date of Issuance or Sale	Description of Transaction	Type/Aggregate Number of Securities Issued	Price per Security	Aggregate Consideration
February 8, 2005	Incorporation (1)	1 Common Share	US$1.00	-
March 9, 2005	Securities Exchange(2)	12,449,756 Common Shares 3,030,000 Warrants 200,000 Options $200,000 Principal Amount Convertible Notes	-	-
March 11, May 26 and September 2, 2005	Private Placement(3)	23,661,500 Special Warrants 2,804,640 Warrants	U.S.$0.50	U.S.$11,830,750
October 3, 2005	Deemed Exercise of Special Warrants(4)	28,393,800 Common Shares	-	-
December 16, 2005	Canadian Initial Public Offering and U.S. Private Placement(5)	5,000,000 Common Shares 2,500,000 Warrants	Cdn$1.00 per Unit	Cdn$5,000,000

Notes:

(1) On February 8, 2005, one Common Share was issued to HPU Idaho in consideration for $1.00. We relied upon the exemption from registration available under Section 4(2) of the Securities Act for the issuance of the common share, because such issuance did not involve a public offering of securities.

(2) On March 9, 2005, the holders of all of the HPU Idaho Securities exchanged the HPU Idaho Securities for Common Shares, warrants, options and convertible notes (the “Exchange Securities”) issued by High Plains pursuant to a exchange transaction (the “Securities Exchange”). A total of 36 shareholders, 6 warrantholders, 1 optionholder and 5 convertible noteholders were involved in the Securities Exchange. Upon completion of the Securities Exchange, HPU Idaho became a wholly-owned subsidiary of High Plains. No cash proceeds were realized by us upon issue of the Common Shares. We relied upon the exemption from registration available under Section 4(2) of the Securities Act for the issuance of the Exchange Securities, because the Securities Exchange did not involve a public offering of securities.

(3) Pursuant to an agency agreement (the Special Warrant Agency Agreement”) dated March 11, 2005 between us and Research Capital Corporation, we completed a private placement of a total of 23,661,500 of our special warrants (each a “Special Warrant”) in three closings, which occurred on March 11, 2005, May 26, 2005 and September 2, 2005 (collectively, the “Private Placement”), resulting in gross proceeds to us of $11,830,750. Each Special Warrant was exercisable for a Common Share for no additional consideration and was deemed exercised for 1.2 Common Shares upon completion of the IPO. Concurrently with the closings of the Private Placement, we issued a total of 2,337,220 common share purchase warrants (the “Agent’s Warrants”) to Research Capital Corporation related to the Private Placement. An additional 20% of the total number of Agent’s Warrants (467,420) were issued to Research Capital Corporation since the IPO had not closed by September 1, 2005. Each Agent’s Warrant is exercisable for one Common Share at an exercise price of $0.50 per share until September 2, 2007. A total of 19 persons located in the United States who purchased an aggregate of 851,520 Special Warrants participated in the Private Placement, and a total of 50 persons located outside the United States who purchased an aggregate of 22,809,980 Special Warrants participated in the Private Placement. The Special Warrants were issued outside the United States in reliance upon the exclusion from registration available under Regulation S promulgated under the Securities Act. The Special Warrants were issued in the United States to “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, in reliance upon the exemption from registration available under Rule 506 of Regulation D promulgated under the Securities Act.

(4) No additional proceeds were received upon the deemed exercise of the Special Warrants, and no commission or other remuneration was paid related to the deemed exercise of the Special Warrants. We issued the Common Shares underlying the Special Warrants in reliance upon the exemption from registration available under Section 3(a)(9) of the Securities Act.

(5) On December 16, 2005, we completed our Canadian initial public offering of 5,000,000 units (the “Units”) resulting in gross proceeds to us of Cdn$5,000,000. Each unit consisted of one Common Share and one half of one common share purchase warrant. Each whole common share purchase warrant is exercisable for one Common Share at an exercise price of $1.50 per Common Share until December 16, 2006. Pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) between us and Research Capital Corporation, we paid a cash commission equal to 7% of the offering proceeds or $350,000. A total of 9 persons located in the United States who purchased an aggregate of 1,340,160 Units participated in the offering, and a total of 1 person located outside the United States who purchased an aggregate of 3,659,840 Units participated in the offering. The Common Shares and common share purchase warrants were issued outside the United States in reliance upon the exclusion from registration available under Regulation S promulgated under the Securities Act. The Common Shares and the common share purchase warrants were issued in the United States to “accredited investors,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, in reliance upon the exemption from registration available under Rule 506 of Regulation D promulgated under the Securities Act.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation of High Plains Uranium, Inc., as amended, dated March 10, 2005
3.2	By-laws of High Plains Uranium, Inc.
4.1	Specimen Stock Certificate
5.1	Opinion of Stewart McKelvey Stirling Scales
10.1	In-situ solution mining lease dated as of February 14, 2005.
10.2	Amended and Restated Special Warrant Indenture dated as of September 23, 2005.
10.3	Surface Use and Damage Agreement made and entered into May 17, 2005.
10.4	Uranium and Mineral Lease and Surface and Damage Agreement made and entered into March 15, 2005.
10.5	Uranium and Mineral Lease and Surface and Damage Agreement made and entered into July 11, 2005.
21.1	Subsidiaries of High Plains Uranium, Inc.
23.1	Consent of KPMG LLP
23.2	Consent of Troutman Sanders LLP
23.3	Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.1)
23.4	Consent of Micon International Limited.
24.1	Powers of Attorney (included on the signature page to this registration statement on Form F-1)
99.1	High Plains Uranium, Inc. Technical Report on the Allemand Ross, Wyoming, and Swinney Switch, Texas, Uranium Projects, dated September 2, 2005 prepared by Micon International Limited.

(b) Financial Statement Schedules

None.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 C.F.R. 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the Prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the Prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (17 C.F.R. 239.33), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 17 C.F.R. 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cheyenne, Wyoming on May 3, 2006.

HIGH PLAINS URANIUM, INC.
By:	/s/ Thomas H. Parker
Thomas H. Parker Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Thomas Parker and John Ryan, his or her attorney-in-fact and agent, with the full power of substitution and resubstitution, for them in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas H. Parker Thomas H. Parker	Chief Executive Officer and Director	May 3, 2006
/s/ Bobby Cooper Bobby Cooper	Chairman of the Board	May 3, 2006
/s/ John Ryan John Ryan	Chief Financial Officer and Secretary	May 3, 2006
/s/ Kurt Hoffman Kurt Hoffman	Director	May 3, 2006
/s/ Howard Crosby Howard Crosby	Director	May 3, 2006
/s/ Ishiung Wu Ishiung Wu	Director	May 3, 2006
/s/ James A. Knox James A. Knox	Director	May 3, 2006
/s/ Phillip S. Martin Phillip S. Martin	Director	May 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of High Plains Uranium, Inc., as amended, dated March 10, 2005
3.2	By-laws of High Plains Uranium, Inc.
4.1	Specimen Stock Certificate
5.1	Opinion of Stewart McKelvey Stirling Scales
10.1	In-Situ Solution Mining Lease dated as of February 14, 2005.
10.2	Amended and Restated Special Warrant Indenture dated as of September 23, 2005.
10.3	Surface Use and Damage Agreement made and entered into May 17, 2005.
10.4	Uranium and Mineral Lease and Surface and Damage Agreement made and entered into March 15, 2005.
10.5	Uranium and Mineral Lease and Surface and Damage Agreement made and entered into July 11, 2005.
21.1	Subsidiaries of High Plains Uranium, Inc.
23.1	Consent of KPMG LLP
23.2	Consent of Troutman Sanders LLP
23.3	Consent of Stewart McKelvey Stirling Scales (included in Exhibit 5.1)
23.4	Consent of Micon International Limited.
24.1	Powers of Attorney (included on the signature page to this registration statement on Form F-1)
99.1	High Plains Uranium, Inc. Technical Report on the Allemand Ross, Wyoming, and Swinney Switch, Texas, Uranium Projects, dated September 2, 2005 prepared by Micon International Limited.